     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 2000


                                                      REGISTRATION NO. 333-32346
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                               AMENDMENT NO. 4 TO


                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                                  I-MANY, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                        7389                      01-0524931
 (State or other jurisdiction        (Primary Standard            (I.R.S. Employer
              of                        Industrial             Identification Number)
incorporation or organization)  Classification Code Number)

                              537 CONGRESS STREET
                                  5(TH) FLOOR
                           PORTLAND, MAINE 04101-3353
                                 (207) 774-3244

   (Address Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                A. LEIGH POWELL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  I-MANY, INC.
                              537 CONGRESS STREET
                                  5(TH) FLOOR
                           PORTLAND, MAINE 04101-3353
                                 (207) 774-3244

(Name, Address Including Zip Code and Telephone Number, Including Area Code, of
                               Agent for Service)
                           --------------------------

                                   COPIES TO:

          JEFFREY A. STEIN, ESQ.                          GORDON H. HAYES, JR., ESQ.
             HALE AND DORR LLP                          TESTA, HURWITZ & THIBEAULT, LLP
              60 STATE STREET                                   125 HIGH STREET
             BOSTON, MA 02109                                  BOSTON, MA 02110
         TELEPHONE: (617) 526-6000                         TELEPHONE: (617) 248-7000
         TELECOPY: (617) 526-5000                          TELECOPY: (617) 248-7100

                           --------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED JULY 11, 2000.


                                     [LOGO]

                                7,500,000 SHARES

                                  COMMON STOCK

    I-many, Inc. is offering 7,500,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "IMNY." We anticipate that the initial public offering price will be between $9.00 and $11.00 per share.

                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                            ------------------------

                                                              PER SHARE            TOTAL
                                                              ---------         ------------
Public Offering Price.......................................   $                $
Underwriting Discounts and Commissions......................   $                $
Proceeds to I-many..........................................   $                $

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO

THE CONTRARY IS A CRIMINAL OFFENSE.

    We have granted the underwriters a 30-day option to purchase up to an additional 1,125,000 shares of common stock to cover over-allotments.

                            ------------------------

ROBERTSON STEPHENS
                         J.P.MORGAN & CO.
                                                                        SG COWEN

               THE DATE OF THIS PROSPECTUS IS             , 2000.

                           [Inside Front Cover Art]


The I-many logo is on top of the inside front cover page, underneath which is a depiction of a pull-down tab from a computer screen with the words "Powering Contract Commerce." Below that tab is a graphic of I-many's services to customers, depicted as three adjoining spheres labeled "Make.", "Maximize.", "Manage." These three spheres are in a shaded area which is denoted as "I-many." A fourth sphere--"Order"--which is connected to the "Maximize" and "Manage" spheres, is outside the shaded area. Below this graphic are images of I-many's website page for Sellers and for Buyers. At the bottom of the page are the words "Make. Manage. Maximize. Your Contractual Relationships."

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "I-MANY," "WE," "US" AND "OUR" REFER TO I-MANY, INC., A DELAWARE CORPORATION.

    UNTIL       , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................       1
Risk Factors................................................       5
Cautionary Note Regarding Forward-Looking Statements........      10
Use of Proceeds.............................................      11
Dividend Policy.............................................      11
Capitalization..............................................      12
Dilution....................................................      13
Selected Financial Data.....................................      14
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................      15
Business....................................................      27
Management..................................................      40
Certain Transactions........................................      50
Principal Stockholders......................................      52
Description of Capital Stock................................      54
Shares Eligible for Future Sale.............................      56
Plan of Distribution........................................      58
Legal Matters...............................................      60
Experts.....................................................      60
Where You Can Find More Information.........................      60
Index to Financial Statements...............................     F-1

                            ------------------------

    We own or have rights to tradenames and trademarks that we use in connection with the sale of our products and services. We own the U.S. registered trademark CARS-Registered Trademark-, which is an acronym for our Contract Administration and Reporting System. "CARS/Medicaid," "CARS/Analytics," "I-many.com" and "I-many" are also our trademarks. All other trademarks and service marks referenced in this prospectus are the property of their respective owners.

                                    SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION IN THIS PROSPECTUS, INCLUDING THE RISK FACTORS REGARDING I-MANY AND THE COMMON STOCK BEING SOLD IN THIS OFFERING.

                                     I-MANY

    We provide software and Internet-based solutions and related professional services that allow our clients to negotiate and manage complex contract purchasing arrangements which facilitate business-to-business e-commerce. Our proprietary applications are designed to enable our clients to:

    - negotiate and structure purchase contracts and special promotions, such as rebates and chargebacks, which are based on purchase volumes and on increases in manufacturers' market share;

    - track the achievement of goals under these contracts, establish amounts to be paid under rebate and chargeback programs and resolve associated disputes; and

    - evaluate contracts' effect upon profitability and market share and the effectiveness of special promotions.

    We sell our products principally to parties involved in the purchase, sale and distribution of healthcare supplies and pharmaceutical products, including manufacturers, purchasers, group purchasing organizations, or GPOs, and distributors.

    Recently, we have also sold our products to two manufacturers in other vertical industries, including The Procter & Gamble Company, with whom we entered into a strategic relationship in May 2000. Procter & Gamble has designated us as their exclusive provider of purchase contract management software for their commercial products group, which includes food service, office coffee service, vending and janitorial/sanitation products. Procter & Gamble has agreed to promote our products to other participants in the commercial products market and to assist us in licensing our Internet technology to operators of websites that facilitate the purchase and sale of commercial products. As part of our agreement with Procter & Gamble, we granted them warrants to purchase our stock.

    Business-to-business e-commerce is growing rapidly and, we believe, is increasingly characterized by the use of complex purchasing contracts. Moreover, the market for healthcare products--our principal market presently--is large and growing. According to the Health Care Financing Administration, total healthcare spending in the United States is expected to grow from approximately
$1.3 trillion in 2000 to approximately $2.2 trillion in 2008. The Health Industry Group Purchasing Association, a trade association comprised of group purchasing organizations has estimated that as much as $128 billion, or 72%, of hospitals' medical equipment, supplies and pharmaceutical purchases are channeled through group purchasing organizations. Group purchasing organizations are organizations that aggregate the demand of their members, which include hospitals and large physician groups, in order to negotiate with manufacturers to obtain favorable product pricing. The pricing terms negotiated by group purchasing organizations are typically contained in complex purchase contracts which are designed to meet the varied goals of manufacturers and purchasers. In addition, other healthcare industry participants, such as managed care organizations, government payors and wholesale distributors, employ complex contracts for the purchase of their medical equipment, supplies and pharmaceuticals.

    The task of administering complex purchase contracts is currently highly labor intensive, costly and often yields unreliable results. Information about the quantities of products purchased, which is required to determine a purchaser's eligibility for volume discounts, is often entered manually into legacy software systems. These legacy systems frequently lack the functionality, flexibility, ease of modification, and interoperability with diverse data formats required to address the wide variety of contracts. In addition, existing systems often have difficulties in accommodating substantial increases in the number of concurrent users and lack the ease of use and universal access now available through Internet-based applications.

    Our objective is to become the leading provider of contract management solutions to organizations which utilize complex purchase contracts to buy or sell products in large volumes. To achieve this objective, we intend to:

    BUILD UPON OUR STRENGTH IN THE HEALTHCARE MARKET. As a provider of contract management services, we have acquired extensive industry knowledge and experience with contracting practices and the relationships among healthcare industry participants. We believe that we will be able to build upon our reputation as a quality provider of complex contract management services and our extensive industry knowledge to offer additional services to our existing client base, and to attract new clients in the healthcare industry as well as other industries.

    PROMOTE OUR INTERNET TECHNOLOGY FOR BUSINESS-TO-BUSINESS E-COMMERCE. We intend to promote and license our technological infrastructure to other business-to-business exchanges to enable contract purchasing through their websites.

    AGGRESSIVELY DEVELOP OUR PROPRIETARY INTERNET PORTAL, I-MANY.COM. We launched our Internet portal, I-many.com, in February 2000 and are aggressively promoting it as a marketplace for trading partners in the healthcare industry.

    TARGET OTHER MARKETS. Based on our discussions with certain existing customers including Procter & Gamble and a number of prospective customers in other industries, we believe that the purchase contracting practices in many other industries are similar to those in the healthcare market. We are exploring these markets, and, if appropriate, expect to develop the necessary industry expertise to support our entry into such markets.

    INCREASE OUR SALES AND SUPPORT EFFORTS. We intend to increase significantly our direct sales and support forces to facilitate our growth and promote the awareness of the I-many brand through an aggressive advertising and marketing campaign.

    MAINTAIN A TECHNOLOGICAL LEADERSHIP POSITION. By closely partnering with and listening to our clients, we intend to continue the development of our products so that they deliver the highest client value.

    SELECTIVELY PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES. We intend to pursue a selective acquisition strategy as opportunities arise to complement our product offerings, extend our service capabilities and expand the features on our website.

    Our ability to achieve our objective is subject to the risks and uncertainties set forth in this prospectus, including those listed under "Risk Factors."

    Our software products are currently used by more than 55 clients, including 8 of the largest 10 pharmaceutical manufacturers in the world. Our clients include Bayer, Boehringer Ingelheim and Glaxo Wellcome. None of these three clients accounted for 10% or more of our revenues in 1999.

                                  OUR ADDRESS

    Our principal executive offices are located at 537 Congress Street, Portland, Maine 04101. Our telephone number at that address is (207) 774-3244. Our primary sales and marketing office is located in Edison, New Jersey. Our website is located at WWW.IMANYINC.COM. The information contained on our website is not part of this prospectus.

                                  THE OFFERING

Common stock offered by I-many..............................  7,500,000 shares

Common stock to be outstanding after the offering...........  30,788,607 shares

Use of proceeds.............................................  For general corporate purposes, including working capital,
                                                              capital expenditures and
                                                              possible acquisitions. See "Use
                                                              of Proceeds."

Proposed Nasdaq National Market symbol......................  IMNY

    The number of shares outstanding after the offering is based on 23,288,607 shares of common stock outstanding as of May 31, 2000, assuming the conversion of our convertible preferred stock into 9,169,687 shares of common stock. It excludes (a) 4,460,640 shares issuable upon the exercise of outstanding stock options as of May 31, 2000, and (b) 4,231,375 shares reserved for issuance under our stock incentive plans as of May 31, 2000. See "Capitalization."

    Unless otherwise specifically stated, information throughout this prospectus assumes:

    - the underwriters' over-allotment option is not exercised;

    - the conversion of all outstanding shares of our convertible preferred stock into shares of common stock upon the closing of this offering;

    - the effectiveness of a 2.5-for-1 stock split immediately prior to the date of this prospectus; and

    - the filing of an amended and restated certificate of incorporation prior to the closing of the offering.

    I-many was originally incorporated in Massachusetts as Systems Consulting Company, Inc., or SCC, on June 5, 1989. On April 2, 1998, SCC
Technologies, Inc., a Delaware corporation, was formed as a holding company and acquired all the stock of SCC. In January 2000, SCC Technologies, Inc. changed its name to I-many, Inc. and SCC merged into I-many, Inc.

                             SUMMARY FINANCIAL DATA

    The summary financial data presented below have been derived from the audited and unaudited financial statements of I-many included elsewhere in this prospectus.

    Pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding, adjusted to include the pro forma effects of the conversion of preferred stock to common stock as if such conversion had occurred on the original date of issuance.

    The pro forma balance sheet data give effect to the conversion of all outstanding convertible preferred stock into 9,169,687 shares of common stock. The pro forma as adjusted balance sheet data also reflect the sale of 7,500,000 shares of common stock at an assumed initial public offering price of $10.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses.

                                                                                       THREE MONTHS
                                                      YEARS ENDED DECEMBER 31,        ENDED MARCH 31,
                                                   ------------------------------   -------------------
                                                     1997       1998       1999       1999       2000
                                                   --------   --------   --------   --------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total net revenues...............................   $7,514    $13,542    $19,411     $4,316    $ 6,789
Cost of revenues.................................    2,249      2,062      5,354        817      3,116
                                                    ------    -------    -------     ------    -------
    Gross profit.................................    5,265     11,480     14,057      3,499      3,673

Total operating expenses.........................    4,209      9,760     19,142      3,591      9,514
                                                    ------    -------    -------     ------    -------
    Income (loss) from operations................    1,056      1,720     (5,085)       (92)    (5,841)

Other income (expense), net......................     (733)      (129)       147         34        139
Provision for (benefit from) income taxes........       --       (320)       281         --         --
                                                    ------    -------    -------     ------    -------

    Net income (loss)............................   $  323    $ 1,911    $(5,219)    $  (58)   $(5,702)
                                                    ======    =======    =======     ======    =======

Net income (loss) per share:
    Basic........................................   $ 0.03    $  0.19    $ (0.46)    $(0.01)   $ (0.47)
                                                    ======    =======    =======     ======    =======
    Diluted......................................   $ 0.03    $  0.11    $ (0.46)    $(0.01)   $ (0.47)
                                                    ======    =======    =======     ======    =======
Weighted average shares outstanding:
    Basic........................................    9,785     10,192     11,433     10,542     12,569
                                                    ======    =======    =======     ======    =======
    Diluted......................................   13,422     18,317     11,433     10,542     12,569
                                                    ======    =======    =======     ======    =======
Pro forma net loss per share:
    Basic and diluted............................                        $ (0.30)              $ (0.26)
                                                                         =======               =======
Pro forma weighted average shares outstanding:
    Basic and diluted............................                         17,500                21,738
                                                                         =======               =======

                                                                     AS OF MARCH 31, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 8,080     $ 8,080      $76,680
Working capital.............................................   (1,065)     (1,065)      67,535
Total assets................................................   26,120      26,120       94,720
Debt, including current portion.............................       33          33           33
Redeemable convertible preferred stock......................   12,744          --           --
Total stockholders' equity (deficit)........................   (5,410)      7,334       75,934

                                  RISK FACTORS

    ANY INVESTMENT IN OUR SHARES OF COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION WOULD LIKELY SUFFER. IN THESE CIRCUMSTANCES, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

WE HAVE INCURRED SUBSTANTIAL LOSSES AND ANTICIPATE CONTINUED LOSSES AS WE FURTHER DEVELOP OUR I-MANY.COM PORTAL.

    We incurred net losses of approximately $5.2 million in the year ended December 31, 1999 and $5.7 million in the quarter ended March 31, 2000 and we had an accumulated deficit at March 31, 2000 of $11.1 million. We expect to increase our spending significantly, principally for sales and marketing and development expenses related to our I-many.com portal, and therefore expect to continue to incur significant losses for the foreseeable future. Although we have been profitable in certain prior years, and although our revenues have grown, our business model is evolving and we cannot assure you that we will achieve sufficient revenues to become profitable in the future. If our revenue grows more slowly than we anticipate or if our operating expenses either increase more than we expect or cannot be reduced in light of lower than expected revenue, we may not be profitable.

OUR FUTURE GROWTH IS DEPENDENT UPON THE SUCCESS OF OUR INTERNET INITIATIVES, WHICH WERE ONLY RECENTLY LAUNCHED, AND WE DO NOT KNOW WHETHER OUR CLIENTS WILL UTILIZE OUR INTERNET INITIATIVES AS EXTENSIVELY AS WE ANTICIPATE.

    We have not yet recognized any significant revenue from I-many.com, which we launched in February, 2000 or from our efforts to license our Internet technology to operators of websites. We may encounter delays or difficulties in generating revenues from our Internet initiatives. We expect that a significant portion of our future revenue will depend on the success of our Internet portal as a means for healthcare manufacturers, group purchasing organizations and other intermediaries, purchasers and distributors to enter into and manage contract-based purchase relationships.

    We believe that recognition and positive perception of the I-many.com brand name in the healthcare industry will be important to our success. We intend to significantly expand our advertising and publicity efforts in the near future. However, we may not achieve our desired goal of increasing the awareness of the I-many.com brand name. Even if recognition of our name increases, it may not lead to an increase in the number of visitors to our Internet portal or an increase in the number of users of our services. There can be no assurance that I-many.com will achieve widespread customer acceptance, and if it fails to do so, we may not be able to generate sufficient revenues to make us profitable or to remain in business.

OUR INTERNET INITIATIVES REPRESENT A NEW BUSINESS MODEL FOR US AND WE CANNOT BE CERTAIN THAT OUR CLIENTS WILL PAY FOR OUR PRODUCTS AND SERVICES IN THE MANNER WE ARE ANTICIPATING.

    We launched our Internet portal, I-many.com, and began to market our Internet technology in February 2000. Until that time, our business model was focused principally upon the licensing of software products for a one-time license fee and providing related services to entities which maintain and manage the data necessary for contract management within their own information systems. Our Internet initiatives represent an extension of the existing business model for both us and our clients and we cannot be certain that our clients will accept our business model and the manner in which we expect to charge for our products and services. In addition, our recent focus on I-many.com has required, and will continue to require, a significant commitment of resources, including the attention of management and significant cash expenditures. If we cannot generate revenue on the basis we anticipate, we may not be profitable.

IT IS DIFFICULT FOR US TO PREDICT WHEN OR IF SALES WILL OCCUR AND WE OFTEN INCUR SIGNIFICANT SELLING EXPENSES IN ADVANCE OF OUR RECOGNITION OF THE RELATED REVENUE.

    Our clients view the purchase of our software applications and related professional services as a significant and strategic decision. As a result, clients carefully evaluate our software products and services. The length of this evaluation process is affected by factors such as the client's need to rapidly implement a solution and whether the client is new or is extending an existing implementation. The license of our software products may also be subject to delays if the client has lengthy internal budgeting, approval and evaluation processes which are quite common in the context of introducing large enterprise-wide tools. We may incur significant selling and marketing expenses during a client's evaluation period, including the costs of developing a full proposal and completing a rapid proof of concept or custom demonstration, before the client places an order with us. Clients may also initially purchase a limited number of licenses before expanding their implementations. Larger clients may purchase our software products as part of multiple simultaneous purchasing decisions, which may result in additional unplanned administrative processing and other delays in the recognition of our license revenues. If revenues forecasted from a significant client for a particular quarter are not realized or are delayed, we may experience an unplanned shortfall in revenues during that quarter. This may cause our operating results to be below the expectations of public market analysts or investors, which could cause the value of our common stock to decline.

WE HAVE TWO MANAGEMENT LOCATIONS AND AS WE CONTINUE TO GROW WE MAY EXPERIENCE DIFFICULTIES IN OPERATING FROM THESE TWO FACILITIES.

    Certain members of our management team are based at our corporate headquarters located in Portland, Maine, and other members of our management team are based at our sales office in Edison, New Jersey. As we grow, the geographic distance between these offices could make it more difficult for our management and other employees to effectively communicate with each other and as a result could place a significant strain on our managerial, operational and financial resources. Our total revenue increased from $7.5 million in the year ended December 31, 1997 to $19.4 million in the year ended December 31, 1999, and the number of our employees increased from 67 as of December 31, 1997 to 167 as of December 31, 1999. To accommodate this growth, we must implement new or upgraded operating and financial systems, procedures and controls. We may not succeed in these efforts. Our failure to expand and integrate these systems in an efficient manner could prevent us from successfully implementing our business model. If we continue to grow, we will need to recruit, train and retain a significant number of employees, particularly employees with technical, marketing and sales backgrounds. Because these individuals are in high demand, we may not be able to attract the staff we need to accommodate our expansion.

WE ARE HIGHLY DEPENDENT UPON THE HEALTHCARE INDUSTRY AND FACTORS WHICH ADVERSELY AFFECT THAT MARKET COULD ALSO ADVERSELY AFFECT US.

    Substantially all of our revenue to date has come from pharmaceutical companies and a limited number of other clients in the healthcare industry, and our future growth depends, in large part, upon increased sales to the healthcare market. As a result, demand for our solutions could be affected by any factors which could adversely affect the demand for healthcare products which are purchased and sold pursuant to contracts managed through our solutions. The financial condition of our clients and their willingness to pay for our solutions are affected by factors which may impact the purchase and sale of healthcare products, including competitive pressures, decreasing operating margins within the industry, currency fluctuations, active geographic expansion and government regulation.

    The healthcare market is undergoing intense consolidation. We cannot assure you that we will not experience declines in revenue caused by mergers or consolidations among our clients and potential clients.

OUR EFFORTS TO TARGET MARKETS OTHER THAN THE HEALTHCARE MARKET HAVE NOT YET RESULTED IN SIGNIFICANT REVENUE, AND WE CANNOT BE SURE THAT OUR INITIATIVES IN THESE OTHER MARKETS WILL BE SUCCESSFUL.

    As part of our growth strategy, we have begun initiatives to sell our products and services in markets other than the healthcare market, including the food and beverage, commercial products, building products, electronics, agricultural/chemical, retail and other industries. While we believe that the contractual purchase relationships between manufacturers and customers in these markets have similar attributes to those in the healthcare markets, we cannot assure you that our assumptions are correct or that we will be successful in adapting our technology to these other markets. Although we have recently entered into a strategic relationship with Procter & Gamble, we do not yet know how rapidly or successfully our purchase contract management software solutions will be implemented in the commercial products industry. In connection with our efforts in other industries, it will be necessary for us to hire additional personnel with expertise in these other markets.

OUR BUSINESS MODEL INCLUDES HOSTING OUR SOFTWARE APPLICATIONS ON BEHALF OF OUR CLIENTS AND MAINTAINING THEIR CRITICAL SALES DATA, AND IF OUR SYSTEMS FAIL OR THE DATA IS LOST OR CORRUPTED, OUR CLIENTS MAY LOSE CONFIDENCE IN US.

    We offer to host our software products on our computers or on computers hosted on our behalf for access by our clients and we offer to maintain certain of our clients' critical sales data on our computers or on computers hosted on our behalf. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins, human error, computer viruses, intentional acts of vandalism and similar events could damage these systems and result in loss of customer data or a loss in the ability of our clients to access the software we are hosting for their use. Our clients would lose confidence in us and could stop doing business with us if our systems were affected by any of these occurrences or if any client data were lost. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems or loss of data.

THE POLITICAL, ECONOMIC OR REGULATORY HEALTHCARE ENVIRONMENT REGARDING THE PURCHASING PRACTICES AND OPERATION OF HEALTHCARE ORGANIZATIONS COULD AFFECT THE DEMAND FOR OUR SOLUTIONS OR OUR BUSINESS MODEL.

    The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. Factors such as changes in reimbursement policies for healthcare expenses and general economic conditions affect the purchasing practices and operations of healthcare organizations. Changes in regulations or the issuance of interpretations affecting the healthcare industry, such as any increased regulation of the purchase and sale of our clients' products, could require us to make unplanned enhancements of our solutions, or result in delays or cancellations of orders or reduced demand for our solutions or affect our ability to adopt our pricing model or otherwise implement our business strategy. The federal and state governments have periodically considered and adopted programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs have included laws and regulations which prohibit payments for arranging for sales of government-reimbursed drugs and provisions to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry providers operate. Although we have received legal advice regarding the pricing of our solutions with respect to these laws, regulations and provisions, and believe we are operating consistently with that advice, we would experience a decrease in our anticipated revenues if we are required to modify our pricing model, or if our clients express a reluctance to pay us in accordance with a given business model without more legal certainty than we are able to give them.

WE MAY NOT BE SUCCESSFUL IN ACQUIRING NEW TECHNOLOGIES OR BUSINESSES WHICH COULD HINDER OUR EXPANSION EFFORTS.

    We intend in the future to consider acquisitions of or investments in complementary businesses, products, services or technologies. We cannot assure you that we will be able to identify appropriate acquisition or investment candidates. Even if we do identify suitable candidates, we cannot assure you that we will be able to make such acquisitions or investments on commercially acceptable terms. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

IF WE DO ACQUIRE NEW TECHNOLOGIES OR BUSINESSES, WE MAY HAVE DIFFICULTY INTEGRATING THOSE NEW TECHNOLOGIES OR BUSINESSES.

    Any company that we acquire is likely to be distant from our headquarters in Portland, Maine and will have a culture different from ours as well as technologies, products and services that our employees will need to understand and integrate with our own. We will have to assimilate those employees, technologies and products and that effort is difficult, time-consuming and may be unsuccessful. If we are not successful, our investment in the acquired entity may be lost, and even if we are successful, the process of integrating an acquired entity may divert our attention from our core business.

OUR FIXED COSTS MAY LEAD TO FLUCTUATIONS IN OPERATING RESULTS IF OUR REVENUES ARE BELOW EXPECTATIONS WHICH COULD RESULT IN A DECLINE OF OUR STOCK PRICE.

    A significant percentage of our expenses, particularly personnel costs and rent, are fixed costs and are based in part on expectations of future revenues. We may be unable to reduce spending in a timely manner to compensate for any significant fluctuations in revenues. Accordingly, shortfalls in revenues may cause significant variations in operating results in any quarter. If our quarterly results do not meet the expectations of market analysts or investors, our stock price is likely to decline.

WE HAVE MANY COMPETITORS AND POTENTIAL COMPETITORS AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

    The market for our products and services is competitive and subject to rapid change. We encounter significant competition for the sale of our contract management software from the internal information systems departments of existing and potential clients, software companies that target the contract management markets, professional services organizations and Internet-based merchants offering healthcare products through online catalogs. In addition, we encounter competition for our contracting portal from other Internet-based exchanges, including exchanges established by manufacturers of healthcare products. Our competitors vary in size and in the scope and breadth of products and services offered. We anticipate increased competition for market share and pressure to reduce prices and make sales concessions, which could materially and adversely affect our revenues and margins.

    Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Such competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees and strategic partners. We cannot assure you that our competitors will not develop products or services that are equal or superior to our solutions or that achieve greater market acceptance than our solutions. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. We cannot assure you that we will be able to compete successfully or that competitive pressures will not require us to make concessions that will adversely affect our revenues and our margins, or reduce the demand for our products and services.

WE RELY SIGNIFICANTLY UPON CERTAIN KEY INDIVIDUALS AND OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO RETAIN THEM.

    We depend on the services of our senior management and key technical personnel. In particular, our success depends on the continued efforts of A. Leigh Powell, our Chief Executive Officer, and other key employees. The loss of the services of any key employee could have a material adverse effect on our business, financial condition and results of operations.

CONCENTRATION OF OWNERSHIP MAY GIVE SOME STOCKHOLDERS SUBSTANTIAL INFLUENCE AND MAY PREVENT OR DELAY A CHANGE IN CONTROL WHICH COULD DEPRESS THE PRICE OF OUR STOCK.

    After the offering, executive officers, directors and their affiliates will, in the aggregate, own approximately 41.9% of our outstanding common stock. As a result, these stockholders will be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also delay, deter or prevent a change in control of I-many and may make some transactions more difficult or even impossible without the support of these stockholders and could depress the price of our common stock.

OUR CHARTER AND BYLAWS COULD DISCOURAGE ACQUISITION PROPOSALS, DELAY A CHANGE IN CONTROL OR PREVENT TRANSACTIONS THAT ARE IN YOUR BEST INTERESTS.

    Our certificate of incorporation and bylaws state that any action that can be taken by stockholders must be done at an annual or special meeting and may not be done by written consent, and require reasonable advance notice of a stockholder proposal or director nomination. Furthermore, the chairman of the board, the president, the board of directors and the holders of at least 30% of the shares of our capital stock are the only people who may call a special meeting. The amended and restated certificate of incorporation and amended and restated bylaws also provide that members of the board of directors may only be removed by the vote of the holders of a majority of the shares entitled to vote for that director. In addition, the board of directors has the authority, without further action by the stockholders, to fix the rights and preferences of and issue 5,000,000 shares of preferred stock. These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of management, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may limit your ability to approve other transactions that you find to be in your best interests. See "Description of Capital Stock" and "--Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions."

OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE AND COULD DROP UNEXPECTEDLY.

    The market price of our common stock is likely to be highly volatile and may fluctuate substantially. As a result, investors in our common stock may experience a decrease in the value of their shares regardless of our operating performance or prospects. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation was often brought against that company. Many technology-related companies have been subject to this type of litigation. We may also become involved in this type of litigation. Litigation is often expensive and diverts management's attention and resources.

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE.

    The availability of a large number of shares for sale could result in the need for sellers to accept a lower price in order to complete a sale. This would result in a lower market price of our common stock. After this offering, there will be outstanding approximately
30,788,607 shares of our common stock, or 31,913,607 shares if the underwriters' over-allotment option is exercised in full. Of these shares, the 7,500,000 shares sold in this offering will be freely tradable except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. Of the remaining 23,288,607 shares of common stock held by existing stockholders, 22,667,808 are subject to 180-day lock-up agreements and are eligible for sale only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act. Subject to the provisions of Rules 144 and 701, at least 16,724,997 shares will be available for sale in the public market 180 days after the date of this prospectus, subject in the case of shares held by affiliates to compliance with applicable volume restrictions.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

    The initial public offering price per share will significantly exceed the net tangible book value per share. If we were to liquidate immediately after the offering, investors purchasing shares in this offering would receive a per share amount of tangible assets net of liabilities that would be less than the initial public offering price per share. Investors purchasing shares in this offering will suffer dilution of approximately $7.69 per share from their investment.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the information set forth under "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as in the prospectus generally. We use words such as "believes," "intends," "expects," "anticipates," "plans," "estimates," "should," "may," "will," "scheduled" and similar expressions to identify forward-looking statements. We have used these words to describe our present belief about future events relating to, among other things, our changing business model, our expected marketing plans, future hiring, expenditures, and sources of revenue. This prospectus also contains third party estimates regarding the size and growth of our market which also are forward-looking statements. Our forward-looking statements apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described above and elsewhere in this prospectus.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations, other than as required by law.

                                USE OF PROCEEDS

    We estimate that the net proceeds from sale of the common stock will be $68.6 million, after deducting the underwriting discount and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be $79.1 million. The primary purposes of the offering are to create a public market for our common stock and to facilitate our future access to public equity markets.

    We intend to use a portion of the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. We also may use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. We currently have no specific understanding, commitment or agreement with any party with respect to any potential such acquisition or investment. Pending these uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion and any credit facilities or other agreements which may restrict the payment of dividends.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 2000:

    - on an actual basis, after giving effect to the 2.5-for-1 common stock split and after the filing of amended and restated articles of incorporation to authorize 5,000,000 shares of undesignated preferred stock;

    - on a pro forma basis to reflect the conversion of all of our convertible preferred stock into 9,169,687 shares of common stock; and

    - on a pro forma as adjusted basis to reflect the conversion of all of our convertible preferred stock into common stock and the application of the net proceeds from this offering at an assumed initial public offering price of $10.00 per share, after deducting the underwriting discounts and offering expenses. See "Use of Proceeds."

    The capitalization information set forth in the table below is qualified by the more detailed financial statements and notes thereto included elsewhere in this prospectus and should be read in conjunction with such financial statements and notes. The actual, pro forma and pro forma as adjusted information presented below is unaudited.

                                                                         AS OF MARCH 31, 2000
                                                           -------------------------------------------------
                                                                                               PRO FORMA
                                                              ACTUAL         PRO FORMA        AS ADJUSTED
                                                           -------------   --------------   ----------------
                                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Cash and cash equivalents...............................      $ 8,080         $ 8,080           $ 76,680

Debt, including current portion.........................      $    33         $    33           $     33

Series C redeemable convertible preferred stock.........       12,744              --                 --

Stockholders' equity (deficit):
Series A convertible preferred stock, par value $0.01;
  2,100,000 shares authorized; 2,023,550 shares issued
  and outstanding (actual); no shares issued and
  outstanding (pro forma and pro forma as adjusted).....           20              --                 --
Series B convertible preferred stock, par value $0.01;
  400,000 shares authorized, issued and outstanding
  (actual); no shares issued and outstanding (pro forma
  and pro forma as adjusted)............................            4              --                 --
Preferred stock, par value $0.01; 5,000,000 shares
  authorized; no shares issued and outstanding (actual,
  pro forma and pro forma as adjusted)..................           --              --                 --
Common stock, par value $0.0001; 100,000,000 shares
  authorized; 13,995,535 shares issued and outstanding
  (actual); 23,165,222 shares issued and outstanding
  (pro forma); 30,665,222 shares issued and outstanding
  (pro forma as adjusted)(1)............................            2               3                  3
Additional paid-in capital..............................        5,853          18,620             87,220
Deferred stock-based compensation.......................         (219)           (219)              (219)
Accumulated deficit.....................................      (11,070)        (11,070)           (11,070)
                                                              -------         -------           --------
  Total stockholders' equity (deficit)..................       (5,410)          7,334             75,934
                                                              -------         -------           --------
      Total capitalization..............................      $ 7,367         $ 7,367           $ 75,967
                                                              =======         =======           ========

--------------------------

(1) Assumes no exercise of the underwriters' over-allotment option and excludes
    (a) 4,607,838 shares of common stock issuable upon the exercise of stock options outstanding at March 31, 2000, and (b) 1,900,952 shares reserved for issuance under our stock incentive plans at March 31, 2000. See "Management--Benefit Plans" and Note 5 to our financial statements.

                                    DILUTION

    As of March 31, 2000, our pro forma net tangible book value was approximately $2.3 million, or $0.10 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the 23,165,222 shares of common stock outstanding after giving effect to the conversion of our convertible preferred stock into 9,169,687 shares of common stock.

    After giving effect to the receipt of the proceeds from the sale of 7,500,000 shares of our common stock in this offering and after deducting the estimated underwriting discount and offering expenses, our pro forma net tangible book value as of March 31, 2000 would have been approximately
$70.9 million, or $2.31 per share of common stock. The following table illustrates the per share dilution:

Assumed initial public offering price per share.............              $10.00
  Pro forma net tangible book value per share as of March
    31, 2000................................................   $0.10
  Increase per share attributable to new investors..........    2.21
                                                               -----
Pro forma net tangible book value per share after this
  offering..................................................                2.31
Dilution per share to new investors.........................              $ 7.69
                                                                          ======

    The following table summarizes as of March 31, 2000, on the pro forma basis described above, the number of shares of common stock purchased from us, the total cash consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in the offering, before deducting the underwriting discount and estimated offering expenses:

                                             SHARES PURCHASED       TOTAL CONSIDERATION
                                           ---------------------   ----------------------   AVERAGE PRICE
                                             NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                           ----------   --------   -----------   --------   -------------
Existing stockholders....................  23,165,222     75.5%    $22,690,943     23.2%       $ 0.98
New investors............................   7,500,000     24.5      75,000,000     76.8        $10.00
                                           ----------    -----     -----------    -----
  Total..................................  30,665,222    100.0%    $97,690,943    100.0%
                                           ==========    =====     ===========    =====

                            SELECTED FINANCIAL DATA

    The selected financial data presented below as of and for each of the years in the five-year period ended December 31, 1999 are derived from our financial statements. The financial statements as of and for each of the years in the three-year period ended December 31, 1999 are included elsewhere in this prospectus and have been audited by Arthur Andersen LLP, independent public accountants. The financial statements as of and for the years ended
December 31, 1995 and 1996, as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are unaudited, but have been prepared on substantially the same basis as the audited financial statements and include, in the opinion of our management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information set forth therein. Historical results are not necessarily indicative of future results. The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes to those statements and other financial information included elsewhere in this prospectus.

    Pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding, adjusted to include the pro forma effects of the conversion of convertible preferred stock to common stock as if such conversion had occurred on the original date of issuance.

                                                                                                             THREE MONTHS
                                                                 YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                                   ----------------------------------------------------   -------------------
                                                     1995       1996       1997       1998       1999       1999       2000
                                                   --------   --------   --------   --------   --------   --------   --------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Product........................................  $   321     $2,101     $5,043     $8,526    $ 9,228     $2,306    $ 1,546
  Service........................................      886      1,252      2,471      5,016     10,183      2,010      5,243
                                                   -------     ------     ------     ------    -------     ------    -------
    Total net revenues...........................    1,207      3,353      7,514     13,542     19,411      4,316      6,789
Cost of revenues.................................      910      1,040      2,249      2,062      5,354        817      3,116
                                                   -------     ------     ------     ------    -------     ------    -------
    Gross profit.................................      297      2,313      5,265     11,480     14,057      3,499      3,673
Operating expenses:
    Sales and marketing..........................      268        448      1,223      3,676      6,613      1,278      2,712
    Research and development.....................    1,039      1,325      1,523      2,339      8,222      1,249      5,227
    General and administrative...................      576        479      1,302      3,379      3,556        918      1,124
    Depreciation and amortization................       77         85        161        366        751        146        451
                                                   -------     ------     ------     ------    -------     ------    -------
      Total operating expenses...................    1,960      2,337      4,209      9,760     19,142      3,591      9,514
                                                   -------     ------     ------     ------    -------     ------    -------
Income (loss) from operations....................   (1,663)       (24)     1,056      1,720     (5,085)       (92)    (5,841)
Other income (expense), net......................     (581)      (428)      (733)      (129)       147         34        139
Provision for (benefit from) income taxes........       --         --         --       (320)       281         --         --
                                                   -------     ------     ------     ------    -------     ------    -------
    Net income (loss)............................  $(2,244)    $ (452)    $  323     $1,911    $(5,219)    $  (58)   $(5,702)
                                                   =======     ======     ======     ======    =======     ======    =======
Net income (loss) per share:
    Basic........................................  $ (0.21)    $(0.04)    $ 0.03     $ 0.19    $ (0.46)    $(0.01)   $ (0.47)
                                                   =======     ======     ======     ======    =======     ======    =======
    Diluted......................................  $ (0.21)    $(0.04)    $ 0.03     $ 0.11    $ (0.46)    $(0.01)   $ (0.47)
                                                   =======     ======     ======     ======    =======     ======    =======
Weighted average shares outstanding:
    Basic........................................   10,500     10,500      9,785     10,192     11,433     10,542     12,569
                                                   =======     ======     ======     ======    =======     ======    =======
    Diluted......................................   10,500     10,500     13,422     18,317     11,433     10,542     12,569
                                                   =======     ======     ======     ======    =======     ======    =======
Pro forma basic and diluted net loss per share...                                              $ (0.30)              $ (0.26)
                                                                                               =======               =======
Pro forma basic and diluted weighted average
  shares outstanding.............................                                               17,500                21,738
                                                                                               =======               =======

                                                                                                                 AS OF
                                                                         AS OF DECEMBER 31,                    MARCH 31,
                                                        ----------------------------------------------------   ---------
                                                          1995       1996       1997       1998       1999       2000
                                                        --------   --------   --------   --------   --------   ---------
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.............................  $   290    $   282    $ 1,872    $  5,129   $ 15,322   $  8,080
Working capital (deficit).............................   (4,216)    (2,499)      (736)      4,518      8,850     (1,065)
Total assets..........................................      809      2,281      4,705      11,609     27,482     26,120
Debt, including current portion.......................    2,358      2,800      5,869          75         41         33
Redeemable convertible preferred stock................       --         --         --          --     12,492     12,744
Total stockholders' equity (deficit)..................   (4,340)    (4,791)    (6,335)      5,331        197     (5,410)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS AND OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO HISTORICAL INFORMATION, THE FOLLOWING DISCUSSION AND OTHER PARTS OF THIS PROSPECTUS CONTAIN FORWARD-LOOKING INFORMATION THAT INVOLVES RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY SUCH FORWARD-LOOKING INFORMATION DUE TO VARIOUS FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We provide software and Internet-based solutions and related professional services that allow our clients to negotiate and manage complex purchasing arrangements which facilitate business-to-business e-commerce. In
February 2000, we launched our proprietary Internet portal, I-many.com, which is a website created and owned exclusively by us, which we expect will serve as a marketplace for trading partners in the healthcare industry. Our historical financial statements include minimal revenues from our I-many.com service offering and from our efforts to license our Internet technology to operators of websites. Prior to February 2000, our business model was focused principally upon licensing software products and providing related services to entities which maintain and manage the data necessary for contract management within their own information systems. Our Contract Administration and Reporting System, or CARS, software suite is used by 8 of the largest 10 and 15 of the largest 20 pharmaceutical manufacturers ranked according to annual revenues.

    We have generated revenues from both products and services. Historically, product revenues have been principally comprised of software license fees generated from our CARS software suite, which accounted for 47.5% of net revenues in 1999. Service revenues include maintenance and support fees directly related to our CARS software suite and professional service fees derived from consulting, installation, business analysis and training services related to our software products. Service revenues accounted for 52.5% of net revenues in 1999. In 1999, one customer, Pfizer, Inc., accounted for approximately 10.5% of our net revenues and in the first three months of 2000, one customer, Premier, Inc., accounted for approximately 37.0% of our net revenues.

    Historically, software license agreements have been for a three-year period. We recognize software license fees upon execution of a signed license agreement and delivery of the software, provided that there are no significant post-delivery obligations, the payment is fixed or determinable and collection is probable. We provide an allowance for sales returns at the time of revenue recognition based on historical experience. To date, such returns have not been significant.

    We recognize revenue for professional services as the services are performed for time and materials contracts and we use the percentage-of-completion method for fixed fee contracts. However, if customer acceptance is required, we recognize revenue for professional services upon client acceptance. We recognize training revenues as the services are provided. We recognize maintenance and client support fees ratably over the term of the maintenance contract on a straight-line basis. When maintenance and support is included in the total license fee, we allocate a portion of the total fee to maintenance and support based upon the price paid by the client to purchase maintenance and support in the second year.

    In the latter part of 1999, we started offering our clients an enterprise agreement that includes the software license, maintenance and support and a fixed number of days of professional services. Clients opting for this enterprise agreement will enter into a three-year, fixed-fee, all-inclusive agreement payable in three equal annual installments commencing upon the execution of the agreement. Due to the extended payment terms, we recognize the software license component and the maintenance and support component ratably over the term of the enterprise agreement and recognize the professional service component as the related services are performed, provided that the aggregate revenue recognized under the enterprise agreement does not exceed the total cash received. During the year ended December 31, 1999, we entered into two enterprise agreements totaling $2.9 million. Of that amount, we recognized $200,000 in net revenues, resulting in deferred revenue related to these enterprise agreements of $2.7 million at December 31, 1999. We expect that enterprise agreements will represent a more significant component of our total revenues in the future.

    Our business model for our Internet initiatives contemplates that we will generate future revenues in the following ways:

    - administrative fees for establishing contracts through the portal, based on a percentage of the revenue derived by the manufacturer from sales of its products pursuant to these contracts;

    - subscription fees paid by manufacturers, intermediaries and distributors for access to our software and the contract data which will be hosted on our servers; and

    - license fees for our Internet technology infrastructure paid by operators of websites;

    - fees paid by manufacturers and distributors for the opportunity to place advertising or other promotional information on our website, which we believe will be accessed by contract administrators, purchasing managers and other persons responsible for healthcare purchase decisions.

    We cannot assure you that we will be successful in generating revenues using this business model.

RESULTS OF OPERATIONS

    The following table sets forth statement of operations data for the periods indicated expressed as a percentage of total net revenues for each period indicated. The historical results are not necessarily indicative of the results to be expected for any future period.

                                                                                                                THREE MONTHS
                                                         YEARS ENDED DECEMBER 31,                             ENDED MARCH 31,
                                     ----------------------------------------------------------------      ----------------------
                                       1995          1996          1997          1998          1999          1999          2000
                                     --------      --------      --------      --------      --------      --------      --------
Net revenues:
  Product......................         26.6%        62.7%         67.1%         63.0%         47.5%         53.4%         22.8%
  Service......................         73.4         37.3          32.9          37.0          52.5          46.6          77.2
                                      ------        -----         -----         -----         -----         -----         -----
    Total net revenues.........        100.0        100.0         100.0         100.0         100.0         100.0         100.0
Cost of revenues...............         75.4         31.0          29.9          15.2          27.6          18.9          45.9
                                      ------        -----         -----         -----         -----         -----         -----
    Gross profit...............         24.6         69.0          70.1          84.8          72.4          81.1          54.1
Operating expenses:
  Sales and marketing..........         22.2         13.4          16.3          27.1          34.1          29.6          39.9
  Research and development.....         86.1         39.5          20.3          17.3          42.4          28.9          77.0
  General and administrative...         47.7         14.3          17.3          25.0          18.3          21.3          16.6
  Depreciation and
    amortization...............          6.4          2.5           2.1           2.7           3.9           3.4           6.6
                                      ------        -----         -----         -----         -----         -----         -----
    Total operating expenses...        162.4         69.7          56.0          72.1          98.7          83.2         140.1
                                      ------        -----         -----         -----         -----         -----         -----
    Income (loss) from
      operations...............       (137.8)        (0.7)         14.1          12.7         (26.3)         (2.1)        (86.0)
Other income (expense):
  Interest income (expense),
    net........................        (45.9)       (12.4)         (8.9)         (0.6)          0.9           1.0           2.3
  Other expense, net...........         (2.2)        (0.3)         (0.9)         (0.3)         (0.1)         (0.2)         (0.3)
                                      ------        -----         -----         -----         -----         -----         -----
    Total other income
      (expense)................        (48.1)       (12.7)         (9.8)         (0.9)          0.8           0.8           2.0
                                      ------        -----         -----         -----         -----         -----         -----
    Income (loss) before income
      taxes....................       (185.9)       (13.4)          4.3          11.8         (25.5)         (1.3)        (84.0)
Provision for (benefit from)
  income taxes.................          0.0          0.0           0.0          (2.4)          1.4           0.0           0.0
                                      ------        -----         -----         -----         -----         -----         -----
    Net income (loss)..........       (185.9)%      (13.4)%         4.3%         14.2%        (26.9)%        (1.3)%       (84.0)%
                                      ======        =====         =====         =====         =====         =====         =====

QUARTER ENDED MARCH 31, 2000 COMPARED TO QUARTER ENDED MARCH 31, 1999

    NET REVENUES. Net revenues increased by $2.5 million, or 57.3%, to $6.8 million for the quarter ended March 31, 2000, from $4.3 million for the quarter ended March 31, 1999. This increase in total net revenues is principally a result of the increase in professional services revenues of $3.2 million.

    Product revenues decreased by $800,000, or 33%, to $1.5 million for the quarter ended March 31, 2000, from $2.3 million for the quarter ended March 31, 1999. This decrease is attributable to the decrease in the number of software licenses sold from 12 in the first quarter of 1999 to 5 in the first quarter of 2000. As a percentage of net revenues, product revenues decreased to 22.8% for the quarter ended March 31, 2000, from 53.4% for the quarter ended March 31, 1999. This decrease in product revenues as a percentage of net revenues is mainly attributable to the decrease in the number of licenses sold and the expansion of our professional services business.

    Service revenues increased by $3.2 million, or 160.9%, to $5.2 million for the quarter ended March 31, 2000, from $2.0 million for the quarter ended
March 31, 1999. As a percentage of total revenues, service revenues increased to 77.2% for the quarter ended March 31, 2000, from 46.6% for the quarter ended March 31, 1999. This increase in service revenues both in dollars and as a percentage of total revenues is attributable to an increase in the number of employees in our professional services group in response to the growing demand on the part of our clients for more services related to our CARS software suite. We expect that service revenues, and revenues from consulting and business analysis services in particular, are likely to increase both in dollars and as a percentage of total revenues for the foreseeable future.

    COST OF REVENUES. Cost of revenues consists primarily of payroll and related costs and subcontractor costs for providing professional services and maintenance and support services. Historically, cost of product revenues has not been a significant component of total cost of revenues. Cost of revenues increased by $2.3 million, or 281.5%, to $3.1 million for the quarter ended March 31, 2000, from $800,000 for the quarter ended March 31, 1999. This increase is due to the increased number of employees in our professional services group, which grew from 32 in the first quarter of 1999 to 57 in the first quarter of 2000, as well as increased costs related to subcontractor consultants working on our professional service engagements, which increased from $85,000 in the first quarter of 1999 to $1.4 million in the first quarter of 2000. As a percentage of net revenues, cost of revenues increased to 45.9% for the quarter ended March 31, 2000, from 18.9% for the quarter ended
March 31, 1999. This increase in cost of revenues as a percentage of net revenues is attributable to the increased level of service revenues, which typically generate lower margins than product revenues, and an increase in the personnel within our professional services organization.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of payroll and related benefits for sales and marketing personnel, commissions for sales personnel, travel costs, recruiting fees, and expenses for trade shows. Sales and marketing expenses increased by $1.4 million, or 112.1%, to $2.7 million for the first quarter of 2000 from $1.3 million for the first quarter of 1999. As a percentage of net revenues, sales and marketing expenses increased to 39.9% for the quarter ended March 31, 2000, from 29.6% for the quarter ended March 31, 1999. This increase in sales and marketing expense both in dollars and as a percentage of net revenues is primarily the result of activity at trade shows, which increased by $185,000, advertising, marketing and promotional materials related to our Internet portal, which increased by $1.2 million, and costs related to sales and marketing personnel, which increased by $170,000.

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of payroll and related costs for development personnel and external consulting costs associated with the development of our products and services. Research and development costs, including the costs of developing computer software, are charged to operations as they are incurred. Software development costs incurred to build I-many.com, our Internet portal, are accounted for in accordance with Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Under this Statement of Position, costs incurred during the preliminary project stage are expensed as incurred, and costs incurred during the application development stage are capitalized. In the first quarter of 2000 we incurred $4.4 million of costs for our Internet portal, of which $3.3 million was capitalized and $1.1 million was expensed. Research and development expenses increased by $4.0 million, or 318.6%, to a total of $5.2 million for the quarter ended March 31, 2000, from $1.2 million for the quarter ended March 31, 1999. As a percentage of net revenues, research and development expenses increased to 77.0% for the first quarter of 2000 from 28.9% for the first quarter of 1999. This increase in both dollars and as a percentage of net revenues is primarily due to external consulting costs incurred to build our Internet portal, which increased by $1.1 million, and an increase in costs related to research and development personnel, which increased by $1.0 million.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of payroll and related benefits for personnel in our administrative, finance and human resources departments. General and administrative expenses also include legal and accounting professional service fees. General and administrative expenses increased by $200,000, or 22.3%, to $1.1 million for the first quarter of 2000 from $900,000 for the first quarter of 1999. As a percentage of net revenues, general and administrative expenses decreased to 16.6% for the quarter ended March 31, 2000, from 21.3% for the quarter ended March 31, 1999. The increase in general and administrative expenses in dollars is primarily due to an increase in travel expenses of $54,000, an increase of $13,000 for temporary help, professional fees of $50,000 and an increase of $50,000 for salaries associated with an increased head count. We expect general and administrative costs to increase in absolute dollars as we continue to expand our infrastructure and incur costs as a public company.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $300,000, or 209.5%, from $146,000 in the first quarter of 1999 to $451,000 in the first quarter of 2000. This increase is a result of significant additions of computer hardware and software for our Internet portal and for our increased personnel. In the quarter ended March 31, 2000, we began to amortize the capitalized costs associated with the development of I-many.com, resulting in amortization expense of $207,000 for the quarter.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net increased by $104,000, or 303.7% from $34,000 in the quarter ended March 31, 1999, to $139,000 in the quarter ended March 31, 2000. This increase is the result of interest earned on higher average cash balances.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    NET REVENUES. Net revenues increased by $5.9 million, or 43.3%, to $19.4 million for the year ended December 31, 1999 from $13.5 million for the year ended December 31, 1998. This increase in net revenues is principally a result of the increase in service revenues, including consulting services performed during the year.

    Product revenues increased by $700,000, or 8.2%, to $9.2 million for the year ended December 31, 1999 from $8.5 million for the year ended December 31, 1998. This increase is attributable to an increase in the number of software licenses sold. As a percentage of net revenues, product revenues decreased to 47.5% for the year ended December 31, 1999 from 63.0% for the year ended December 31, 1998. This decrease in product revenues as a percentage of net revenues is mainly attributable to the expansion of our professional services business.

    Service revenues increased by $5.2 million, or 103.0%, to $10.2 million for the year ended December 31, 1999 from $5.0 million for the year ended
December 31, 1998. As a percentage of net revenues, service revenues increased to 52.5% for the year ended December 31, 1999 from 37.0% for the year ended December 31, 1998. This increase in service revenues both in dollars and as a percentage of net revenues is attributable to an increase in the number of employees in our professional services group in response to the growing demand on the part of our clients for more services related to the implementation of our CARS software suite. Prior to 1999, most of our clients who purchased our CARS software solutions relied on third party integrators. We expect that service revenues, and revenues from consulting services in particular, are likely to increase both in dollars and as a percentage of net revenues for the foreseeable future.

    COST OF REVENUES. Historically, cost of product revenues has not been a significant component of total cost of revenues. Cost of revenues increased by $3.3 million, or 159.6%, to $5.4 million for the year ended December 31, 1999 from $2.1 million for the year ended December 31, 1998. This increase is due to the increased number of employees in our professional services group, which increased from 20 employees at December 31, 1998 to 37 employees at December 31, 1999, as well as increased costs related to subcontract consultants working on our professional service engagements, which increased from $167,000 in 1998 to $1.5 million in 1999. As a percentage of net revenues, cost of revenues increased to 27.6% for the year ended December 31, 1999 from 15.2% for the year ended December 31, 1998. This increase in cost of revenues as a percentage of net revenues is attributable to the increased level of service revenues, which typically generate lower margins than product revenues, and an increase in the personnel within our professional services organization.

    SALES AND MARKETING. Sales and marketing expenses increased by $2.9 million, or 79.9%, to $6.6 million for the year ended December 31, 1999 from $3.7 million for the year ended December 31, 1998. As a percentage of net revenues, sales and marketing expenses increased to 34.1% for the year ended December 31, 1999 from 27.1% for the year ended December 31, 1998. This increase in sales and marketing expense both in dollars and as a percentage of net revenues is primarily a result of our efforts to build our internal sales force in anticipation of the I-many.com site launch and in support of our CARS software suite. The increase in sales and marketing expenses is also attributable to an increase in commission expense as a result of the increase in net revenues. The number of employees in our sales and marketing departments increased from 15 at December 31, 1998, to 33 at December 31, 1999 and to 27 at March 31, 2000. Our commission expense, which is a function of revenue, increased from $572,000 in 1998 to $1.5 million in 1999.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased by $5.9 million, or 251.5%, to $8.2 million for the year ended December 31, 1999 from $2.3 million for the year ended December 31, 1998. As a percentage of net revenues, research and development expenses increased to 42.4% for the year ended December 31, 1999 from 17.3% for the year ended December 31, 1998. This increase in both dollars and as a percentage of net revenues is primarily due to an increase in research and development personnel and external consulting costs incurred to build I-many.com and new software products within the CARS software suite. The number of employees in our research and development group increased from 53 at December 31, 1998 to 66 at December 31, 1999, and our external consulting costs incurred to build I-many.com and new software products within the CARS software suite increased from $0 in 1998 to $1.6 million in 1999. During the year ended December 31, 1999, we incurred approximately $3.0 million of software development costs related to building I-many.com, of which approximately $2.0 million was capitalized and the remainder was charged to research and development expense. We expect to incur significant additional expenses related to the further development of I-many.com, including approximately $12.1 million in software development expenses in 2000. Of this amount, we believe that approximately $9.1 million will be spent with third party consultants and the balance will be the cost of our employees.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased by $200,000, or 5.2%, to $3.6 million for the year ended December 31, 1999 from $3.4 million for the year ended December 31, 1998. As a percentage of net revenues, general and administrative expenses decreased to

18.3% for the year ended December 31, 1999 from 25.0% for the year ended December 31, 1998. The increase in general and administrative expenses in dollars is primarily related to increased costs associated with legal and accounting professional fees and additional administrative personnel to support our increased sales, marketing and development activities. We expect general and administrative costs to increase in absolute dollars as we continue to expand our infrastructure and incur costs as a public company.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $400,000, or 105.2%, to $800,000 for the year ended December 31, 1999 from $400,000 for the year ended December 31, 1998. This increase is a result of significant additions of computer hardware and computer software related to our increased personnel and our Internet initiatives.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net increased by $276,000, or 214.0% to other income, net of $147,000 for the year ended
December 31, 1999 from an expense of $129,000 for the year ended December 31, 1998. This increase is primarily the result of interest earned in 1999 on higher average cash balances combined with a decrease in interest expense as a result of reduced borrowings in 1999.

    PROVISION FOR (BENEFIT FROM) INCOME TAXES.  During the year ended
December 31, 1999, we recorded a provision for income taxes of $300,000, compared to a benefit from income taxes of $300,000 for the year ended
December 31, 1998. Upon our inception, we elected to be treated as an S corporation for income tax purposes. Since income taxes related to the income of S corporations are the responsibility of the individual stockholders, no provision for income taxes was recorded for the period during which we were an S corporation. On April 2, 1998, we re-incorporated as a Subchapter C corporation and our S corporation status was terminated. On that date, we recorded a deferred tax asset, and a corresponding tax benefit, for certain future tax deductions for which it was deemed more likely than not that the asset would be realized due to actual and expected future taxable income. Due to the incurrence of a net loss in 1999, the deferred tax asset was deemed to not be recoverable and, therefore, was expensed, resulting in a provision for income taxes.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    NET REVENUES. Net revenues increased by $6.0 million, or 80.2%, to $13.5 million for the year ended December 31, 1998 from $7.5 million for the year ended December 31, 1997. This increase in net revenues is a result of an increase in both product and service revenues related to our CARS software suite.

    Product revenues increased by $3.5 million, or 69.1%, to $8.5 million for the year ended December 31, 1998 from $5.0 million for the year ended
December 31, 1997. This increase is attributable to an increase in the number of software licenses sold from 11 in the year ended December 31, 1997 to 38 in the year ended December 31, 1998. In 1998, we introduced several new modules and enhancements to the CARS software suite. As a percentage of net revenues, product revenues decreased to 63.0% for the year ended December 31, 1998 from 67.1% for the year ended December 31, 1997.

    Service revenues increased by $2.5 million, or 103.0%, to $5.0 million for the year ended December 31, 1998 from $2.5 million for the year ended
December 31, 1997. As a percentage of net revenues, service revenues increased to 37.0% for the year ended December 31, 1998 from 32.9% for the year ended December 31, 1997. This increase in service revenues both in dollars and as a percentage of net revenues is attributable to the increase in software licenses for which maintenance and support fees are being earned, and to an overall increase in professional services, including implementation and training.

    COST OF REVENUES. Cost of revenues decreased by $200,000, or 8.3%, to $2.1 million for the year ended December 31, 1998 from $2.3 million for the year ended December 31, 1997. As a percentage of net revenues, cost of revenues decreased to 15.2% for the year ended December 31, 1998 from 29.9% for the year ended December 31, 1997. This decrease in cost of revenues is attributable to greater efficiencies in our customer support group resulting from our reorganization of the customer support department in early 1998, including our decision to transfer the responsibility for customer support to specific product development teams that were most familiar with a particular product and our installation of an automated customer call tracking system.

    SALES AND MARKETING. Sales and marketing expenses increased by $2.5 million, or 200.6%, to $3.7 million for the year ended December 31, 1998 from $1.2 million for the year ended December 31, 1997. As a percentage of net revenues, sales and marketing expenses increased to 27.1% for the year ended December 31, 1998 from 16.3% for the year ended December 31, 1997. This increase in sales and marketing expense both in dollars and as a percentage of net revenues is primarily a result of an increase in sales and marketing personnel, which increased from 13 employees at December 31, 1997 to 15 employees at December 31, 1998, and increased sales commissions as a result of the increase in net revenues. Commission expense increased as a result of higher revenues from $127,000 in 1997 to $572,000 in 1998.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased by $800,000, or 53.5%, to $2.3 million for the year ended December 31, 1998 from $1.5 million for the year ended December 31, 1997. This increase is primarily due to an increase in research and development personnel and associated recruiting and training costs incurred to develop new software products within the CARS software suite. As a percentage of net revenues, research and development expenses decreased to 17.3% for the year ended December 31, 1998 from 20.3% for the year ended December 31, 1997.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased by $2.1 million, or 159.6%, to $3.4 million for the year ended December 31, 1998 from $1.3 million for the year ended December 31, 1997. As a percentage of net revenues, general and administrative expenses increased to 25.0% for the year ended December 31, 1998 from 17.3% for the year ended December 31, 1997. The increase in general and administrative expenses both in dollars and as a percentage of total net revenues is primarily related to the addition of administrative, finance and human resources employees to support our increased sales, marketing and development activities, recruiting fees and also to increased costs associated with legal and accounting professional fees. The number of employees in our administrative group increased from 11 at December 31, 1997 to 14 at December 31, 1998. In addition, our legal and accounting expenses rose 17% to $123,000 as a result of costs associated with a private placement and the need for audited financial statements.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $200,000, or 128.0%, to $400,000 for the year ended December 31, 1998 from $200,000 for the year ended December 31, 1997. This increase is a result of additions of computer hardware and computer software related to our increased personnel.

    OTHER EXPENSE, NET. Other expense, net decreased by $600,000 to $100,000 for the year ended December 31, 1998 from $700,000 for the year ended
December 31, 1997. This decrease is primarily the result of the conversion of notes payable to common and preferred stock which resulted in a decrease in interest expense of $500,000 combined with an increase in interest income from higher cash balances in 1998.

    BENEFIT FROM INCOME TAXES. During the year ended December 31, 1998, we recorded a benefit from income taxes of $300,000, compared to no provision or benefit for the year ended December 31, 1997. Upon our inception, we elected to be treated as an S corporation for income tax purposes. Since income taxes related to the income of S corporations are the responsibility of the individual stockholders, no provision for income taxes was recorded for the period during which we were an S corporation. On April 2, 1998, we became a subchapter C corporation and our S corporation status was terminated. On that date, we recorded a deferred tax asset, and a corresponding tax benefit, for certain future tax deductions for which it was deemed more likely than not that the asset would be realized due to actual and expected future taxable income.

QUARTERLY OPERATING RESULTS

    The following tables present our unaudited statement of operations data for each of the nine quarters in the period ended March 31, 2000 and such operating results expressed as a percentage of net revenues. The information for each of these quarters is unaudited, but has been prepared on the same basis as the audited financial statements appearing elsewhere in this prospectus. In our opinion, all necessary adjustments, consisting only of normal recurring adjustments, have been made to present fairly the unaudited quarterly results when read in conjunction with our audited financial statements and the notes thereto appearing elsewhere in this prospectus. These operating results are not necessarily indicative of the results of operations that may be expected for any future period.

                                                                     THREE MONTHS ENDED
                            -----------------------------------------------------------------------------------------------------
                            MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,
                              1998        1998       1998        1998       1999        1999       1999        1999       2000
                            ---------   --------   ---------   --------   ---------   --------   ---------   --------   ---------
                                                                       (IN THOUSANDS)
Net revenues:
  Product.................   $1,959      $  592     $1,811      $4,164     $2,306      $1,761     $ 2,743    $ 2,418     $ 1,546
  Service.................    1,031       1,089      1,619       1,277      2,010       2,678       2,528      2,967       5,243
                             ------      ------     ------      ------     ------      ------     -------    -------     -------
    Total net revenues....    2,990       1,681      3,430       5,441      4,316       4,439       5,271      5,385       6,789
Cost of revenues..........      330         393        489         850        817       1,105       1,566      1,866       3,116
                             ------      ------     ------      ------     ------      ------     -------    -------     -------
    Gross profit..........    2,660       1,288      2,941       4,591      3,499       3,334       3,705      3,519       3,673
Operating expenses:
  Sales and marketing.....      991       1,009        746         930      1,278       1,360       1,818      2,157       2,712
  Research and
    development...........      349         321        664       1,005      1,249       1,681       2,206      3,086       5,227
  General and
    administrative........      732         766        771       1,110        918         827         827        984       1,124
  Depreciation and
    amortization..........       74          88         95         109        146         177         200        228         451
                             ------      ------     ------      ------     ------      ------     -------    -------     -------
    Total operating
      expenses............    2,146       2,184      2,276       3,154      3,591       4,045       5,051      6,455       9,514
                             ------      ------     ------      ------     ------      ------     -------    -------     -------
    Income (loss) from
      operations..........      514        (896)       665       1,437        (92)       (711)     (1,346)    (2,936)     (5,841)
Other income (expense),
  net.....................     (343)        194         12           8         34          35          30         48         139
Provision for (benefit
  from) taxes.............       --        (320)        --          --         --         281          --         --          --
                             ------      ------     ------      ------     ------      ------     -------    -------     -------
  Net income (loss).......   $  171      $ (382)    $  677      $1,445     $  (58)     $ (957)    $(1,316)   $(2,888)    $(5,702)
                             ======      ======     ======      ======     ======      ======     =======    =======     =======

                                                                     THREE MONTHS ENDED
                            -----------------------------------------------------------------------------------------------------
                            MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,
                              1998        1998       1998        1998       1999        1999       1999        1999       2000
                            ---------   --------   ---------   --------   ---------   --------   ---------   --------   ---------
                                                           (AS A PERCENTAGE OF TOTAL NET REVENUES)
Net revenues:
  Product.................     65.5%      35.2%       52.8%      76.5%       53.4%      39.7%       52.0%      44.9%       22.8%
  Service.................     34.5       64.8        47.2       23.5        46.6       60.3        48.0       55.1        77.2
                              -----      -----       -----      -----       -----      -----       -----      -----       -----
    Total net revenues....    100.0      100.0       100.0      100.0       100.0      100.0       100.0      100.0       100.0
Cost of revenues..........     11.0       23.4        14.3       15.6        18.9       24.9        29.7       34.7        45.9
                              -----      -----       -----      -----       -----      -----       -----      -----       -----
    Gross profit..........     89.0       76.6        85.7       84.4        81.1       75.1        70.3       65.3        54.1
Operating expenses:
  Sales and marketing.....     33.1       60.0        21.7       17.1        29.6       30.6        34.5       40.1        39.9
  Research and
    development...........     11.7       19.1        19.4       18.5        28.9       37.9        41.9       57.3        77.0
  General and
    administrative........     24.5       45.6        22.5       20.4        21.3       18.6        15.7       18.3        16.6
  Depreciation and
    amortization..........      2.5        5.2         2.8        2.0         3.4        4.0         3.8        4.2         6.6
                              -----      -----       -----      -----       -----      -----       -----      -----       -----
    Total operating
      expenses............     71.8      129.9        66.4       58.0        83.2       91.1        95.9      119.9       140.1
                              -----      -----       -----      -----       -----      -----       -----      -----       -----
    Income (loss) from
      operations..........     17.2      (53.3)       19.3       26.4        (2.1)     (16.0)      (25.6)     (54.6)      (86.0)
Other income (expense),
  net.....................    (11.5)      11.5         0.3        0.1         0.8        0.8         0.6        0.9         2.0
Provision for (benefit
  from) taxes.............      0.0      (19.0)        0.0        0.0         0.0        6.3         0.0        0.0         0.0
                              -----      -----       -----      -----       -----      -----       -----      -----       -----
    Net income (loss).....      5.7%     (22.8)%      19.6%      26.5%       (1.3)%    (21.5)%     (25.0)%    (53.7)%     (84.0)%
                              =====      =====       =====      =====       =====      =====       =====      =====       =====

LIQUIDITY AND CAPITAL RESOURCES

    Our principal capital and liquidity needs historically have related to the development of new products and services, our sales and marketing activities, our investments in infrastructure and general capital needs. Our capital and liquidity needs have been met, in large part, with the net proceeds from the private placement of debt and equity securities, cash flows generated from operations and through equipment lease financings.

    As of March 31, 2000, we had cash and cash equivalents of $8.1 million and a working capital deficit of $1.1 million, primarily as a result of the private placement of Series C redeemable convertible preferred stock on December 30, 1999 which generated net proceeds of $12.5 million. On March 31, 2000, we had no long-term debt, other than obligations under capital lease financings. In addition, as of March 31, 2000, we had no existing line of credit facility with a bank. In April 2000, we entered into a revolving line-of-credit agreement with a bank under which we may borrow up to $3.0 million, limited to 80% of eligible accounts receivable, as defined in the agreement. Borrowings bear interest at the bank's prime rate (9.0% at March 31, 2000) plus 2.0%.

    Net cash used in operating activities for the three months ended March 31, 2000 was $3.7 million. Our net loss of $5.7 million and increases in unbilled receivables of $2.8 million were offset by a decrease in accounts receivable of $1.4 million and an increase in accounts payable of $3.1 million. Net cash provided by operating activities was $1.2 million in 1999. For the year ended December 31, 1999, our net loss of $5.2 million and increases in accounts receivable of $2.3 million and prepaid expenses and income taxes of $800,000 were offset by non-cash charges totaling $1.1 million and increases in accounts payable of $2.4 million, accrued expenses of $3.0 million, deferred service revenue of $1.6 million and unearned product revenue of $1.4 million.

    Net cash used in investing activities for the three months ended March 31, 2000 was $5.1 million and consisted of purchases of property and equipment of $4.5 million, including approximately $3.3 million of capitalized software development costs incurred related to the building of I-many.com, our proprietary Internet portal. The net cash used in investing activities for the three months ended March 31, 2000 also included $622,000 of increases in other assets principally related to deferred financing costs related to this offering. Net cash used in investing activities was $3.8 million in 1999 and consisted of purchases of property and equipment of $3.8 million, including approximately $2.0 million of capitalized software development costs incurred in 1999 and $3.3 million in 2000 related to the building of I-many.com.

    Net cash provided by financing activities for the three months ended
March 31, 2000 was $1.6 million, including a bank overdraft of $1.3 million and $181,000 of proceeds from the exercise of stock options. Net cash provided by financing activities for the year ended December 31, 1999 was $12.8 million and consisted of net proceeds of $12.5 million from the private placement of Series C redeemable convertible preferred stock, a bank overdraft of $200,000 and $100,000 of proceeds from the exercise of stock options.

    At March 31, 2000, we had approximately $15.3 million of net operating loss carryforwards to offset future taxable income. Due to the uncertainty related to the realization of such benefits, we have placed a full valuation allowance against this otherwise recognizable deferred tax asset.

    We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. Our future long-term capital needs will depend significantly on the rate of growth of our business, the timing of expanded product and service offerings and the success of these offerings once they are launched. Any projections of future long-term cash needs and cash flows are subject to substantial uncertainty. If the net proceeds of this offering, together with our available funds and cash generated from operations, are insufficient to satisfy our long term liquidity needs, we may seek to sell additional equity or debt securities to raise funds, and those securities may have rights, preferences or privileges senior to those of the rights of our common stock. In connection with such a sale of stock, our stockholders may experience dilution. In addition, we cannot be certain that additional financing will be available to us on favorable terms when required, or at all.

IMPACT OF YEAR 2000

    As of the date of this filing, we have not incurred any significant business disruptions as a result of year 2000 issues. However, while no such occurrence has developed, year 2000 issues may arise related to key suppliers, clients, service providers and information systems that have not become readily apparent. As a result, we will continue to monitor our year 2000 compliance and the year 2000 compliance of our suppliers and customers. We do not expect to incur any material costs in the future in connection with year 2000 computer issues. However, we can provide no assurance that we will not be adversely affected by the non-compliance of our suppliers, clients, service providers and information systems in the future.

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for the years beginning after December 15, 1998. SOP 98-1 provides guidance regarding accounting for computer software developed or obtained for internal use, including the requirement to capitalize specified costs and amortize such costs. The Company adopted SOP 98-1 beginning
January 1, 1999.

    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 is effective for fiscal years beginning after December 15, 1998, and provides guidance on the financial reporting of start-up activities and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. Because we expensed these costs as incurred, the adoption of this standard had no impact on our results of operations, financial position or cash flows.

    In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We do not expect SFAS No. 133 to have a material impact on our financial statements.

    In March 2000, the FASB issued Interpretation No. 44. ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION--AN INTERPRETATION OF APB OPINION
NO. 25. The Interpretation clarifies the application of APB Opinion No. 25 in certain situations, as defined. The interpretation is effective July 1, 2000, but covers certain events occurring during the period after December 15, 1998, but before the effective date. To the extent that events covered by this interpretation occur during the period after December 15, 1998, but before the effective date, the effects of applying this Interpretation would be recognized on a prospective basis from the effective date. Accordingly, upon initial application of the final Interpretation, (a) no adjustments would be made to the financial statements for periods before the effective date and (b) no expense would be recognized for any additional compensation cost measured that is attributable to periods before the effective date. We expect that the adoption of this interpretation would not have any effect on our financial statements.

                                    BUSINESS

I-MANY

    We provide software and Internet-based solutions and related professional services that allow our clients to negotiate and manage complex contract purchasing arrangements which facilitate business-to-business e-commerce. Our proprietary applications enable our clients to:

    - negotiate and structure purchase contracts and special promotions, including rebates and chargebacks based upon purchase volume and on increases in manufacturers' market share;

    - track the achievement of goals under those contracts, establish amounts to be paid under rebate and chargeback programs, and resolve associated disputes by automating the process of retrieving and isolating sales and pricing data and making that data accessible to all contract parties; and

    - evaluate contracts' effect upon profitability and market share and the effectiveness of special promotions.

    We sell our products principally to parties involved in the purchase, sale and distribution of healthcare supplies and pharmaceutical products, including manufacturers, purchasers, group purchasing organizations and distributors. Recently, we have sold our products to two manufacturers in other vertical industries, including The Procter & Gamble Company, with whom we entered into a strategic relationship agreement in May 2000, pursuant to which Procter & Gamble has designated us as their exclusive provider of purchase contract management software for their commercial products group, which includes food service, office coffee service, vending and janitorial/sanitation products, and has agreed to promote our products to other participants in the commercial products market. As part of our agreement with Procter & Gamble, we granted them warrants to purchase our stock.

    Prior to the introduction of our Internet initiatives, including I-many.com, in February 2000, our business model was based principally on licensing software products for installation on our clients' computer systems and providing maintenance, support and professional services. With the launch of our Internet initiatives in February 2000, we are broadening our solutions and target customer base to include an Internet-based environment which we expect will serve as a marketplace for trading partners that utilize complex contracts for purchasing. We believe that our Internet portal will enable our clients and their customers to access historical sales volume and pricing data on a real-time basis, permitting them to make timely and informed decisions about the effectiveness of their purchasing contracts and the eligibility of purchasers for rebates, chargebacks and other pricing incentives.

    To date, we have sold our products and services principally to healthcare companies. Our products are currently used by more than 55 clients, including 8 of the largest 10 and 15 of the largest 20, pharmaceutical manufacturers, ranked according to annual revenues. Our healthcare industry clients include Bayer, Boehringer Ingelheim and Glaxo Wellcome. None of these three clients accounted for 10% or more of our revenues in 1999. We believe that our strategic relationship with Procter & Gamble will provide us with opportunities to expand our traditional client base and increase our sales in the food service, office coffee service, vending and janitorial/sanitation markets. We also believe that our agreement with Procter & Gamble will lead to opportunities for us to license our software to operators of websites.

    In 1995 and 1996, we derived substantially all of our revenues from the sale of limited software products, and our operations were consequently affected by limited capital. During 1995 and 1996, we focused on developing software products and on establishing our office in Portland, Maine. In 1997, we increased our sales force, hired our first Chief Financial Officer, as well as our President and our Vice President of Sales, and received funding to expand our operations. In 1998, we opened our office in Edison, New Jersey in order to be closer to the offices of many of our clients in the pharmaceutical industry and experienced a dramatic increase in our professional services business. We also hired our

Vice President of Professional Services in 1998. In 1999, we began to invest substantially in Internet technologies and we began our efforts to sell our products and services to clients outside of the healthcare industry.

INDUSTRY BACKGROUND

    While existing e-commerce solution providers have focused on automating various aspects of the purchasing process, including developing inventory and supply chain management software and establishing connectivity between purchasers and sellers of goods, we believe that existing solutions are limited in their ability to facilitate the purchasing of goods and services pursuant to complex contracts. These complex contracts are agreements among manufacturers, distributors, intermediaries such as buying groups and the end users of goods and services. These contracts allow purchasers to receive lower prices, discounts, volume rebates, training, maintenance and other non-price incentives based upon multiple factors, including:

    - total volume of products purchased;

    - overall sales of particular products;

    - duration of the contract;

    - number of parties to the contract;

    - number of products covered by the contract; and

    - the purchaser's demographic characteristics.

    We believe that business-to-business purchasing will increasingly be characterized by complex contractual relationships that provide for price and non-price incentives based on diverse factors rather than purchasing based solely on purchase orders. In addition, we have seen a proliferation of websites which attempt to enable users to employ Internet technology to more efficiently purchase and sell goods and services pursuant to complex contracts.

    The task of administering these contracts, which often includes manual data entry and the use of existing enterprise resource planning software, is highly labor intensive, costly and often yields unreliable results. Existing legacy software products, including enterprise resource planning solutions, are often difficult to implement and maintain. Often, these systems do not have the functionality, flexibility, ease of modification, and interoperability with diverse data formats required to address a wide variety of contracts and to respond to frequent changes in these contracts. In addition, users of these systems often find it difficult to configure the systems rapidly enough to permit their use during the negotiation of a contract. Finally, existing systems often lack the ease of use and universal access available from modern Internet applications.

    In addition, we believe that due to the high initial cost of software licenses for existing enterprise resource planning software, many manufacturers avoid the use of contract purchasing altogether, placing them at a disadvantage relative to their competitors.

THE HEALTHCARE MARKETPLACE

    INDUSTRY SIZE

    The market for healthcare products is large and growing. According to the Health Care Financing Administration, total healthcare spending in the United States is expected to grow from approximately $1.3 trillion in 2000 to approximately $2.2 trillion in 2008. The Health Industry Group Purchasing Association, or HIGPA, estimates that as much as $128 billion, or 72%, of hospitals' medical equipment, supplies and pharmaceutical purchases are channeled through group purchasing organizations. Group purchasing organizations are organizations that aggregate the demand of their members, which include hospitals and large physician groups, in order to negotiate with manufacturers to obtain favorable product pricing. The pricing negotiated by group purchasing organizations is often contained in complex purchase contracts, which are designed to meet the varied goals of manufacturers and purchasers. Other healthcare industry participants, such as managed care organizations, government payors and wholesale distributors, also employ complex contracts for the purchase of their medical equipment, supplies and pharmaceuticals.

    INDUSTRY PARTICIPANTS

    Parties involved in the purchase, sale and distribution of goods in the healthcare industry include:

    - MANUFACTURERS of pharmaceuticals, medical and surgical equipment and other healthcare products that wish to use the contracting process to establish favorable prices, assure a reliable channel of distribution and offer incentives to achieve their marketing goals;

    - GROUP PURCHASING ORGANIZATIONS AND OTHER INTERMEDIARIES representing groups of purchasers, including hospitals, physician practice groups, nursing homes, health maintenance organizations, pharmacy benefits managers and integrated delivery networks. Group purchasing organizations aggregate their members' demand for products to obtain favorable pricing terms for them;

    - PURCHASERS such as hospitals, clinics, physicians, and long-term care providers that purchase products under contracts negotiated on their behalf by group purchasing organizations or other intermediaries; and

    - DISTRIBUTORS that purchase goods for resale and sell to group purchasing organization members according to the terms of the contracts negotiated between manufacturers and group purchasing organizations.

    Group purchasing organizations negotiate long-term purchase contracts with manufacturers to obtain pricing concessions for the benefit of group purchasing organization members. Once these contracts are in place, hospitals and other group purchasing organization members issue purchase orders against the contracts. Typically, these orders are then filled by distributors acting on the manufacturers' behalf.

    COMPLEXITY OF HEALTHCARE CONTRACT PURCHASING

    In addition to the general factors affecting business-to-business contractual relationships, healthcare purchasing contracts typically contain pricing incentives designed to meet the particular goals of healthcare manufacturers and purchasers. The price of any particular product purchased under these contracts may vary substantially, depending upon, among other things, external factors such as a manufacturer's market share and a purchaser's demographic characteristics; and quantities of a manufacturer's products used in individual surgical procedures.

    Like contract purchasing in general, contracts in the healthcare and pharmaceutical industries are often negotiated on behalf of a large number of purchasers and include pricing incentives which often result in different prices for otherwise similarly-situated purchasers, based on the purchasers' achievement of, or failure to achieve, certain volume-related goals under the contract.

    While many purchase contract variations exist, there are two fundamental types of pricing incentives in the healthcare purchase environment: chargebacks and rebates. Chargebacks are generally used in connection with contracts between manufacturers and group purchasing organizations. Eligible group purchasing organization members order products either directly from the manufacturer or, more commonly, through a large distributor. When a product is ordered through a distributor, the distributor must sell the item at the price which is negotiated between the manufacturer and the group purchasing organization. Often, the distributor is asked by the manufacturer to sell to the group purchasing organization member at a price which is lower than the price the distributor paid the manufacturer. In these cases, the distributor attempts to verify the eligibility of the group purchasing organization member to receive the lower contract price and if the purchaser is eligible, the distributor seeks to recoup, or chargeback, from the manufacturer, the difference between the distributor's cost and the lower contract price. Given the large volume of purchases under these contracts, constantly changing membership in group purchasing organizations, complicated eligibility requirements and disparate information systems involved, it is not uncommon for manufacturers, purchasers, group purchasing organizations, and distributors to calculate significantly different chargebacks, resulting in disputes among the parties.

    The second type of pricing incentive is a rebate. Typically, rebate provisions entitle a purchaser to a return of a portion of the purchase price based on the volume of product purchased. Rebate provisions are common in contracts between manufacturers and intermediaries such as managed care organizations, pharmacy benefits managers and integrated delivery networks. Manufacturers generally adopt this kind of agreement in order to further their marketing objectives. For example, manufacturers often pay rebates based on increases in their market share. In order to determine the applicability of that kind of provision, the parties must refer to external market share data. As with chargeback contracts, the complicated task of administering rebate-based contracts often results in high administrative costs and disputes involving substantial amounts of money.

    The Omnibus Budget Reform Act of 1990 added further complexity to the process by requiring manufacturers of certain outpatient drugs to provide rebates to ensure that federally-funded state Medicaid agencies receive the "best price" as compared to the net prices available to most other U.S. purchasers, or approximately 15% off the average manufacturer price, whichever is lower. Lesser rebates are required for other drugs. Without automated solutions, it is difficult and costly for manufacturers to constantly monitor the data necessary to ensure compliance with these and other requirements.

OTHER MARKETS

    According to industry sources, business-to-business e-commerce sales in the consumer goods and food products markets are estimated to increase from approximately $35.7 billion in 2000 to approximately $244.6 billion in 2003. Within these markets, our business development personnel, through their industry knowledge and discussions with potential customers, have identified opportunities for the use of our products in the beverage distribution, food service, office coffee service, vending and janitorial/sanitation products submarkets. Each of these submarkets is characterized by the use of complex contracts for determining purchasing incentives, and includes highly specific criteria for availability of incentives such as product placement, co-promotion with other products, and the specific brands of products purchased. For example, in the restaurant market, a purchaser may receive incentives such as food service equipment, training, marketing research or volume discounts. The purchaser's eligibility for these incentives depends on factors such as volume of products purchased, co-placement of the vendor's advertising with the restaurant's advertising and the purchase of multiple products from the same vendor. As in the healthcare market, determining the availability of incentives under these complex contracts is done often using paper-based or legacy computer systems which are unsuitable for managing the volume and complexity of purchasing. In addition, these other industries employ pricing mechanisms similar to chargebacks and rebates to adjust amounts paid by the purchaser. Administering these chargebacks and rebates results in high administrative costs and disputes involving substantial amounts of money. In 1999, approximately 5% of our revenues were generated by sales to a single customer in the beverage distribution submarket. To date, we have not recognized revenues in any of the other submarkets referred to above.

    In addition to the healthcare and other markets, we believe that similar complex contract purchasing arrangements such as rebates and chargebacks exist in the electronics, bulk chemicals, building products and agricultural-chemical sectors. We are currently developing marketing programs that are customized to purchasing practices in these sectors, but have not realized revenues from sales from these programs.

ADMINISTRATIVE DEMANDS OF CONTRACT PURCHASING

    As a result of the intricacies of contract purchasing, the administration of purchase contracts is difficult and expensive. Among other things, each participant in the supply chain must be able to:

    - monitor the impact of different pricing strategies;

    - process enormous volumes of data related to invoices, inventory, shipments and market share;

    - validate purchasers' eligibility for agreed-upon rebates and distributors' eligibility for chargebacks; and

    - integrate pricing, inventory, market share and other data relevant to the contract with existing enterprise resource planning and other management systems.

THE I-MANY SOLUTION

    We provide software and Internet-based solutions and related professional services that allow our clients to manage complex contract purchasing arrangements.

    Key components of our solution include:

    COMPLETE OFFERING OF CONTRACT MANAGEMENT CAPABILITIES. Our solutions provide our clients with the broad range of features they need to efficiently negotiate, manage and analyze their purchase contracts, including:

    - Internet capabilities, including our Internet portal, which enable manufacturers to promote their products, allow purchasers to become knowledgeable about their product options and facilitate the matching of manufacturers with intermediaries, purchasers and distributors for the negotiation of contracts;

    - comprehensive software which provides real-time access to relevant contract data, thereby enabling users to better understand the impact of contract terms and their purchase decisions; and

    - sophisticated analysis tools which enable contracting parties to see the effects of their special promotions.

    By providing this broad functionality, we eliminate the need for the users of our solutions to combine often incompatible software from multiple vendors, thereby decreasing costs and implementation time and enhancing reliability.

    I-MANY.COM. Through our proprietary Internet portal, I-many.com, we offer a comprehensive web-hosted contract management service. We provide our solutions on an application service provider basis, for which we will charge our clients a subscription fee. Through I-many.com, manufacturers, purchasers, intermediaries and distributors can access key contract data, such as quantities purchased and the contract pricing structure, in real-time using standard Internet browsers. We believe that I-many.com will benefit our clients by reducing their initial capital investment and by giving all users access to the same data, thereby helping to reduce disputes regarding the amount of rebates and chargebacks owed under the contract.

    INTERNET-BASED SOLUTIONS. We provide technology infrastructure that will allow other business-to-business exchanges to enable contract purchasing and contractual relationship management through their websites. With our proprietary technology, business-to-business e-commerce sites can enable their customers to:

    - define the scope and fundamental terms of the contract and identify potential partners;

    - track the achievement of performance goals under the contract; and

    - analyze performance and share key contract information among partners to optimize their relationships.

    Our robust technology infrastructure is capable of providing these contract purchasing and relationship management tools to existing order-only, auction and reverse auction sites. To date, we have not recognized any revenues from technology licenses.

    ENHANCED TRANSACTIONAL EFFICIENCY. Our solutions help reduce transaction costs and increase the efficiency and reliability of the purchasing process. By using our solutions:

    - manufacturers may accurately evaluate the effectiveness of their pricing initiatives on a real-time basis;

    - distributors may calculate and process chargebacks more quickly, improving their cash flow;

    - purchasers may evaluate their eligibility for rebate programs; and

    - intermediaries can more readily obtain product and pricing information from participating manufacturers, thereby enabling them to negotiate contracts on behalf of their members more efficiently.

    This increased efficiency enables all parties to increase the quality of the purchasing process and redeploy personnel and other resources currently allocated to contract administration. In addition, by simplifying and accelerating the processing of chargeback and rebate transactions, our solutions promote more predictable cash flow and proper accounting treatment.

    BROADER ACCESS TO THE BENEFITS OF CONTRACT PURCHASING. Our subscription-based pricing model permits smaller manufacturers and distributors to enjoy the benefits of contract-based pricing without large up-front cash outlays for license fees. Because we offer centralized data storage on our servers, our clients do not need to purchase expensive, maintenance-intensive servers and data storage equipment or to hire additional staff to maintain that equipment.

BUSINESS STRATEGY

    Our objective is to become the leading provider of contract management solutions to organizations which utilize complex purchase contracts to buy or sell products in large volumes. To achieve this objective, we are pursuing the following strategies:

    BUILD UPON OUR STRENGTH IN THE HEALTHCARE MARKET. We provide contract management solutions and services to many of the largest pharmaceutical manufacturers and other healthcare companies. As a result of our experience in this market, we have acquired extensive industry knowledge of and experience with contracting practices and the relationships among healthcare industry participants. We believe that we have a reputation as a quality provider of complex contract management services and that we will be able to build upon that reputation and our extensive industry knowledge to offer additional services to our existing client base, and to attract new clients in the healthcare industry as well as other industries.

    PROMOTE OUR INTERNET TECHNOLOGY FOR BUSINESS-TO-BUSINESS E-COMMERCE. We intend to promote and license our technology infrastructure to other business-to-business exchanges to enable contract purchasing through their websites. This will enable us to expand our client base to include clients in markets with which we are currently not well acquainted.

    AGGRESSIVELY DEVELOP OUR PROPRIETARY INTERNET PORTAL, I-MANY.COM. We launched our Internet portal, I-many.com, in February 2000 and intend to aggressively promote it as a marketplace for trading partners in the healthcare industry. We are seeking to increase the number of manufacturers that list their product offerings through I-many.com and attract hospitals, retail pharmacies, group purchasing organizations and other intermediaries and other purchasers of these products. As of April 30, 2000, 31 manufacturers have signed contracts to list their product offerings through I-many.com.

    TARGET OTHER MARKETS. We believe that the purchase contracting practices in many other industries are similar to those in the healthcare market. Other industries with similar practices include food and beverage, building products, electronics, agricultural/chemical products and retail. We believe that our solutions are readily adaptable to these additional markets. For example, in May 2000, we entered into a strategic relationship with Procter & Gamble to introduce our solutions to the commercial products market. We are exploring additional markets, and, if appropriate, expect to develop the necessary industry expertise to support our entry into such markets.

    INCREASE SALES AND SUPPORT EFFORTS. We intend to increase significantly our direct sales and support forces to facilitate our growth, particularly with respect to our website. We are seeking to promote the awareness of the I-many brand through an aggressive advertising and marketing campaign, including participation in trade shows and the placement of advertisements in key industry publications.

    MAINTAIN A TECHNOLOGICAL LEADERSHIP POSITION. We seek constant feedback from our clients to understand their needs during both the implementation and post-implementation stages. Following implementation, we meet with our clients to identify their needs. The feedback from these focus groups serves as a basis for product upgrades. We believe that, by closely partnering with and listening to our clients, we will continue to develop our products so that they deliver the highest value.

    SELECTIVELY PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES. We intend to pursue a selective acquisition strategy as opportunities arise to complement our product offerings, extend our service capabilities and expand the features on our website. In addition, we intend to enter into strategic relationships as opportunities arise, to help us develop and market our products and services more effectively.

PRODUCTS AND SERVICES

    The components and features of our products are designed to address particular business areas, but all share our core technology. To date, substantially all of our revenues have been derived from the sale of software licenses to healthcare manufacturers and from the provision of related professional services. Our license fees are based on a number of factors, including the nature and number of modules being licensed, the number of users and the size of the client. In 1999, our clients paid us license fees ranging from approximately $28,000 to approximately $1,000,000.


    Our products give group purchasing organizations and manufacturers access, through the Company's software, to product data provided by manufacturers and to product and pricing offerings. Thus, through the Company's products, the data that affect the pricing and other terms in these complex purchasing contracts are available to the parties before they negotiate. Because this contract information is at their disposal, the group purchasing organizations are better able to negotiate on behalf of, and receive more favorable terms for, their members. The group purchasing organizations, however, do not share information about one member's individual contracts with other members. In addition, our products enable the respective parties to the contracts to monitor sales under the contract for purposes of qualifying the purchasing parties for rebates and chargebacks and calculating the rebate or chargeback. This process of automating the paper trail can save contracting parties significant time and money.

HEALTHCARE PRODUCTS


    I-MANY.COM is our proprietary Internet-based portal which enables manufacturers, group purchasing organizations and other intermediaries, distributors and purchasers to share information relating to healthcare products and to negotiate and manage contracts relating to the purchase and sale of those products. Through I-many.com, manufacturers may, for a fee, post promotional material about their products and seek information from group purchasing organizations and other intermediaries, distributors and other purchasers who have indicated an interest in entering into a contract to purchase their products. Once a group purchasing organization has identified a manufacturer from which it would like to purchase goods or services, it can negotiate directly with the manufacturer through the Company's I-many.com portal. The portal allows group purchasing organizations or individual buyers (e.g. hospitals, nursing homes) to negotiate in an interactive fashion with either party initiating a "request for contract" or contract offer" which can then be modified and communicated "back and forth" numerous times before an agreement is reached. Through I-many.com, the various parties may license our CARS contract management software for a monthly fee through our application hosting service, and may utilize our servers to store contract data, which may then be accessed by all licensed users which are party to the contract.


    The following is a list of our principal healthcare contract management software products. They may be licensed on a stand-alone basis for use on our clients' own computer systems or on a web-hosted basis through our I-many.com portal.

    CONTRACT ADMINISTRATION AND REPORTING SYSTEM, OR CARS/IS is a suite of software products that enables businesses to model the terms of their purchasing contracts, process data to determine pricing and evaluate contract performance, and manage the overall adjudication of rebates and chargebacks due under the contracts. CARS/IS allows users to manage a wide variety of contract pricing mechanisms, including rebates, chargebacks, and promotions. CARS/IS is used by 15 of the largest 20 pharmaceutical manufacturers, ranked according to annual revenues.

    CARS/MEDICAID is a ready-to-install software solution that automates the management and clerical tasks of the federally-mandated Medicaid Drug Rebate Law. The system processes data and calculates rebates and payments for both federal and state rebate programs. CARS/Medicaid provides the capability to track and resolve disputes, and is designed to assist users to comply with applicable federal and state government regulations.

    CARS/ANALYTICS provides sophisticated analyses and reporting across a spectrum of sales and contract management processes. CARS/Analytics uses the information generated by CARS/IS and third party information sources through a specific data application in CARS/IS to generate analyses and reports which are designed to enable users to determine the estimated profitability of contract business strategies and to examine key contract and sales performance measurements and trends.

CONSUMER GOODS PRODUCTS

    In addition to our healthcare industry products, we offer the Enterprise Promotions Manager, which is a solution for the management and reporting of critical and complex trade promotion and sales management activities in consumer goods industries. We are also in the process of building additional modules and products for the consumer goods market, including a module which will facilitate the management and reconciliation of advances and accruals, as well as an analytical product designed to quickly create reports on key performance drivers such as trade promotion effectiveness, customer profitability and brand performance.

PROFESSIONAL SERVICES

    Our professional services group provides implementation and deployment services, training and customer support and consulting services. At March 31, 2000 this group was comprised of 72 I-many employees and is augmented by outside consultants whom we have trained.

    CONSULTING SERVICES. We work with our clients during and after installation of our solution to optimize the functionality of the system. These services include project planning and management, business process analysis, integration with clients' enterprise resource planning systems and quality assurance. Our goal is to empower our clients with the knowledge and confidence to independently operate, refine and develop their systems.

    DEPLOYMENT SERVICES. Our deployment services include pre-installation planning, on-site installation, upgrade services, system testing, database administration support and professional service support.

    EDUCATIONAL SERVICES. We offer training programs and business analysis services for those persons within the client organization responsible for utilizing our solutions, such as contract administrators. In addition, we offer user group meetings to enable customers to learn about product directions and influence our future products.

    CUSTOMER SUPPORT. We offer comprehensive maintenance and support services and 24 hours a day, 7 days a week customer service, documentation updates and new software releases.

LICENSES OF OUR INTERNET TECHNOLOGY

    We are exploring opportunities to license the technology underlying our I-many.com portal to other Internet-based business-to-business exchanges in order to enable us to reach new markets. To date, we have not recognized revenues from such licenses.

REVENUE MODEL

    To date, we have generated revenues from both products and services related to our CARS software suite. Product revenues are comprised of software license fees, which have historically been recognized upon execution of a signed license agreement and delivery of the software, provided there are no significant post-delivery obligations, the payment is fixed and determinable and collection is probable. Historically, software license agreements have been for a three-year period. Service revenues are comprised of maintenance and support fees directly related to our CARS software suite and professional service fees derived from consulting, installation, business analysis and training services related to our software products.

    In the latter part of 1999, we started offering our clients an enterprise agreement that includes a software license, maintenance and support and a fixed number of days of professional services. Clients opting for this enterprise agreement will enter into a three-year, fixed-fee, all-inclusive agreement payable in three equal annual installments commencing upon the execution of the agreement.

    Although we have not generated significant revenues to date from our Internet initiatives, we expect that Internet-based sales will differ from our historical sales model. We expect that these revenues will be generated from:

    - administrative fees for establishing contracts through the portal, based on a percentage of the revenue derived by the manufacturer from sales of its products pursuant to these contracts;

    - subscription fees paid by manufacturers, intermediaries and distributors for access to our software and the contract data which will be hosted on our servers; and

    - fees paid by manufacturers and distributors for the opportunity to place advertising or other promotional information on our website, which we believe will be repeatedly and frequently accessed by contract administrators, purchasing managers and other persons responsible for healthcare purchase decisions.

    In addition, to the extent that we identify opportunities to license our Internet technology to other business-to-business exchanges, we expect to be paid in the form of license and transaction fees paid by the operators of these websites.

CUSTOMERS

    Our primary market has been enterprises within the healthcare industry. We have approximately 55 clients, over 90% of which are pharmaceutical and/or medical products companies. We also have recently sold our solutions to other participants in the healthcare purchasing process, including a major group purchasing organization, wholesale distributors, and managed care organizations. Moreover, we have sold our products to a beverage manufacturer and a manufacturer of consumer products. During 1999, approximately 10.5% of our revenue was derived from a single client, Pfizer, Inc. and during the first three months of 2000, approximately 37% of our revenues were derived from a single client, Premier, Inc. Other than the foregoing, none of our clients accounted for more than 10% of our revenues in 1999 or in the first three months of 2000. For the year ended December 31, 1999, our revenues were approximately $19.4 million, and our net loss was approximately $5.2 million. For the three months ended March 31, 2000, our revenues were approximately $6.8 million, and our net loss was approximately $5.7 million.

    Our clients include the following:

                                 MANUFACTURERS

3M Pharmaceuticals, a division of Minnesota    Genentech, Inc.
  Mining and Manufacturing Co.                 Glaxo Wellcome Inc.
Agouron Pharmaceuticals, a division of         Halsey Drug Company, Inc.
  Warner-Lambert Co.                           Immunex Corporation
Alcon Laboratories, Inc.                       Knoll Pharmaceutical Company
Allergan Inc.                                  Mallinckrodt, Inc.
Alpharma, Inc.                                 Mylan Pharmaceuticals, Inc.
Altana Inc.                                    Novo Nordisk Pharmaceuticals, Inc.
Aventis Pharmaceutical Inc.                    Nycomed-Amersham, Inc.
Aventis Pharmaceutical Products Inc.           Parke-Davis, a division of Warner-Lambert Co.
Bausch & Lomb Pharmaceutical, a division of    PepsiCo., Inc.
  Bausch & Lomb Inc.                           Pharmacia & Upjohn Co.
Baxter Healthcare Corporation                  The Procter & Gamble Company
Bayer Corporation                              Purdue Pharma, L.P.
Boehringer Ingelheim Corporation               Roche Laboratories Inc.
Centocor, Inc.                                 Sanofi Synthelabo, Inc.
CIBA Vision Corporation                        G.D. Searle & Co.
DuPont Pharmaceuticals Company                 Sepracor Inc.
Dura Pharmaceuticals, Inc.                     Solvay Pharmaceuticals, Inc.
Faulding Inc.                                  UCB Pharma, Inc.
Galderma Laboratories, Inc.                    Whitehall-Robins Healthcare, a division of
                                               American Home Products Corp.

          DISTRIBUTORS, PURCHASERS AND GROUP PURCHASING ORGANIZATIONS

               Abbott Laboratories, Inc.
              Bergen Brunswig Corporation
              California Physician Services, d/b/a/ Blue Shield of California TDI Managed Care Services, Inc., d/b/a/ Eckerd Health Services Integrated Pharmaceutical Services
              Premier, Inc.

PROCTER & GAMBLE AGREEMENT

    In May 2000, we entered into a strategic relationship with The Procter & Gamble Company, pursuant to which Procter & Gamble has designated us for a period of three years as their exclusive provider of purchase contract management software for their commercial products group, which includes food service, office coffee service, vending and janitorial/sanitation products, and has agreed to promote our products to other participants in the commercial products market. Procter & Gamble Pharmaceuticals, Inc. entered into an agreement to license our CARS/IS, CARS/Medicaid, CARS/ Analytics, and other products; and the Procter & Gamble Commercial Products Group has licensed our Enterprise Promotion Manager product for use in the food service, janitorial/sanitation, vending and office coffee markets.

    In addition, pursuant to a strategic relationship agreement, Procter & Gamble has agreed to provide us with industry knowledge about the food service, janitorial/sanitation, vending and office coffee markets in order to assist us to adapt our Enterprise Promotion Manager product, which is currently used mainly in the consumer goods industry, into the food service, janitorial/sanitation, vending and office coffee markets. Procter & Gamble has agreed to serve as a reference for third parties considering our products for use in the food service, janitorial/sanitation, vending and office coffee markets, and has agreed to assist us in licensing our Internet technology for third-party websites directed to these markets.

    In connection with the agreement, we will share with Procter & Gamble up to 10% of the revenue received by us from business within the commercial product market. In addition, we granted Procter & Gamble warrants to purchase an aggregate of 875,000 shares of our common stock. The exercise price of the warrants is equal to the price per share to the public in this offering. In addition, we have agreed to grant Procter & Gamble warrants to purchase up to an additional 125,000 shares of our common stock, exercisable at the then current fair market value per share on the date of grant, upon the achievement of milestones set forth in the agreement. As of May 31, 2000, we had not begun to recognize revenues from our agreement with Procter & Gamble.

SALES AND MARKETING

    We market our software and services primarily through a direct sales force. As of March 31, 2000, our sales force consisted of a total of 24 salespersons, including 8 national account executives, 6 sales support professionals and 10 e-commerce sales and support professionals. We intend to continue to increase substantially the size of our sales force as we seek to expand the market for our Internet portal. In addition, we are seeking to enhance the productivity of our direct sales force by hiring additional support personnel. Competition for qualified sales personnel is intense and there can be no assurance that we will be able to attract such personnel. If we are unable to hire additional qualified sales personnel on a timely basis our business, operating results and financial condition could be materially and adversely affected.

TECHNOLOGY AND PRODUCT DEVELOPMENT

    Since our inception, we have made substantial investments in product development. We believe that our future financial performance depends on our ability to maintain and enhance our current products and develop new products. Our research and development expenses were approximately $1.5 million in 1997, $2.3 million in 1998, $8.2 million in 1999, and $5.2 million in the three months ended March 31, 2000.

    As of March 31, 2000, we employed 54 people in our product development organization who are responsible for the design, development and release of our products. The group is organized into four disciplines: development, quality assurance, documentation and project management. Members from each discipline, along with a product marketing manager from our marketing department, form separate product teams to work closely with our sales, marketing, services, client and prospects organizations to better understand market needs and user requirements. Each product team also hosts a series of user focus groups and attends our yearly user conference. When appropriate, we also utilize third parties to expand the capacity and technical expertise of our internal product development organization. Periodically, we have licensed third-party technology. We believe this approach shortens our time to market without compromising our competitive position or product quality, and we plan to continue to draw on third-party resources as needed in the future.

    We utilize a well-defined software development methodology that emphasizes quality assurance throughout the process. Our methodology involves specifying and reviewing business requirements, functional requirements, prototypes, technical designs, test plans and documentation plans. We perform quality assurance testing throughout our iterative development of code and modifications. In addition, we perform functional, component, systems, integration, performance and stress testing on all software before release.

    Our CARS family of applications is designed as a client/server application, supporting Windows 95, 98 and NT-based clients, Microsoft NT or any Unix based server operating systems and Oracle relational database software. The CARS software provides standard interfaces for integration with a wide variety of computer systems utilized by our clients.

    Our Internet technology is based on well-established components from Microsoft, Oracle and a number of other software vendors. The architecture, or technology framework, for our Internet technology allows us to continuously enhance the features and functionality of our offerings to meet our clients' evolving requirements. The architecture of our technology enables us to add capacity as the number of users and transactions increase on our system.

    Our platform contains a variety of features to ensure the secure transmission of business information among multiple trading partners. We use an Internet security technology for all confidential information transmitted by our website. User and confidential information is always encrypted during transmission from our website. Our employees do not have access to our website, except as necessary to perform customer service functions. We use an authentication system so that only authorized users can access our website. Moreover, our systems are designed to ensure that users can access only that information for which they are authorized.

COMPETITION

    The contract management software market is subject to rapid change. Competitors vary in size and in the scope and breadth of the products and services offered. We encounter competition primarily from internal information systems departments of potential or current customers that develop custom software, software companies that target the contract management markets, professional services organizations and Internet-based merchants offering healthcare products through on-line catalogs.

    Similarly, the market for the Internet-based solutions we offer is subject to rapid change and competition. We may encounter competition from the operators of Internet portals now in existence or from buying and selling consortiums that develop their own web-based exchanges, including buyers and sellers of healthcare products.

    We believe that the principal competitive factors affecting our market include product reputation, functionality, ease-of-use, ability to integrate with other products and technologies, quality, performance, price, customer service and support and the vendors' reputation. Although we believe that our products currently compete favorably with regard to such factors, we cannot assure you that we can maintain our competitive position against current and potential competitors. Increased competition may result in price reductions, less beneficial contract terms, reduced gross margins and loss of market share, any of which could materially and adversely affect our business, operating results and financial condition.

    Many of our competitors, and potential competitors, have greater resources than we do, and may be able to respond more quickly and efficiently to new or emerging technologies, programming languages or standards, or to changes in customer requirements or preferences. Many of our competitors can devote greater managerial or financial resources than we can to develop, promote and distribute contract management software products and provide related consulting, training and support services. We cannot assure you that our current or future competitors will not develop products or services which may be superior in one or more respects to ours or which may gain greater market acceptance. Some of our competitors have established or may establish cooperative arrangements or strategic alliances among themselves or with third parties, thus enhancing their abilities to compete with us. It is likely that new competitors will emerge and rapidly acquire market share. We cannot assure you that we will be able to compete successfully against current or future competitors or that the competitive pressures faced by us will not materially and adversely affect our business, operating results and financial condition. See "Risk Factors--We have many competitors and potential competitors and we may not be able to compete effectively."

INTELLECTUAL PROPERTY AND LICENSES

    We rely primarily on a combination of copyright, trademark and trade secrets laws, as well as confidentiality agreements to protect our proprietary rights. We presently do not have, and we have not applied for, any patents on our products. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain the use of information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology.

    We are not aware that any of our products infringe the proprietary rights of third parties. We cannot assure you, however, that third parties will not claim infringement by us with respect to current or future products. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could have a material adverse effect upon our business, operating results and financial condition.

    From time to time, we license software from third parties for use with our products. We believe that no such license agreement to which we are presently a party is material and that if any such license agreement were to terminate for any reason, we would be able to obtain a license or otherwise acquire other comparable technology or software on terms and on a timetable that would not be materially adverse to us.

EMPLOYEES

    As of April 30, 2000, we had a total of 245 employees, of whom 138 were based in Portland, Maine, 58 were based at our sales and marketing headquarters in Edison, New Jersey and 49 worked at remote locations. Of the total, 98 were in operations and development, 62 were in sales and marketing, 56 were in professional services, and 29 were in administration and finance. Our future performance depends in significant part upon the continued service of our key technical, sales and marketing and senior management personnel and our continuing ability to attract and retain highly qualified technical, sales and marketing and managerial personnel. Competition for such personnel is intense and we cannot assure you that we will be successful in attracting or retaining such personnel in the future. None of our employees is represented by a labor union or is subject to a collective bargaining agreement. We have not experienced any work stoppages and consider our relations with our employees to be good. See "Risk Factors--We rely significantly on certain key individuals and our business will suffer if we are unable to retain them."

FACILITIES

    Our executive, administrative and operating offices are located in approximately 38,000 square feet of leased office space located in Portland, Maine under leases expiring in October 2003 and October 2004. We also maintain approximately 6,000 square feet of office space for our sales, marketing and e-commerce personnel in Edison, New Jersey, and have recently leased an additional 11,000 square feet in Edison.

LEGAL PROCEEDINGS

    We are not a party to any material pending litigation or other legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information regarding our directors and executive officers as of April 30, 2000:

DIRECTORS AND EXECUTIVE OFFICERS    AGE                              POSITION(S)
--------------------------------  --------   ------------------------------------------------------------
William F. Doyle (1)(2)(3)           37      Chairman of the Board of Directors
A. Leigh Powell (2)                  38      President, Chief Executive Officer and Director
Philip M. St. Germain                63      Director, Chief Financial Officer and Treasurer
Jeffrey Horing (1)                   36      Director
John C. Phelan (1)(2)(3)             34      Director
Terrence M. Nicholson                45      General Manager and Vice President
Timothy P. Curran                    33      General Manager and Vice President, Corporate Development
Stephen Liscovitz                    45      Vice President, Development
Steven I. Hirschfeld                 37      Vice President, Sales
Thomas Mucher                        42      Vice President, Professional Services
Glenn J. Wira                        34      Vice President, Marketing
Michael C. Pinto                     31      Vice President, Business Development

------------------------

(1) Member of the audit committee.

(2) Member of the compensation committee.

(3) Member of the stock plans subcommittee.

    WILLIAM F. DOYLE has served as a director and as chairman of our board since December 1999. He has been a partner of Insight Capital Partners, a venture capital firm, since June 1999. From November 1995 to November 1999, Mr. Doyle was vice president, licensing & acquisition and a member of the Consumer Pharmaceutical and Professional Group Operating Committee of Johnson & Johnson. From June 1996 to November 1999, Mr. Doyle served as a director of Johnson & Johnson Development Corporation, Johnson & Johnson's venture capital subsidiary. From 1992 to 1995, Mr. Doyle was a manager at McKinsey & Co., a management consulting firm. Mr. Doyle holds an M.B.A. from Harvard Business School and a S.B. from the Massachusetts Institute of Technology.

    A. LEIGH POWELL has served as our president and chief executive officer since July 1999. From February 1998 to July 1999, Mr. Powell served as our vice president of marketing and as our chief operating officer. From January 1997 to February 1998, he served as vice president of business alliances for Think Systems/I2 Technologies, a supply-chain software company. From January 1996 to January 1997, Mr. Powell worked as a vice president for American Software, a supply-chain software company. From March 1985 to December 1995, Mr. Powell worked as a business consultant for Andersen Consulting, a management consulting firm. Mr. Powell received his M.B.A. and B.S. from Virginia Polytechnic Institute and State University.

    PHILIP M. ST. GERMAIN has served as our chief financial officer since September 1997, and as a director since July 1999. From 1986 until joining I-many, Mr. St. Germain worked as an independent consultant for, and provided financial management services to, early stage high technology companies.
Mr. St. Germain received a J.D. from Boston College Law School and a B.A. from Boston College.

    JEFFREY HORING has served as a director since September 1997. Since
January 1995, Mr. Horing has been a partner at Insight Capital Partners. From February 1990 to August 1994, Mr. Horing served as a senior investment professional at E. M. Warburg Pincus funds. Mr. Horing received an M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology, and a B.S./B.S.E. from the Wharton School and School of Engineering at the University of Pennsylvania. Mr. Horing serves on the boards of directors of Exchange Applications, Inc., a software company, and SLMsoft.com, a maker of electronic commerce to financial institutions.

    JOHN C. PHELAN has served as a director since January 2000. Since
April 1998, Mr. Phelan has been a Managing Principal of MSD Capital LLP, a private investment firm for Michael S. Dell. Mr. Phelan is a co-founder of that firm. From April 1992 to January 1998, Mr. Phelan worked as a principal and a limited partner in the general partnership of ESL Investments, a Greenwich, Connecticut-based investment firm. Mr. Phelan received his M.B.A. from Harvard Business School in 1990 and graduated CUM LAUDE from Southern Methodist University in 1986 with a B.A. in Economics and Political Science.

    TERRENCE M. NICHOLSON has served as our vice president and general manager since August 1999. From February 1996 to August 1999, Mr. Nicholson served as director of information technology at Mallinckrodt, Inc, a manufacturer of medical devices. From February 1995 to February 1996, Mr. Nicholson served as program executive of NCR Corp., a manufacturer of automated teller machines, in their data warehousing systems division. Mr. Nicholson received a M.S.C.E. from Rensselaer Polytechnic Institute and a B.S.E.E. from the University of Notre Dame.

    TIMOTHY P. CURRAN has served as vice president and general manager of corporate development since July 1999. From June 1998 to July 1999, Mr. Curran served as director, sales and marketing for our vertical markets line of business. From March 1997 to May 1998, Mr. Curran served as manager, internal consulting at EMC(2) Corporation, a manufacturer of computer storage devices. Prior to March 1997, Mr. Curran was employed for eight years with Andersen Consulting, a management consulting firm, beginning as a staff consultant in Andersen's systems development practice and ending as a senior manager focusing on business process re-engineering and management consulting. Mr. Curran received an M.B.A. from the University of Chicago and a B.S. in chemical engineering from Case Western Reserve University.

    STEPHEN LISCOVITZ has served as vice president, development and operations since June 1999. From March 1998 to June 1999, he served as project manager for our CARS/Analytics product. From May 1995 to March 1998, he served as project manager for our CARS/IS product. From November 1992 to May 1995, he served in various project management roles at I-many. Mr. Liscovitz holds a B.A. from Rutgers University.

    STEVEN I. HIRSCHFELD has served as our vice president, sales since January 1999. From July 1994 to January 1999, Mr. Hirschfeld held various positions with Janis Group, Inc., a company that distributes enterprise resource planning software, including general manager of several business units. He received his B.S. in Business Administration and Marketing from the University of Delaware.

    THOMAS MUCHER has served as our vice president, professional services since February 1998. From December 1996 to February 1998, he served as vice president, professional services with AnswerSoft, Inc., a help-desk software company. From June 1994 to December 1996, he served as director, professional services and later as vice president, professional services for North America with Tivoli Systems Inc., a provider of products and services for information technology security and data storage. Mr. Mucher received an AAS certificate in Electronic Engineering Technology from Control Data Corporation, Institute for Computer Studies.

    GLENN J. WIRA has served as our vice president, marketing since April 1999. From November 1995 through March 1999, Mr. Wira managed our national account executives and business consultants. From July 1992 through October 1995, Mr. Wira was the manager, hospital sales administration and national account executive for McNeil Consumer Healthcare, a division of Johnson & Johnson.
Mr. Wira holds an M.B.A. in marketing and a B.S. in management information systems, both from Drexel University.

    MICHAEL C. PINTO has served as vice president of business development since February 2000. Prior to his role as vice president, Mr. Pinto served as I-many's director of business development/strategic alliances from February 1999 to February 2000. From July 1997 to February 1999 he served in business planning and development at Bristol-Myers Squibb Company, a pharmaceutical company. From June 1995 to July 1997 he was a management consultant at American Home Products Corporation working within its Medical/Surgical and Pharmaceutical Divisions. Mr. Pinto holds an M.B.A. in marketing and finance from New York University's Leonard Stern School of Business, and a B.A. from Lafayette College.

BOARD OF DIRECTORS AND COMMITTEES

    Following this offering, our board of directors will consist of five directors. The terms of the directors will expire upon the election and qualification of successor directors at each annual meeting of stockholders.

    The board of directors has a compensation committee and an audit committee. The compensation committee, which is composed of Messrs. Powell, Doyle and Phelan, makes recommendations concerning salaries and incentive compensation for our employees and administers and grants stock options under our stock option plans. The stock plan subcommittee, comprised of Messrs. Doyle and Phelan, of the compensation committee makes recommendations regarding the grant of stock options to our executive officers and Mr. Powell's compensation. The audit committee, which is composed of Messrs. Doyle, Horing and Phelan, reviews the results and scope of the audit and other services provided by our independent public accountants and otherwise addresses matters set forth in a charter adopted in compliance with rules adopted by the Securities and Exchange Commission and Nasdaq.

DIRECTOR COMPENSATION

    Under the 2000 non-employee director stock option plan, each non-employee director is entitled to receive 62,500 options upon his or her initial election to the board (or with respect to current non-employee directors, on the date of this offering) and 25,000 options annually. Such options vest in three equal annual installments commencing on the first anniversary of the date of grant. We also reimburse directors for reasonable expenses incurred in attending board meetings. See "Management--Benefit Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Our compensation committee is comprised of Messrs. Powell, Doyle and Phelan. Mr. Powell is our chief executive officer. Neither Mr. Doyle nor Mr. Phelan has been an employee of I-many at any time. Prior to the formation of the compensation committee in March 2000, all decisions regarding executive compensation were made by the full board. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

    Our amended and restated certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

    - any breach of their duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

    - any transaction from which the director derived an improper personal benefit.

    This provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws.

    Our amended and restated certificate of incorporation also generally provides that we will indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he or she is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him or her in connection with that proceeding. An officer or director will not be entitled to indemnification by us if:

    - the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests; or

    - with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his or her conduct was unlawful.

    In addition, we plan to enter into indemnification agreements with our directors containing provisions which may require us, among other things, to indemnify our directors against various liabilities that may arise by virtue of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

    Our amended and restated certificate of incorporation also permits us to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in such capacity. We intend to obtain directors' and officers' insurance providing indemnification for our directors and officers. We believe that these provisions, agreements and insurance are necessary to attract and retain qualified directors and officers.

    At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

    A. LEIGH POWELL. Under our employment letter agreement dated July 27, 1999, and currently in effect, Mr. Powell received a base annual salary of $200,000 through December 31, 1999, and a bonus of not less than $100,000 based on achieving certain minimum performance goals. If we terminate Mr. Powell's employment for any reason other than for cause, Mr. Powell will be entitled to receive his then current salary for six months or until he commences employment with another employer, whichever occurs earlier. If we terminate his employment for disability, he will be entitled to receive his then current salary for one year or until he commences employment with another employer, whichever occurs earlier. Upon a sale or merger of I-many, 50% of the options granted to Mr. Powell prior to July 1999 which are then unvested will vest upon such sale or merger.

    PHILIP M. ST. GERMAIN. In December 1997, we entered into an employment agreement with Mr. St. Germain, our chief financial officer. Under the agreement, Mr. St. Germain was entitled to receive $125,000 for fiscal year 1997 and a minimum of $140,000 per year for each succeeding year of the agreement. The term of the employment agreement is three years. Under the employment agreement, Mr. St. Germain is prohibited from working for any other company that competes, directly or indirectly, with us for a period of one year from termination of his employment with us. Mr. St. Germain is also entitled to severance pay equal to 12 months of his base salary if he is terminated other than for cause and he shall receive one additional year of vesting of any previously granted options. Also, all of his unvested options will become immediately vested upon a merger or change of control of I-many or a sale of substantially all of its assets, or if Mr. St. Germain's employment is terminated and we are sold to or merged with another company within 6 months of such termination.

    STEVEN I. HIRSCHFELD. Under our employment letter dated December 26, 1998, and currently in effect, Mr. Hirschfeld received a base salary of $180,000 for fiscal year 1999, as well as participation in a bonus and commission plan. If we terminate Mr. Hirschfeld's employment for any reason other than for cause within the first 24 months of his employment, he will receive 12 months of his base pay as severance. We will also pay this severance if he resigns following a change of control of I-many which alters his duties or responsibilities. Upon a sale of I-many or substantially all of its assets, or a merger or change of control of I-many, 50% of his then unvested options will vest at that time, and the remainder will vest within 12 months of such event, provided that the board of directors may prevent such acceleration in certain circumstances.

    THOMAS MUCHER. Under our employment letter dated January 6, 1998, which is currently in effect, Mr. Mucher is entitled to a base annual salary of at least $147,000 and a bonus based upon achieving goals and objectives mutually established by Mr. Mucher and Mr. Powell. Mr. Mucher received a base salary of $158,769 for fiscal year 1999, as well as a bonus of $43,231. Pursuant to the employment letter, Mr. Mucher received options for 150,000 shares of our common stock at an exercise price of $1.20 per share over a five-year vesting schedule. Also, if I-many merges with, or is acquired by, another company, 50% of his then unvested options will vest at that time.

    TERRENCE NICHOLSON. Under our employment letter dated July 23, 1999, which is currently in effect, Mr. Nicholson is entitled to a base annual salary of $160,000 and a non-guaranteed bonus of 35% of his base salary, depending on I-many's performance. Mr. Nicholson received a base salary of $55,385 for the period from August 23, 1999 to December 31, 1999. Pursuant to the employment letter, Mr. Nicholson received options for 75,000 shares of our common stock at an exercise price of $3.00 per share over a four-year vesting schedule. The letter also provides that Mr. Nicholson receive additional options for up to 50,000 shares of our common stock based upon achieving certain individual performance goals defined by Mr. Powell.

EXECUTIVE COMPENSATION

    The following table provides information concerning compensation that we paid during the year ended December 31, 1999 for services rendered during 1999, to our chief executive officer, our former chief executive officer and our four most highly compensated executive officers whose salary and bonus exceeded $100,000 during such fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                        COMPENSATION
                                          ANNUAL COMPENSATION(1)    ---------------------
                                          -----------------------   SECURITIES UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION                SALARY         BONUS          OPTIONS(#)         COMPENSATION
---------------------------               --------       --------   ---------------------   ------------
Gerald O'Connell,
  Former Chief Executive Officer(2).....  $230,000(3)    $111,905               --                  --
A. Leigh Powell,
  Chief Executive Officer(4)............   182,692        152,873          841,375             $ 8,505(5)
Mark Tilly,
  Executive Vice President..............   150,000         68,610               --               9,485(5)
Philip M. St. Germain,
  Chief Financial Officer...............   172,885         73,419          234,375              13,408(5)
Steven I. Hirschfeld,
  Vice President of Sales...............   173,077         93,128          500,000               5,769(6)
Glenn J. Wira,
  Vice President of Marketing...........   109,769        113,227           25,000               8,604(7)

------------------------

(1) Excludes certain perquisites and other benefits, the amount of which did not exceed either $50,000 or 10% of the employees' total salary and bonus.

(2) Mr. O'Connell served as our Chief Executive Officer until June 1999.

(3) Includes six-month's salary paid as severance in accordance to his employment agreement.

(4) Mr. Powell became our Chief Executive Officer in July 1999.

(5) Consists of compensation for unused vacation time.

(6) Consists of car allowance.

(7) Consists of car allowance ($4,290), compensation for unused vacation time ($3,959) and excess 401(k) deferred ($355).

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information with respect to stock options granted during the fiscal year ended December 31, 1999 to each of the executive officers named in the Summary Compensation Table above, including the potential realizable value over the remainder of the ten-year term of the options, based on assumed rates of stock appreciation from May 31, 2000 of 5% and 10% from $10.00, the mid-point of the estimated price range of this offering, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of our future stock price. Actual gain, if any, on stock options that are exercised will depend on the future performance of our common stock.

    We granted the options listed below at an exercise price equal to the fair market value of our common stock, as determined by our board of directors, on the date of grant. The options become exercisable as to 25% of the underlying shares upon the first anniversary of the date of grant and an additional 25% per year thereafter. The options expire on the earlier of 10 years from the date of grant or three months after termination of employment.

                                             INDIVIDUAL GRANTS(1)                   POTENTIAL REALIZABLE VALUE
                              --------------------------------------------------     AT ASSUMED ANNUAL RATES
                              NUMBER OF                                            OF STOCK PRICE APPRECIATION
                              SECURITIES    % OF TOTAL                                         FOR
                              UNDERLYING     OPTIONS      EXERCISE                         OPTION TERM
                               OPTIONS      GRANTED TO      PRICE     EXPIRATION   ----------------------------
NAME                          GRANTED(#)   EMPLOYEES(2)   PER SHARE      DATE           5%             10%
----                          ----------   ------------   ---------   ----------   ------------   -------------
Gerald O'Connell............        --           --            --            --            --              --
A. Leigh Powell.............   312,500         10.5%        $3.00      05/03/09     3,891,515       6,375,116
                               500,000         16.8          3.00      07/27/09     6,286,976      10,379,977
                                28,875          1.0          3.00      09/23/09       366,818         610,650
Mark Tilly..................        --           --            --            --            --              --
Philip M. St. Germain.......    87,500          2.9          3.00      05/03/09     1,089,624       1,785,033
                                21,875          0.7          3.00      09/23/09       277,893         462,614
                               125,000          4.2          3.80      12/01/09     1,504,307       2,592,815
Steven I. Hirschfeld........   500,000         16.8          1.52      01/11/09     6,841,311      10,569,113
Glenn J. Wira...............    25,000          0.8          3.80      12/01/09       300,861         518,563

------------------------

(1) For disclosure regarding the terms of the options, see "--Benefit Plans."

(2) The percentage of total options granted to employees during the fiscal year ending December 31, 1999 is based upon options to purchase an aggregate of 2,965,688 shares of common stock granted under our option plans.

     AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND YEAR-END OPTION VALUES

    The following table provides information concerning the exercise of options to purchase common stock by our named executive officers during fiscal 1999 and the number and value of unexercised stock options held by these executive officers as of December 31, 1999. The value of unexercised in-the-money options is based on a value of $10.00, the mid-point of the estimated price range of this offering less the applicable per share exercise price, multiplied by the number of shares issued upon exercise of the option.

                                                             NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                                  OPTIONS AT                  MONEY OPTIONS AT
                                 SHARES                      DECEMBER 31, 1999(#)            DECEMBER 31, 1999
                               ACQUIRED ON     VALUE      ---------------------------   ----------------------------
NAME                           EXERCISE(#)    REALIZED    EXERCISABLE   UNEXERCISABLE           EXERCISABLE
----                           -----------   ----------   -----------   -------------   ----------------------------
Gerald O'Connell.............         --             --          --             --                                --
A. Leigh Powell..............     37,500     $  311,250          --        991,375                                --
Mark Tilly...................         --             --          --             --                                --
Philip M. St. Germain........    218,138      2,177,890     107,320        362,855      $                    997,483
Steven I. Hirschfeld.........         --             --          --        500,000                                --
Glenn J. Wira................         --             --     153,125         59,375                         1,528,800

                               VALUE OF UNEXERCISED IN-THE-
                                     MONEY OPTIONS AT
                                    DECEMBER 31, 1999
                               ----------------------------
NAME                                  UNEXERCISABLE
----                           ----------------------------
Gerald O'Connell.............                            --
A. Leigh Powell..............  $                  7,209,625
Mark Tilly...................                            --
Philip M. St. Germain........                     2,712,369
Steven I. Hirschfeld.........                     4,242,000
Glenn J. Wira................                       498,200

BENEFIT PLANS

    1994 STOCK OPTION PLAN

    Our 1994 stock option plan was adopted by our board of directors and approved by our stockholders in May 1994. The 1994 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, non-statutory stock options, restricted stock awards and other stock-based awards. As of May 31, 2000, options to purchase an aggregate of 123,260 shares of common stock at a weighted average exercise price of $0.02 per share were outstanding under the 1994 plan and an aggregate of 3,454,600 shares of common stock had been issued upon exercise of options previously granted under the 1994 plan. In the event of a merger or other acquisition event, all outstanding options will become exercisable immediately before the merger or acquisition and our board of directors or the board of directors of any entity assuming the obligations of I-many shall, as to outstanding options either:

    - make appropriate provision for the continuation of such options by substituting for the shares then subject to such options the consideration payable with respect to the outstanding shares of common stock in connection with the acquisition; or

    - upon written notice to the optionee, provide that all options must be exercised within a specified number of days of the date of such notice, at the end of which period the options shall terminate;

    - terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such options over the exercise price.

    The board of directors terminated the 1994 plan in conjunction with the stockholders' approval of the 2000 stock incentive plan. Therefore, no further awards will be granted under the 1994 plan.

    1997 STOCK OPTION PLAN

    Our 1997 stock option plan was adopted by our board of directors and approved by our stockholders in April 1997. The 1997 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, non-statutory stock options, restricted stock awards and other stock-based awards. As of May 31, 2000, options to purchase an aggregate of 4,256,255 shares of common stock at a weighted average exercise price of $2.87 per share were outstanding under the 1997 plan and an aggregate of 784,995 shares of common stock had been issued upon exercise of options previously granted under the 1997 plan. In the event of a merger, liquidation or other acquisition event, our board of directors, or the board of directors of any corporation assuming the obligations of I-many, shall, in its discretion, take any one or more of the following action, as to outstanding options:

    - provide that such options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation;

    - upon written notice to the optionees, provide that any and all outstanding options shall become exercisable in full (to the extent not otherwise so exercisable) as of a specified date or time prior to the consummation of such transaction, and that all unexercised options shall terminate as of a specified date or time following that date unless exercised by the optionee;

    - in the event of a merger under the terms of which stockholders will receive a cash payment for each share surrendered in the merger, terminate each outstanding option in exchange for a payment equal in amount to the excess, if any, of the merger price over the per-share exercise price of each such option, times the number of shares of common stock subject to the option; or

    - terminate each outstanding option in exchange for a cash payment equal in amount to the product of the excess, if any, of the fair market value of a share of common stock over the per-share exercise price of each such option, times the number of shares subject to such option.

    The board of directors terminated the 1997 plan in conjunction with the stockholders' approval of the 2000 stock incentive plan. Therefore, no further awards may be granted under the 1997 plan.

    2000 STOCK INCENTIVE PLAN

    Our 2000 stock incentive plan was adopted by our board of directors in March 2000 and approved by our stockholders in May 2000. As of May 31, 2000, options to purchase an aggregate of 81,125 shares of common stock were outstanding under the 2000 stock incentive plan, an aggregate of 2,500,000 shares of common stock at a weighted average exercise price of $10.00 per share were reserved for issuance upon the exercise of stock options and no options to purchase shares had been issued upon the exercise of options previously granted under the 2000 stock incentive plan. The 2000 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, non-statutory stock options, restricted stock awards and other stock-based awards.

    All of our officers, employees, directors, consultants and advisors are eligible to receive awards under the 2000 stock incentive plan. Under present law, however, incentive stock options may only be granted to employees. The maximum number of shares which may be granted to any participant is 500,000 per calendar year.

    We may grant options at an exercise price less than, equal to or greater than the fair market value of the common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of our company. The 2000 stock incentive plan permits the board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender of shares of common stock, by delivery to us of a promissory note, or by any combination of the permitted forms of payment.

    Our board of directors administers the 2000 stock incentive plan. The board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. It may delegate authority under the plan to one or more committees of the board of directors. The board of directors has authorized the compensation committee to administer the 2000 stock incentive plan, and the stock plan subcommittee of the compensation committee administers the granting of options to executive officers. Subject to any applicable limitations contained in the 2000 stock incentive plan, the board of directors, the compensation committee or any other committee or executive officer to whom the board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

    - the number of shares of common stock covered by options and the dates upon which such options become exercisable;

    - the exercise price of options;

    - the duration of options; and

    - the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

    In the event of a merger, liquidation or other acquisition event, our board of directors is authorized to provide for outstanding options or other stock-based awards to be assumed or substituted for by the acquiror or to accelerate the vesting schedule of awards; provided that in the event an optionee is terminated without cause within 12 months following any such event, the unvested options then held by such optionee shall automatically vest.

    No award may be granted under the 2000 stock incentive plan after March 2010, but the vesting and effectiveness of awards previously granted may extend beyond that time. The board of directors may at any time amend, suspend or terminate the 2000 stock incentive plan, except that no award granted after an amendment of the 2000 stock incentive plan and designated as subject to
Section 162(m) of the Internal Revenue Code by the board of directors shall become exercisable, realizable or vested, to the extent the amendment was required to grant the award, unless and until the amendment is approved by our stockholders.

    2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

    Our 2000 non-employee director stock option plan was adopted by our board of directors in March 2000 and approved by our stockholders in May 2000. Under the director stock option plan, directors who are not our employees will be eligible to receive non-statutory options to purchase shares of our common stock. A total of 562,500 shares of our common stock may be issued upon the exercise of options granted under the director stock option plan.

    Under the terms of the 2000 non-employee director stock option plan, each non-employee director will be granted an option to purchase 62,500 shares of our common stock on the date of his or her initial election to the board of directors (or with respect to current non-employee directors, on the date of this offering). These options vest in three equal annual installments beginning on the first anniversary of the option grant date. In addition, each non-employee director will receive an option to purchase 25,000 shares of our common stock on the date of each annual meeting of our stockholders commencing with the 2001 annual meeting of stockholders, other than a director who was initially elected to the board of directors at any such annual meeting or, if previously, at any time after the prior year's annual meeting. These options vest in three equal annual installments, beginning on the first anniversary of the option grant date. The exercise price per share of all options will equal the fair market value per share of our common stock on the option grant date. Each grant under the 2000 non-employee director stock option plan will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of service.

    2000 EMPLOYEE STOCK PURCHASE PLAN

    Our 2000 employee stock purchase plan was adopted by our board of directors in March 2000 and approved by our stockholders in May 2000. The purchase plan will become effective upon the completion of this offering and authorizes the issuance of up to a total of 1,250,000 shares of our common stock to participating employees.

    All of our employees, including our directors who are employees, whose customary employment is more than 20 hours per week for more than five months in any calendar year, are eligible to participate in the 2000 employee stock purchase plan. Employees who would immediately after an option grant own 5% or more of the total combined voting power or value of our stock or any subsidiary are not eligible to participate in the 2000 employee stock purchase plan.

    We will make one or more offerings to our employees to purchase stock under the 2000 employee stock purchase plan. Offerings will begin on dates established by our board of directors, provided that our first offering will commence as soon as practicable after the date on which the trading of our common stock commences on the Nasdaq National Market in connection with this offering. Each offering commencement date will begin a six-month period (less, in the case of the first offering period) during which payroll deductions will be made and held for the purchase of our common stock at the end of the purchase period.

    On the first day of a designated payroll deduction period, or offering period, we will grant to each eligible employee who has elected to participate in the 2000 employee stock purchase plan an option to purchase shares of our common stock as follows: the employee may authorize between 1% and 10% of his or her pay to be deducted by us during the offering period. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the 2000 employee stock purchase plan, the option price is an amount equal to 85% of the closing price (as defined) per share of our common stock on either the first day or the last day of the offering period, whichever is lower. In no event may an employee purchase in any one offering period a number of shares which exceeds the number of shares determined by dividing
(a) the product of $2,083 and the number or fraction of months in the offering period by (b) the closing price of a share of our common stock on the commencement date of the offering period. Our board of directors may, in its discretion, choose an offering period of 12 months or less for each offering and may choose a different offering period for each offering.

    An employee who is not a participant on the last day of the offering period is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. An employee's rights under the 2000 employee stock purchase plan terminate upon voluntary withdrawal from the purchase plan at any time, or when the employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares that the accumulated payroll deductions in the employee's account would purchase at the date of death.

    Because participation in the purchase plan is voluntary, we cannot now determine the number of shares of our common stock to be purchased by any particular current executive officer, by all current executive officers as a group or by non-executive employees as a group.

                              CERTAIN TRANSACTIONS

    On December 30, 1999, we issued an aggregate of 1,244,325 Series C convertible preferred shares to a number of investors at a purchase price of $10.05 per share for a total cash consideration to us of approximately $12,505,466. In this transaction, we sold 895,914 shares to MSD Portfolio Investments, LP, 124,433 shares to Imprimis SB, LP, 92,493 shares to Insight Capital Partners III - Coinvestment, LP, 49,773 shares to each of Black Marlin Investments LLC and Vermeer Investments, LLC, 19,495 shares to Insight Capital Partners (Cayman) III, LP and 12,444 shares to Insight Capital Partners III, LP. William Doyle, the chairman of our board of directors, is a partner of Insight Capital Partners. Jeffrey Horing, a director of I-many, is also a partner of Insight Capital Partners. John Phelan, a director of I-many, is a partner of MSD Portfolio L.P. - Investments.

    On September 19, 1997, we issued to Insight Capital Partners II, L.P. and WI Software Investors LLC $6,000,000 in principal amount of our senior notes due August 31, 1998, bearing interest at 6% per year, an option to purchase 2,023,550 Series A convertible preferred shares and warrants to purchase up to 400,000 Series B convertible preferred shares. Insight Capital Partners II, L.P. and WI Software Investors paid an aggregate purchase price of $6,000,000. On April 15, 1998, the note holders exercised their option to convert all principal and accrued interest into 2,023,550 Series A convertible preferred shares. Insight Capital Partners II, L.P. and WI Software Investors LLC each received 1,011,775 Series A convertible preferred shares. In December 1998, Insight Capital Partners II, L.P. and WI Software Investors LLC each exercised their warrants and each received 200,000 Series B convertible preferred shares.

    On September 19, 1997, we also redeemed an aggregate of 2,529,438 common shares at $1.18 per share for an aggregate purchase price of $3,000,000, of which 1,517,688 common shares were purchased from Alan Hyman and 1,011,750 common shares were purchased from Mark Tilly. Messrs. Hyman and Tilly are the founders of I-many and served on our board of directors until March 2000.

    On May 27, 1997, we issued convertible notes in the aggregate principal amount of $150,000 with interest payable at 12% per annum and warrants to purchase 223,200 common shares, with an exercise price of $0.67 per share. BayView Ventures purchased for $100,000 a $100,000 note and warrants for 148,812 common shares. On June 30, 1998 BayView Ventures converted its note into 148,795 common shares. BayView Ventures exercised its warrant on January 10, 2000 for 148,812 common shares. Philip M. St. Germain holds a 50% stake in BayView Ventures.

    On various dates between January 1, 1997 and May 31, 2000, we issued to our present officers and directors options to purchase an aggregate of 3,303,500 common shares at an average exercise price of $2.34 per share.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information, as adjusted to reflect the sale of the common stock in this offering, concerning beneficial ownership of our common stock as of May 31, 2000 by:

    - each shareholder that we know is the beneficial owner of more than 5% of our common stock;

    - each of our directors;

    - each executive officer named in the Summary Compensation Table; and

    - all directors and executive officers as a group.

    Percentages of the outstanding shares of common stock are based on 23,288,607 shares outstanding as of May 31, 2000 plus all shares of common stock issuable on exercise of options within 60 days of May 31, 2000 held by the particular beneficial owner, assuming the conversion of all shares of convertible preferred stock.

    All percentages assume no exercise of the underwriters' over-allotment option. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares which the individual has the right to acquire within 60 days of April 30, 2000 through the exercise of any stock option or other right. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

    Unless otherwise indicated, the principal address of each of the stockholders below is c/o I-many, Inc., 537 Congress Street, Portland, Maine 04101.


                                                        SHARES OWNED    PERCENTAGE BENEFICIALLY OWNED
                                                          PRIOR TO     --------------------------------
NAME OF BENEFICIAL OWNER                                  OFFERING     BEFORE OFFERING   AFTER OFFERING
------------------------                                ------------   ---------------   --------------
Jeffrey Horing (1)....................................    7,556,038         32.4%             24.5%
Entities related to WI Software Investors, LLC (2)....    3,778,020         16.2              12.3
Entities related to Insight Capital Partners (3)......    3,778,018         16.2              12.3
Entities related to MSD Capital, L.P. (4).............    3,363,650         14.4              10.9
John C. Phelan (5)....................................    3,363,650         14.4              10.9
Alan Hyman............................................    3,050,858         13.1               9.9
Mark Tilly (6)........................................    2,579,000         11.1               8.4
A. George Gitter Trust (7)............................    1,878,063          8.1               6.1
Gerald F. O'Connell...................................    1,238,625          5.3               4.0
William F. Doyle (8)..................................      748,580          3.2               2.4
Philip M. St. Germain (9).............................      530,858          2.3               1.7
A. Leigh Powell (10)..................................      278,125          1.2             *
Steven I. Hirschfeld (11).............................      125,000        *                 *
Glenn Wira (12).......................................      175,000        *                 *
Michael Pinto (13)....................................        9,375        *                 *
All directors and executive officers as a group
  (12 people) (14)....................................   12,895,005         54.1              41.9


------------------------

*   Indicates less than 1%

(1) Includes 3,778,018 shares held by entities affiliated with Insight Capital Partners (see note 3 below). Mr. Horing is a member of the general partners of these funds. Also includes 3,778,020 shares held by entities affiliated with WI Software Investors, LLC (see note 2 below). Mr. Horing is an owner of Insight Venture Management, Inc. which, by contract, has limited voting power over the shares held by WI Software Investors, LLC and Imprimis SB, L.P. Mr. Horing disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest in such shares.

(2) Consists of 3,466,938 shares held by WI Software Investors, LLC and 311,083 shares held by Imprimis SB, L.P. The address of these entities is 411 West Putnam Avenue, Suite 125, Greenwich, CT 06830.

(3) Consists of 2,726,493 shares held by Insight Capital Partners II, L.P., 302,945 shares held by Insight Capital Partners (Cayman) II, L.P., 526,055 shares held by Insight Capital Partners III, L.P., 92,213 shares held by Insight Capital Partners III - Coinvestors, L.P. and 130,313 shares held by Insight Capital Partners (Cayman) III, L.P. The address of these entities is 527 Madison Avenue, 10th Floor, New York, NY 10022.


(4) Consists of 2,146,500 shares held by MSD Portfolio L.P. - Investments, 875,000 shares held by DBV Investments, L.P., 126,097 shares held by MSD EC I, LLC, 124,433 shares held by Black Marlin Investments, LLC, and 124,433 shares held by Vermeer Investments, LLC. The address of these entities is 780 Third Avenue, 43rd Floor, New York, NY 10017.



(5) Consists of 2,146,500 shares held by MSD Portfolio L.P. - Investments, 875,000 shares held by DBV Investments, L.P., 126,097 shares held by MSD EC I, LLC, 124,433 shares held by Black Marlin Investments, LLC, and 124,433 shares held by Vermeer Investments, over which Mr. Phelan shares investment power.


(6) Includes 320,000 shares held in trust for the benefit of Mr. Tilly's children, as to which he disclaims beneficial ownership.

(7) The address of the A. George Gitter Trust is c/o Archelon Partners, Inc., 411 South Wells Avenue, Suite 500, Chicago, IL 60607.

(8) Consists of 526,055 shares held by Insight Capital Partners III, L.P., 92,213 shares held by Insight Capital Partners III - Coinvestors, L.P. and 130,313 shares held by Insight Capital Partners (Cayman) III, L.P. Mr. Doyle is a member of the general partner of these entities. Mr. Doyle disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest in such shares.

(9) Includes 79,940 shares held by Toni St. Germain, Mr. St. Germain's spouse. Includes 51,643 shares issuable upon exercise of stock options exercisable within 60 days of May 31, 2000.

(10) Includes 240,625 shares issuable upon exercise of stock options exercisable within 60 days of May 31, 2000.

(11) Consists of 125,000 shares issuable upon exercise of stock options exercisable within 60 days of May 31, 2000.

(12) Includes 15,625 shares issuable upon exercise of stock options exercisable within 60 days of May 31, 2000.

(13) Consists of 9,375 shares issuable upon exercise of stock options exercisable within 60 days of May 31, 2000.

(14) Includes 535,080 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK

    The total number of shares of all classes of stock which we have authority to issue is 105,000,000 shares, consisting of (i) 100,000,000 shares of common stock, $0.0001 par value per share and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

    As of May 31, 2000, there were 23,288,607 shares of common stock outstanding and held of record by 105 stockholders, including 9,169,687 shares issuable upon the conversion of outstanding preferred stock. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our board of directors may determine. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our amended and restated certificate of incorporation. As a result, at each election of directors, the holders of a majority of the shares voted can elect all of the directors then standing for election.

    Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably with holders of any participating preferred stock in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

PREFERRED STOCK

    Under the terms of our amended and restated certificate of incorporation, the board of directors is authorized to issue up to 5,000,000 shares of preferred stock in one or more series without stockholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock. The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

    We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" is defined as including mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

    Our amended and restated certificate of incorporation provides that any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may only be filled by vote of a majority of the directors then in office. The limitation on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of us.

    Our amended and restated bylaws also provide that after this offering, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our amended and restated bylaws further provide that special meetings of the stockholders may only be called by the chairman of the board, the president, the board of directors or the holders of at least 30% of the shares of the capital stock of the corporation. In order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice and provide certain information to I-many. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, it would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting and not by written consent.

REGISTRATION RIGHTS

    As a result of a registration rights agreement between I-many and some of our stockholders, the holders of approximately 9,169,687 shares of common stock are entitled to rights with respect to the registration of such shares under the Securities Act, as described below.

    REQUIRED REGISTRATION RIGHTS.

    At any time after the completion of this offering, the holders of at least 20% of the shares of common stock issued upon conversion of our preferred stock can request that we register all or a portion of their shares. The registration rights agreement requires us to file up to two registration statements in response to such demands for registration and no more than one registration statement within any consecutive 360-day period. However, we are not obligated to file any registration statement during any period in which we have already filed any other registration statement which has not been withdrawn or has not been declared effective for over 90 days. Also, we may postpone the filing of a registration statement for up to 180 days once in any 12-month period if we determine that an earlier filing would be seriously detrimental to us or our stockholders.

    PIGGYBACK REGISTRATION RIGHTS.

    If we register any securities for public sale, the holders of the shares of common stock issued upon conversion of our preferred stock will have the right to include their shares in the registration statement. The managing underwriter of any underwritten offering will have the right to limit the number of shares registered by these holders due to marketing reasons.

    We will pay all expenses incurred in connection with the registrations described above, except for underwriters' and brokers' discounts and commissions, and the fees and expenses of any special audit for any registration initiated pursuant to the required registration rights, which will be paid by the selling stockholders.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company. Its address is 40 Wall Street, New York, NY 10005 and its telephone number is 212-936-5100.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the prevailing market price from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering as a result of contractual and legal restrictions on resale, sales of substantial amounts of common stock in the public market after the restrictions lapse could cause the prevailing market price of our common stock to fall and impede our ability to raise equity capital in the future.

    Upon completion of the offering, we will have outstanding an aggregate of 30,788,607 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after May 31, 2000. Of these outstanding shares, the 7,500,000 shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933 unless purchased by "affiliates" of I-many as that term is defined in Rule 144 under the Securities Act. The remaining 23,288,607 shares of common stock outstanding upon completion of the offering will be "restricted shares," as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below, or another exemption. Sales of the restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of our common stock.

    We have agreed not to sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of FleetBoston Robertson Stephens Inc. In addition, each executive officer and director and substantially all of our other shareholders have entered into contractual "lock-up" agreements providing that, subject to specified exceptions, they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of shares of common stock owned by them or that could be purchased by them through the exercise of options for a period of 180 days after the date of this prospectus without the prior written consent of FleetBoston Robertson Stephens Inc. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:

    - 308,086 shares of common stock will be eligible for sale as of the effective date of the offering;

    - 312,716 shares will be eligible for sale from time to time beginning
      90 days after the effective date of the offering subject in some cases to certain volume limitations;

    - 16,104,195 shares will be eligible for sale from time to time beginning 180 days after the effective date of the offering, subject in some cases to certain volume limitations.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

    - 1% of the number of shares of common stock then outstanding, which will equal approximately 307,886 shares immediately after this offering; or

    - the average weekly trading volume of our common stock on the Nasdaq Stock Market's National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, generally including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

    Rule 701 provides that, beginning 90 days after the date of this prospectus, persons other than affiliates may sell shares of common stock acquired from us in connection with written compensatory benefit plans, including our 1994 stock plan, 1997 stock plan and, subject only to the manner of sale provisions of Rule 144. Beginning 90 days after the date of this prospectus, affiliates may sell these shares of common stock subject to all provisions of Rule 144 except the one-year minimum holding period.

REGISTRATION ON FORM S-8

    We intend to file a registration statement under the Securities Act covering the shares of common stock subject to outstanding options or reserved for issuance under our 1994 stock plan, 1997 stock plan, 2000 stock incentive plan, 2000 employee stock purchase plan and our 2000 director stock option plan. This registration statement is expected to be filed as early as the effectiveness of the registration statement covering the shares of common stock offered in this offering and will automatically become effective upon filing. Shares registered under this registration statement will, subject to Rule 144 volume limitations applicable to affiliates and the expiration of any 180-day contractual lockup period, be available for sale in the open market, except to the extent that these shares are subject to vesting restrictions.

                              PLAN OF DISTRIBUTION

    The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., J.P. Morgan Securities Inc. and SG Cowen Securities Corporation, have severally agreed with us, subject to the terms and conditions set forth in the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their respective names. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                               NUMBER
UNDERWRITERS                                                  OF SHARES
------------                                                  ---------
FleetBoston Robertson Stephens Inc..........................
J.P. Morgan Securities Inc..................................
SG Cowen Securities Corporation.............................
                                                              ---------
  Total.....................................................  7,500,000
                                                              ---------

    The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a
concession of not in excess of $         per share, of which $      may be
reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

    Prior to this offering, there has been no public market for our common stock. Consequently, the public offering price for the common stock offered under this prospectus will be determined through negotiations among the representatives and us. Among the factors to be considered in such negotiations will be prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

    The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

OVER-ALLOTMENT OPTION

    We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 1,125,000 additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus. If the underwriters exercise their over-allotment option to purchase any of the additional 1,125,000 shares of common stock, the underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares to be purchased by each of them bears to the total number of shares of common stock offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise such over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

    The following table summarizes the compensation to be paid to the underwriters:

                                                                   TOTAL
                                                      -------------------------------
                                                         WITHOUT            WITH
                                          PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                          ---------   --------------   --------------
Underwriting Discounts and Commissions
  Payable by I-many.....................  $              $                $

    We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1,150,000.

INDEMNITY

    The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

LOCK-UP AGREEMENTS

    Each executive officer and director of I-many and substantially all of our other shareholders have agreed, subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by those holders or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. This restriction terminates after the close of trading of the shares on the 180(th) day of (and including) the day the shares commenced trading on the Nasdaq National Market. However, FleetBoston Robertson
Stephens Inc. may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our shareholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

    In addition, we have agreed that during the lock-up period, we will not, subject to certain exceptions, without the prior written consent of FleetBoston Robertson Stephens Inc.:

    - consent to the disposition of any shares held by shareholders subject to lock-up agreements prior to the expiration of the lock-up period; or

    - issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options or warrants, and the issuance of options under existing stock option and incentive plans provided that those options do not vest prior to the expiration of the lock-up period. See "Shares Eligible For Future Sale."

LISTING

    We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "IMNY."

STABILIZATION

    The representatives have advised us that, pursuant to Regulation M under the Securities Act of 1933, some persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

DIRECTED SHARE PROGRAM

    At our request, certain of the underwriters have reserved up to 5% of the shares of common stock for sale at the initial public offering price, to persons who are directors, officers or employees of I-many or who are otherwise associated with us and our affiliates, and who have advised us of their desire to purchase such shares. The number of shares of common stock available for sale to the general public will be reduced to the extent of sales of the directed shares to any of the persons for whom they have been reserved. Any shares not so purchased will be offered by the underwriters on the same basis as all other shares offered hereby. We have agreed to indemnify those certain underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of directed shares.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. Legal matters in connection with this offering will be passed upon for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

    The financial statements as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the common stock we are offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with it. For further information with respect to I-many and the shares we are offering pursuant to this prospectus you should refer to the registration statement, including the exhibits and schedules filed with it. You may inspect a copy of the registration statement without charge at the Public Reference Section of the Securities and Exchange Commission at Room 1024,
450 Fifth Street, N.W., Washington, D.C. 20549 or at the Securities and Exchange Commission's regional offices at 5670 Wilshire Boulevard, 11(th) Floor,
Los Angeles, California 90036. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's world wide web address is www.sec.gov. The Securities and Exchange Commission's phone number is 1-800-SEC-0330.

    We intend to furnish holders of our common stock annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish such other reports as we may determine or as may be required by law.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Public Accountants....................    F-2
Balance Sheets..............................................    F-3
Statements of Operations....................................    F-4
Statements of Redeemable Preferred Stock and Stockholders'
  Equity (Deficit)..........................................    F-5
Statements of Cash Flows....................................    F-6
Notes to Financial Statements...............................    F-7

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of

I-many, Inc.:

    We have audited the accompanying balance sheets of I-many, Inc. (a Delaware corporation) as of December 31, 1998 and 1999 and the related statements of operations, redeemable preferred stock and stockholders' equity (deficit) and cash flows for the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of I-many, Inc. as of December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                          /s/ Arthur Andersen LLP



Boston, Massachusetts
February 11, 2000
(except for the matters discussed in
Note 10, as to which the date is
May 1, 2000
and in Note 5(a),
as to which the date is
July 11, 2000)

                                  I-MANY, INC.

                                 BALANCE SHEETS

                                                           DECEMBER 31,                         PRO FORMA
                                                     -------------------------    MARCH 31,     MARCH 31,
                                                        1998          1999          2000          2000
                                                     -----------   -----------   -----------   -----------
                                                                                        (UNAUDITED)
                                           ASSETS
Current Assets:
  Cash and cash equivalents........................  $ 5,129,339   $15,322,149   $ 8,079,655   $ 8,079,655
  Accounts receivable, net of allowance for
    doubtful accounts of $100,000, $250,000,
    $250,000 and $250,000, respectively............    2,468,778     4,800,316     3,372,556     3,372,556
  Unbilled receivables.............................    2,504,241     2,453,817     5,243,479     5,243,479
  Prepaid expenses and other current assets........       56,548       350,668       383,545       383,545
  Prepaid and refundable income taxes..............           --       481,438       289,349       289,349
  Deferred tax asset (Note 6)......................      312,999            --            --            --
                                                     -----------   -----------   -----------   -----------
        Total current assets.......................   10,471,905    23,408,388    17,368,584    17,368,584
Property and Equipment, net (Note 2)...............    1,008,553     4,040,467     8,097,023     8,097,023
Deferred Tax Asset (Note 6)........................       93,951            --            --            --
Other Assets.......................................       35,046        32,751       654,325       654,325
                                                     -----------   -----------   -----------   -----------
        Total assets...............................  $11,609,455   $27,481,606   $26,119,932   $26,119,932
                                                     ===========   ===========   ===========   ===========
                LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Bank overdraft...................................  $        --   $   228,873   $ 1,521,315   $ 1,521,315
  Accounts payable.................................      441,531     2,818,892     5,935,147     5,935,147
  Accrued expenses.................................    2,064,795     5,016,724     4,510,024     4,510,024
  Current portion of deferred service revenue......    2,766,033     4,432,512     4,639,833     4,639,833
  Unearned product revenue.........................      647,668     2,038,075     1,804,375     1,804,375
  Current portion of capital lease obligations.....       33,756        23,073        23,073        23,073
                                                     -----------   -----------   -----------   -----------
        Total current liabilities..................    5,953,783    14,558,149    18,433,767    18,433,767
Deferred Service Revenue, net of current portion...      243,936       216,496       341,735       341,735
Capital Lease Obligations, net of current
portion............................................       41,147        18,338        10,337        10,337
Deferred Rent......................................       39,468            --            --            --
Commitments and Contingencies (Note 7)
Series C Redeemable Convertible Preferred Stock
  (Note 4).........................................           --    12,491,663    12,744,118            --
Stockholders' Equity (Deficit):
  Series A convertible preferred stock, $.01 par
    value--
    Authorized--2,100,000 shares
    Issued and outstanding--2,023,550 shares at
      December 31, 1998 and 1999 and March 31,
      2000, respectively; no shares pro forma
      (liquidation value of $5,868,295)............       20,236        20,236        20,236            --
  Series B convertible preferred stock, $.01 par
    value--
    Authorized--400,000 shares
    Issued and outstanding--400,000 shares at
      December 31, 1998 and 1999 and March 31,
      2000, respectively; no shares pro forma
      (liquidation value of $2,000,000)............        4,000         4,000         4,000            --
  Common stock, $.0001 par value
    Authorized--100,000,000 shares
    Issued and outstanding--11,946,450, 12,283,885
      and 13,995,535 shares at December 31, 1998
      and 1999 and March 31, 2000, respectively;
      23,165,222 shares pro forma..................        1,195         1,229         1,400         2,317
  Additional paid-in capital.......................    5,264,715     5,521,960     5,853,019    18,620,456
  Deferred stock-based compensation................      (66,406)     (235,156)     (218,750)     (218,750)
  Accumulated deficit..............................      107,381    (5,115,309)  (11,069,930)  (11,069,930)
                                                     -----------   -----------   -----------   -----------
        Total stockholders' equity (deficit).......    5,331,121       196,960    (5,410,025)    7,334,093
                                                     -----------   -----------   -----------   -----------
        Total liabilities, redeemable preferred
          stock and stockholders' equity
          (deficit)................................  $11,609,455   $27,481,606   $26,119,932   $26,119,932
                                                     ===========   ===========   ===========   ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  I-MANY, INC.

                            STATEMENTS OF OPERATIONS

                                                                                     THREE MONTHS
                                             YEARS ENDED DECEMBER 31,               ENDED MARCH 31,
                                      --------------------------------------   -------------------------
                                         1997         1998          1999          1999          2000
                                      ----------   -----------   -----------   -----------   -----------
                                                                                      (UNAUDITED)
Net Revenues:
  Product...........................  $5,042,989   $ 8,526,435   $ 9,227,860   $ 2,305,832   $ 1,546,704
  Service...........................   2,470,870     5,016,085    10,183,552     2,009,982     5,243,084
                                      ----------   -----------   -----------   -----------   -----------
    Total net revenues..............   7,513,859    13,542,520    19,411,412     4,315,814     6,789,788
Cost of Revenues....................   2,248,677     2,062,327     5,354,333       816,774     3,116,293
                                      ----------   -----------   -----------   -----------   -----------
    Gross profit....................   5,265,182    11,480,193    14,057,079     3,499,040     3,673,495
                                      ----------   -----------   -----------   -----------   -----------
Operating Expenses:
  Sales and marketing...............   1,223,028     3,676,286     6,613,343     1,278,868     2,712,096
  Research and development..........   1,523,463     2,338,738     8,222,307     1,248,691     5,227,047
  General and administrative........   1,301,631     3,378,695     3,555,734       918,152     1,123,651
  Depreciation and amortization.....     160,568       366,024       751,152       145,844       451,438
                                      ----------   -----------   -----------   -----------   -----------
    Total operating expenses........   4,208,690     9,759,743    19,142,536     3,591,555     9,514,232
                                      ----------   -----------   -----------   -----------   -----------
    Income (loss) from operations...   1,056,492     1,720,450    (5,085,457)      (92,515)   (5,840,737)
Other Income (Expense):
  Interest income...................      42,314        97,749       184,729        47,648       157,307
  Interest expense..................    (707,482)     (184,867)      (10,604)       (3,199)         (730)
  Other expense, net................     (67,698)      (42,240)      (27,537)      (10,126)      (18,006)
                                      ----------   -----------   -----------   -----------   -----------
    Total other (expense) income....    (732,866)     (129,358)      146,588        34,323       138,571
                                      ----------   -----------   -----------   -----------   -----------
  Income (loss) before income
    taxes...........................     323,626     1,591,092    (4,938,869)      (58,192)   (5,702,166)
Provision for (Benefit from) Income
  Taxes.............................          --      (320,695)      281,075            --            --
                                      ----------   -----------   -----------   -----------   -----------
    Net income (loss)...............  $  323,626   $ 1,911,787   $(5,219,944)  $   (58,192)  $(5,702,166)
                                      ==========   ===========   ===========   ===========   ===========
  Accretion of dividends on
    redeemable convertible preferred
    stock...........................          --            --         2,746            --       252,455
                                      ----------   -----------   -----------   -----------   -----------
    Net income (loss) applicable to
      common stockholders...........  $  323,626   $ 1,911,787   $(5,222,690)  $   (58,192)  $(5,954,621)
                                      ==========   ===========   ===========   ===========   ===========
Net Income (Loss) per Share:
  Basic.............................  $     0.03   $      0.19   $     (0.46)  $     (0.01)  $     (0.47)
                                      ==========   ===========   ===========   ===========   ===========
  Diluted...........................  $     0.03   $      0.11   $     (0.46)  $     (0.01)  $     (0.47)
                                      ==========   ===========   ===========   ===========   ===========
Weighted Average Shares Outstanding:
  Basic.............................   9,784,824    10,192,404    11,432,945    10,541,513    12,568,677
                                      ==========   ===========   ===========   ===========   ===========
  Diluted...........................  13,422,112    18,316,989    11,432,945    10,541,513    12,568,677
                                      ==========   ===========   ===========   ===========   ===========
Pro Forma Net Loss per Share:
  Basic and Diluted (unaudited).....                             $     (0.30)                $     (0.26)
                                                                 ===========                 ===========
Pro Forma Weighted Average Shares
Outstanding:
  Basic and Diluted (unaudited).....                              17,500,366                  21,738,364
                                                                 ===========                 ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  I-MANY, INC.
  STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                              CONVERTIBLE PREFERRED STOCK
                                                                      -------------------------------------------
                                             SERIES C REDEEMABLE
                                               PREFERRED STOCK              SERIES A               SERIES B           COMMON
                                           ------------------------   ---------------------   -------------------     STOCK
                                                        REDEMPTION                 $.01 PAR              $.01 PAR   ----------
                                             SHARES        VALUE        SHARES      VALUE      SHARES     VALUE       SHARES
                                           ----------   -----------   ----------   --------   --------   --------   ----------
Balance, December 31, 1996...............          --   $       --            --   $    --          --    $   --    10,500,000
  Exercise of stock options..............          --           --            --        --          --        --       307,375
  Gain on extinguishment of debt with a
    related party........................          --           --            --        --          --        --            --
  Purchase of treasury stock.............          --           --            --        --          --        --            --
  Issuance of warrants to purchase Series
    B preferred stock....................          --           --            --        --          --        --            --
  Net income.............................          --           --            --        --          --        --            --
                                           ----------   -----------   ----------   -------    --------    ------    ----------
Balance, December 31, 1997...............          --           --            --        --          --        --    10,807,375
  Issuance of treasury stock upon the
    exercise of stock options............          --           --            --        --          --        --            --
  Exercise of stock options..............          --           --            --        --          --        --       104,875
  Sale of restricted common stock........          --           --            --        --          --        --        93,750
  Issuance of treasury stock and common
    stock upon the sale of restricted
    common stock.........................          --           --            --        --          --        --       681,000
  Deferred stock-based compensation
    associated with the sale of
    restricted common stock..............          --           --            --        --          --        --            --
  Amortization of deferred stock-based
    compensation.........................          --           --            --        --          --        --            --
  Conversion of promissory notes and
    accrued interest into Series A
    preferred stock......................          --           --     2,023,550    20,236          --        --            --
  Conversion of promissory notes into
    common stock.........................          --           --            --        --          --        --       223,200
  Exercise of warrants to purchase Series
    B preferred stock....................          --           --            --        --     400,000     4,000            --
  Net issuance of common stock for
    services.............................          --           --            --        --          --        --        36,250
  Reclassification of accumulated losses
    of S corporation.....................          --           --            --        --          --        --            --
  Net income.............................          --           --            --        --          --        --            --
                                           ----------   -----------   ----------   -------    --------    ------    ----------
Balance, December 31, 1998...............          --           --     2,023,550    20,236     400,000     4,000    11,946,450
  Issuance of Series C redeemable
    preferred stock, net of issuance
    costs of $16,549.....................   1,244,325   12,488,917            --        --          --        --            --
  Accretion of dividends on Series C
    redeemable preferred stock...........          --        2,746            --        --          --        --            --
  Exercise of stock options..............          --           --            --        --          --        --       337,435
  Deferred stock-based compensation
    associated with the issuance of stock
    options..............................          --           --            --        --          --        --            --
  Amortization of deferred stock-based
    compensation.........................          --           --            --        --          --        --            --
  Net loss...............................          --           --            --        --          --        --            --
                                           ----------   -----------   ----------   -------    --------    ------    ----------
Balance, December 31, 1999...............   1,244,325   12,491,663     2,023,550    20,236     400,000     4,000    12,283,885
  Exercise of stock options..............          --           --            --        --          --        --     1,488,463
  Accretion of dividends on Series C
    redeemable preferred stock...........          --      252,455            --        --          --        --            --
  Amortization of deferred stock-based
    compensation.........................          --           --            --        --          --        --            --
  Exercise of warrants to purchase common
    stock................................          --           --            --        --          --        --       223,187
  Net loss...............................          --           --            --        --          --        --            --
                                           ----------   -----------   ----------   -------    --------    ------    ----------
Balance, March 31, 2000 (unaudited)......   1,244,325   12,744,118     2,023,550    20,236     400,000     4,000    13,995,535
  Pro forma conversion of redeemable and
    convertible preferred stock to common
    stock................................  (1,244,325)  (12,744,118)  (2,023,550)  (20,236)   (400,000)   (4,000)    9,169,687
                                           ----------   -----------   ----------   -------    --------    ------    ----------
Pro forma balance, March 31, 2000
  (Unaudited)............................          --   $       --            --   $    --          --    $   --    23,165,222
                                           ==========   ===========   ==========   =======    ========    ======    ==========

                                                                       SERIES B PREFERRED
                                                                             STOCK                            TREASURY
                                           ----------   ADDITIONAL          WARRANTS          DEFERRED         STOCK
                                           $.0001 PAR     PAID-IN     --------------------   STOCK-BASED     ----------
                                            VALUE         CAPITAL     NUMBER       VALUE     COMPENSATION      SHARES
                                           ----------   -----------   --------   ---------   -------------   ----------
Balance, December 31, 1996...............    $1,050     $       150        --    $      --     $      --             --
  Exercise of stock options..............        31           1,590        --           --            --             --
  Gain on extinguishment of debt with a
    related party........................        --         576,891        --           --            --             --
  Purchase of treasury stock.............        --              --        --           --            --      2,529,438
  Issuance of warrants to purchase Series
    B preferred stock....................        --              --    16,000      563,724            --             --
  Net income.............................        --              --        --           --            --             --
                                             ------     -----------   -------    ---------     ---------     ----------
Balance, December 31, 1997...............     1,081         578,631    16,000      563,724            --      2,529,438
  Issuance of treasury stock upon the
    exercise of stock options............        --        (577,696)       --           --            --     (1,878,063)
  Exercise of stock options..............        10          31,268        --           --            --             --
  Sale of restricted common stock........        10          74,990        --           --            --             --
  Issuance of treasury stock and common
    stock upon the sale of restricted
    common stock.........................        68         773,424        --           --            --       (651,375)
  Deferred stock-based compensation
    associated with the sale of
    restricted common stock..............        --          75,000        --           --       (75,000)            --
  Amortization of deferred stock-based
    compensation.........................        --              --        --           --         8,594             --
  Conversion of promissory notes and
    accrued interest into Series A
    preferred stock......................        --       5,848,222        --           --            --             --
  Conversion of promissory notes into
    common stock.........................        22         149,978        --           --            --             --
  Exercise of warrants to purchase Series
    B preferred stock....................        --       2,559,724   (16,000)    (563,724)           --             --
  Net issuance of common stock for
    services.............................         4          57,996        --           --            --             --
  Reclassification of accumulated losses
    of S corporation.....................        --      (4,306,822)       --           --            --             --
  Net income.............................        --              --        --           --            --             --
                                             ------     -----------   -------    ---------     ---------     ----------
Balance, December 31, 1998...............     1,195       5,264,715        --           --       (66,406)            --
  Issuance of Series C redeemable
    preferred stock, net of issuance
    costs of $16,549.....................        --              --        --           --            --             --
  Accretion of dividends on Series C
    redeemable preferred stock...........        --              --        --           --            --             --
  Exercise of stock options..............        34          69,745        --           --            --             --
  Deferred stock-based compensation
    associated with the issuance of stock
    options..............................        --         187,500        --           --      (187,500)            --
  Amortization of deferred stock-based
    compensation.........................        --              --        --           --        18,750             --
  Net loss...............................        --              --        --           --            --             --
                                             ------     -----------   -------    ---------     ---------     ----------
Balance, December 31, 1999...............     1,229       5,521,960        --           --      (235,156)            --
  Exercise of stock options..............       149         181,079        --           --            --             --
  Accretion of dividends on Series C
    redeemable preferred stock...........        --              --        --           --            --             --
  Amortization of deferred stock-based
    compensation.........................        --              --        --           --        16,406             --
  Exercise of warrants to purchase common
    stock................................        22         149,980        --           --            --             --
  Net loss...............................        --              --        --           --            --             --
                                             ------     -----------   -------    ---------     ---------     ----------
Balance, March 31, 2000 (unaudited)......     1,400       5,853,019        --           --      (218,750)            --
  Pro forma conversion of redeemable and
    convertible preferred stock to common
    stock................................       917      12,767,437        --           --            --             --
                                             ------     -----------   -------    ---------     ---------     ----------
Pro forma balance, March 31, 2000
  (Unaudited)............................    $2,317     $18,620,456        --    $      --     $(218,750)            --
                                             ======     ===========   =======    =========     =========     ==========

                                                                            TOTAL
                                                                         STOCKHOLDERS'
                                           ------------   ACCUMULATED      EQUITY
                                               COST         DEFICIT       (DEFICIT)
                                           ------------   ------------   ------------
Balance, December 31, 1996...............  $         --   $(4,800,708)   $(4,799,508)
  Exercise of stock options..............            --            --          1,621
  Gain on extinguishment of debt with a
    related party........................            --            --        576,891
  Purchase of treasury stock.............    (3,000,000)           --     (3,000,000)
  Issuance of warrants to purchase Series
    B preferred stock....................            --            --        563,724
  Net income.............................            --       323,626        323,626
                                           ------------   ------------   -----------
Balance, December 31, 1997...............    (3,000,000)   (4,477,082)    (6,333,646)
  Issuance of treasury stock upon the
    exercise of stock options............     2,212,142    (1,634,146)           300
  Exercise of stock options..............            --            --         31,278
  Sale of restricted common stock........            --            --         75,000
  Issuance of treasury stock and common
    stock upon the sale of restricted
    common stock.........................       787,858            --      1,561,350
  Deferred stock-based compensation
    associated with the sale of
    restricted common stock..............            --            --             --
  Amortization of deferred stock-based
    compensation.........................            --            --          8,594
  Conversion of promissory notes and
    accrued interest into Series A
    preferred stock......................            --            --      5,868,458
  Conversion of promissory notes into
    common stock.........................            --            --        150,000
  Exercise of warrants to purchase Series
    B preferred stock....................            --            --      2,000,000
  Net issuance of common stock for
    services.............................            --            --         58,000
  Reclassification of accumulated losses
    of S corporation.....................            --     4,306,822             --
  Net income.............................            --     1,911,787      1,911,787
                                           ------------   ------------   -----------
Balance, December 31, 1998...............            --       107,381      5,331,121
  Issuance of Series C redeemable
    preferred stock, net of issuance
    costs of $16,549.....................            --            --             --
  Accretion of dividends on Series C
    redeemable preferred stock...........            --        (2,746)        (2,746)
  Exercise of stock options..............            --            --         69,779
  Deferred stock-based compensation
    associated with the issuance of stock
    options..............................            --            --             --
  Amortization of deferred stock-based
    compensation.........................            --            --         18,750
  Net loss...............................            --    (5,219,944)    (5,219,944)
                                           ------------   ------------   -----------
Balance, December 31, 1999...............            --    (5,115,309)       196,960
  Exercise of stock options..............            --            --        181,228
  Accretion of dividends on Series C
    redeemable preferred stock...........            --      (252,455)      (252,455)
  Amortization of deferred stock-based
    compensation.........................            --            --         16,406
  Exercise of warrants to purchase common
    stock................................            --            --        150,002
  Net loss...............................            --    (5,702,166)    (5,702,166)
                                           ------------   ------------   -----------
Balance, March 31, 2000 (unaudited)......            --   (11,069,930)    (5,410,025)
  Pro forma conversion of redeemable and
    convertible preferred stock to common
    stock................................            --            --     12,744,118
                                           ------------   ------------   -----------
Pro forma balance, March 31, 2000
  (Unaudited)............................  $         --   $(11,069,930)  $ 7,334,093
                                           ============   ============   ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  I-MANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                              THREE MONTHS
                                                                      YEARS ENDED DECEMBER 31,              ENDED MARCH 31,
                                                               --------------------------------------   ------------------------
                                                                  1997          1998         1999          1999         2000
                                                               -----------   ----------   -----------   ----------   -----------
                                                                                                              (UNAUDITED)
Cash Flows from Operating Activities:
  Net income (loss).........................................   $   323,626   $1,911,787   $(5,219,944)  $  (58,192)  $(5,702,166)
  Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities--
    Depreciation and amortization...........................       160,568      357,430       732,402      141,155       435,031
    Deferred income taxes...................................            --     (406,950)      406,950     (254,210)           --
    Amortization of debt discount...........................       171,568       98,039            --           --            --
    Compensation expense related to common stock issued for
      services..............................................            --       58,000            --           --            --
    Amortization of deferred stock-based compensation.......            --        8,594        18,750        4,688        16,406
    Deferred rent...........................................        40,388       (9,043)      (39,468)     (11,841)           --
    Changes in assets and liabilities--
      Accounts receivable...................................       667,630   (1,942,344)   (2,331,538)     182,894     1,427,760
      Unbilled receivables..................................    (1,295,250)    (654,241)       50,424     (875,146)   (2,789,662)
      Prepaid expenses and other current assets.............        21,234      (36,814)     (294,120)     (20,034)      (32,877)
      Prepaid and refundable income taxes...................            --           --      (481,438)          --       192,089
      Accounts payable......................................        61,595      257,021     2,377,361      415,673     3,116,255
      Accrued expenses......................................       867,525    1,027,760     2,951,929     (376,652)     (506,700)
      Deferred service revenue..............................    (1,339,027)   1,114,163     1,639,039      152,524       332,560
      Unearned product revenue..............................     1,310,000   (1,195,332)    1,390,407      238,994      (233,700)
                                                               -----------   ----------   -----------   ----------   -----------
        Net cash provided by (used in) operating
          activities........................................       989,857      588,070     1,200,754     (460,147)   (3,745,004)
                                                               -----------   ----------   -----------   ----------   -----------
Cash Flows from Investing Activities:
  Purchases of property and equipment.......................      (326,999)    (939,115)   (3,764,316)    (408,871)   (4,491,587)
  Decrease (increase) in other assets.......................          (721)     (25,088)        2,295           --      (621,574)
                                                               -----------   ----------   -----------   ----------   -----------
        Net cash used in investing activities...............      (327,720)    (964,203)   (3,762,021)    (408,871)   (5,113,161)
                                                               -----------   ----------   -----------   ----------   -----------
Cash Flows from Financing Activities:
  Net proceeds from sale of Series C redeemable convertible
    preferred stock.........................................            --           --    12,488,917           --            --
  Proceeds from sale of restricted common stock.............            --    1,636,350            --           --            --
  Proceeds from exercise of Series B preferred stock
    warrants................................................            --    2,000,000            --           --            --
  Proceeds from exercise of common stock warrants...........            --           --            --           --       150,002
  Payments on capital lease obligations.....................       (31,023)     (36,060)      (33,492)      (8,942)       (8,001)
  Proceeds from convertible promissory notes................     6,150,000           --            --           --            --
  Payments on long-term debt................................    (1,981,750)          --            --           --            --
  Proceeds from exercise of stock options...................            33       33,166        69,779       22,240       181,228
  Payment on loans from stockholders........................      (209,001)          --            --           --            --
  Bank overdraft............................................            --           --       228,873           --     1,292,442
  Purchase of treasury stock................................    (3,000,000)          --            --           --            --
                                                               -----------   ----------   -----------   ----------   -----------
        Net cash provided by financing activities...........       928,259    3,633,456    12,754,077       13,298     1,615,671
                                                               -----------   ----------   -----------   ----------   -----------
Net Increase (Decrease) in Cash and Cash Equivalents........     1,590,396    3,257,323    10,192,810     (855,720)   (7,242,494)
Cash and Cash Equivalents, beginning of period..............       281,620    1,872,016     5,129,339    5,129,339    15,322,149
                                                               -----------   ----------   -----------   ----------   -----------
Cash and Cash Equivalents, end of period....................   $ 1,872,016   $5,129,339   $15,322,149   $4,273,619   $ 8,079,655
                                                               ===========   ==========   ===========   ==========   ===========
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for interest..................   $   436,028   $   26,828   $    10,604   $    3,199   $       730
                                                               ===========   ==========   ===========   ==========   ===========
  Cash paid during the period for taxes.....................   $        --   $       --   $   353,835   $       --   $        --
                                                               ===========   ==========   ===========   ==========   ===========
Supplemental Disclosure of Noncash Investing and Financing
Activities:
  Accretion of dividends on Series C redeemable convertible
    preferred stock.........................................   $        --   $       --   $     2,746   $       --   $   252,455
                                                               ===========   ==========   ===========   ==========   ===========
  Deferred stock-based compensation associated with the
    issuance of stock options...............................   $        --   $       --   $   187,500   $       --   $        --
                                                               ===========   ==========   ===========   ==========   ===========
  Conversion of promissory notes and accrued interest into
    Series A preferred stock................................   $        --   $5,868,458   $        --   $       --   $        --
                                                               ===========   ==========   ===========   ==========   ===========
  Conversion of promissory notes into common stock..........   $        --   $  150,000   $        --   $       --   $        --
                                                               ===========   ==========   ===========   ==========   ===========
  Issuance of warrants to purchase Series B preferred
    stock...................................................   $   563,724   $       --   $        --   $       --   $        --
                                                               ===========   ==========   ===========   ==========   ===========
  Gain on extinguishment of debt with a related party.......   $   576,891   $       --   $        --   $       --   $        --
                                                               ===========   ==========   ===========   ==========   ===========
  Property and equipment acquired under capital lease
    obligations.............................................   $    60,469   $       --   $        --   $       --   $        --
                                                               ===========   ==========   ===========   ==========   ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  I-MANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

    I-many, Inc. (the Company), formerly SCC Technologies, Inc., provides solutions and related professional services that allow clients to manage complex contract purchasing arrangements. Historically, the Company's primary customer base includes parties involved in the sale and distribution of pharmaceutical and other healthcare products, including manufacturers, purchasers, groups of purchasers and distributors. The Company was originally incorporated in 1989 in the Commonwealth of Massachusetts as a Subchapter S corporation. On April 2, 1998, the Company reorganized and reincorporated in the State of Delaware as a Subchapter C corporation.

    The Company's financial statements reflect the application of certain accounting policies, as described below and elsewhere in these notes to financial statements.

(A) INTERIM FINANCIAL STATEMENTS

    The accompanying balance sheet as of March 31, 2000 and the statements of operations, cash flows and stockholders' equity (deficit) for the three months ended March 31, 1999 and 2000 are unaudited, but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of results for these interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted, although the Company believes that the disclosures included are adequate to make the information presented not misleading. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the entire fiscal year or any other interim period.

(B) REVENUE RECOGNITION

    The Company recognizes revenue in accordance with Statement of Position
(SOP) No. 97-2, SOFTWARE REVENUE RECOGNITION and SOP 98-9, SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN ARRANGEMENTS. The Company generates revenues from licensing its software and providing professional services, training and maintenance and support services. Historically, product revenues have been principally comprised of software license fees generated from the Company's Contract Administration and Reporting System, or CARS, software suite.

    The Company sells software, professional services, training and maintenance and support services. In multiple-element arrangements, the Company allocates the total fee to professional services, training and maintenance and support services based on the fair value of those elements, which is defined as the price charged when those elements are sold separately. The residual amount is then allocated to the software license fee.

    The Company recognizes software license fees upon execution of a signed license agreement and delivery of the software, provided there are no significant post-delivery obligations, the payment is fixed or determinable and collection is probable. If an acceptance period is required, revenues are recognized upon customer acceptance. The Company provides for sales returns at the time of revenue recognition based on historical experience. To date, such returns have not been significant.

    Service revenues include professional services, training and maintenance and support services. Professional service revenues are recognized as the services are performed for time and materials contracts and using the percentage-of-completion method for fixed fee contracts. If conditions for

                                  I-MANY, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) acceptance exist, professional service revenues are recognized upon customer acceptance. For fixed fee professional service contracts, the Company provides for anticipated losses when the loss becomes known and can be reasonably estimated. To date, losses incurred on fixed fee contracts have not been significant. Training revenues are recognized as the services are provided. Maintenance and customer support fees are recognized ratably over the term of the maintenance contract on a straight-line basis. When maintenance and support is included in the total license fee, the Company allocates a portion of the total fee to maintenance and support based upon the price paid by the customer to purchase maintenance and support in the second year.

    In the latter part of 1999, the Company started offering its clients an enterprise agreement that includes a software license, maintenance and support and a fixed number of days of professional services. Clients opting for this enterprise agreement will enter into a three-year, fixed-fee, all-inclusive agreement payable in three equal annual installments commencing upon the execution of the agreement. Due to the extended payment terms, the Company recognizes the software license and maintenance and support component ratably over the term of the enterprise agreement and recognizes the professional service component as the related services are performed, provided that the aggregate revenue recognized under the enterprise agreement does not exceed the total cash received.

    Payments received from customers at the inception of a maintenance period are treated as deferred service revenues and recognized straight-line over the maintenance period. Payments received from customers in advance of product shipment or revenue recognition are treated as unearned product revenues and recognized when the product is shipped to the customer or when earned. Substantially all of the amounts included in cost of revenues represent direct costs related to the delivery of professional services, training and maintenance and customer support. To date, cost of product revenues have not been significant. The company has recorded minimal historical revenues related to its e-commerce solution.

(C) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(D) CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid securities purchased with original maturities of 90 days or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market value, and primarily consist of money market funds and overnight investments that are readily convertible to cash.

                                  I-MANY, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(E) DEPRECIATION AND AMORTIZATION

    The Company provides for depreciation and amortization using the straight-line method over the following estimated useful lives:

                                                              ESTIMATED USEFUL
                        DESCRIPTION                                LIVES
------------------------------------------------------------  ----------------
Computer software...........................................    2-3 years
Computer hardware...........................................     5 years
Furniture and equipment.....................................     7 years
Equipment under capital leases..............................     5 years

(F) LONG-LIVED ASSETS

    The Company assesses the realizability of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF. The Company reviews its long-lived assets for impairment as events and circumstances indicate the carrying amount of an asset may not be recoverable. The Company evaluates the realizability of its long-lived assets based on profitability and cash flow expectations for the related asset. As a result of its review, the Company does not believe that any impairment currently exists related to its long-lived assets.

(G) RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are charged to operations as incurred. SFAS No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have not been material. As such, for the years ended
December 31, 1997, 1998, 1999, and the three months ended March 31, 1999 and 2000, all research and development costs have been expensed as incurred.

(H) COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE

    Beginning in the second half of 1999, the Company has incurred significant expenditures related to the design and development of an Internet website. The Company accounts for internal-use software, including software development costs related to the website, in accordance with SOP 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. In accordance with this statement, costs incurred during the preliminary project stage and costs incurred for data conversion, training and maintenance are expensed as incurred. Once the preliminary project stage is completed, external direct costs incurred during the application development stage are capitalized and amortized on a straight-line basis over two years, which is the estimated useful life of the software. For the years ended December 31, 1997 and 1998, no software development costs related to the website were incurred or capitalized. For the year ended December 31, 1999 and the three months ended March 31, 2000, the Company incurred approximately $2,978,000 and $4,426,000, respectively, of software

                                  I-MANY, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) development costs related to the web site, of which $2,000,000 and $3,283,000, respectively, was capitalized based on costs incurred with a third party and the remainder was charged to research and development expense. Capitalized software development related to the web site are included in computer software as part of property and equipment in the accompanying balance sheets.

(I) CONCENTRATIONS OF CREDIT RISK

    SFAS No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, requires disclosure of any significant off-balance-sheet risk and concentrations of credit risk. The Company does not have any significant off-balance-sheet risk. Financial instruments that potentially expose the Company to concentrations of credit risk consist of cash equivalents and accounts receivable. Concentration of credit risk with respect to cash equivalents is limited because the Company places its investments in highly rated institutions. Concentration of credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited. The Company maintains an allowance for potential credit losses but historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographic area.

    The Company had certain customers whose accounts receivable balances individually represented a significant percentage of total accounts receivable at period-end, as follows:

                                                                                       THREE MONTHS
                                                                 DECEMBER 31,         ENDED MARCH 31,
                                                              -------------------   -------------------
                                                                1998       1999       1999       2000
                                                              --------   --------   --------   --------
                                                                                        (UNAUDITED)
Customer A..................................................      *         25%         *          *
Customer B..................................................      *         12%         *          *
Customer C..................................................      *         12%         *          *
Customer D..................................................     27%         *          *         45%
Customer E..................................................      *          *         18%         *
Customer F..................................................      *          *         14%         *
Customer G..................................................      *          *         10%         *
Customer H..................................................      *          *          *         14%
Customer I..................................................      *          *          *         23%

                                  I-MANY, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company had certain customers whose revenues individually represented a significant percentage of total net revenues, as follows:

                                                                                                THREE MONTHS
                                                                     DECEMBER 31,              ENDED MARCH 31,
                                                            ------------------------------   -------------------
                                                              1997       1998       1999       1999       2000
                                                            --------   --------   --------   --------   --------
                                                                                                 (UNAUDITED)
Customer J................................................      *          *         11%         *          *
Customer K................................................     16%         *          *          *          *
Customer C................................................     12%         *          *          *          *
Customer M................................................     10%         *          *          *          *
Customer H................................................      *          *          *         22%         *
Customer D................................................      *          *          *          *         37%

------------------------

*   Was less than 10% of the Company's total

(J) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's cash and cash equivalents, accounts receivable, accounts payable and capital lease obligations approximate fair value due to the short-term nature of these instruments.

(K) NET INCOME (LOSS) PER SHARE

    In accordance with SFAS No. 128, EARNINGS PER SHARE, basic and diluted net income (loss) per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average basic and diluted number of shares of common stock outstanding during the period. The calculation of basic weighted average shares outstanding excludes unvested restricted common stock (see Note 5(a)). For periods in which a net loss has been incurred, the calculation of diluted net loss per share excludes potential common stock, as their effect is antidilutive. Potential common stock is composed of
(i) incremental shares of common stock issuable upon the exercise of outstanding stock options and warrants; (ii) shares of common stock issuable upon the exchange or conversion of preferred stock and convertible debt; and
(iii) unvested restricted common stock subject to repurchase by the Company. In accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 98, EARNINGS PER SHARE IN AN INITIAL PUBLIC OFFERING, the Company determined that there were no nominal issuances of common stock prior to the Company's initial public offering (IPO).

                                  I-MANY, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    A reconciliation between the shares used to compute basic and diluted net income (loss) per share is as follows:

                                                                                 THREE MONTHS
                                           YEAR ENDED DECEMBER 31,              ENDED MARCH 31,
                                     ------------------------------------   -----------------------
                                        1997         1998         1999         1999         2000
                                     ----------   ----------   ----------   ----------   ----------
Weighted average common shares
  outstanding......................   9,784,824   11,011,984   12,137,097   11,967,638   12,709,302
Less--Weighted average unvested
  common shares outstanding........          --      819,580      704,151    1,426,125      140,625
                                     ----------   ----------   ----------   ----------   ----------
Basic weighted average shares
  outstanding......................   9,784,824   10,192,404   11,432,945   10,541,513   12,568,677
Add--Incremental effect of the
  following:
  Unvested restricted common
    stock..........................          --      819,580           --           --           --
  Convertible preferred stock......          --    1,555,766           --           --           --
  Convertible debt.................   1,572,528    3,613,482           --           --           --
  Stock options....................   2,064,760    2,083,889           --           --           --
  Stock warrants...................          --       51,868           --           --           --
                                     ----------   ----------   ----------   ----------   ----------
Diluted weighted average shares
  outstanding......................  13,422,112   18,316,989   11,432,945   10,541,513   12,568,677
                                     ==========   ==========   ==========   ==========   ==========

    The calculation of diluted net income (loss) per share excludes the following potential shares of common stock:

                                                                                 THREE MONTHS
                                            YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                                       ----------------------------------   -----------------------
                                         1997        1998         1999         1999         2000
                                       ---------   ---------   ----------   ----------   ----------
Unvested restricted common stock.....         --          --      704,151    1,426,125      140,625
Convertible preferred stock..........         --          --    6,067,421    6,058,875    9,169,688
Stock options........................         --   1,819,563    2,543,594    2,054,054    4,732,319
Stock warrants.......................  1,223,188          --      164,780      124,255           --
                                       ---------   ---------   ----------   ----------   ----------
                                       1,223,188   1,819,563    9,479,946    9,663,309   14,042,632
                                       =========   =========   ==========   ==========   ==========

    In computing diluted net income per share for the years ended December 31, 1997 and 1998, approximately $113,000 and $60,000, respectively, has been added back to net income applicable to common stockholders related to interest expense on convertible debt that is assumed to have been converted to common stock.

(L) UNAUDITED PRO FORMA BALANCE SHEET

    Upon the closing of the IPO, each outstanding share of convertible preferred stock and redeemable convertible preferred stock will be converted into common stock at the applicable

                                  I-MANY, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) conversion ratios, as defined. This conversion has been reflected in the unaudited pro forma balance sheet as of March 31, 2000.

(M) PRO FORMA NET LOSS PER SHARE (UNAUDITED)

    The Company's capital structure at March 31, 2000 is not indicative of its capital structure after the closing of the IPO due to the anticipated conversion of all shares of convertible preferred stock and redeemable convertible preferred stock into common stock concurrent with the closing of the Company's IPO. Accordingly, pro forma net loss per share is presented for the year ended December 31, 1999 and the three months ended March 31, 2000 assuming (i) the net loss before the accretion of preferred stock dividends and (ii) the conversion of all outstanding shares of convertible preferred stock into common stock using the as-converted method from their respective dates of issuance, but excluding shares to be issued in the IPO.

(N) RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. SOP 98-1 is effective for financial statements for the years beginning after December 15, 1998. SOP 98-1 provides guidance regarding accounting for computer software developed or obtained for internal use, including the requirement to capitalize specified costs and amortization of such costs. The Company adopted SOP 98-1 beginning January 1, 1999.

    In April 1998, the AICPA issued SOP 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES. SOP 98-5 is effective for fiscal years beginning after December 15, 1998 and provides guidance on the financial reporting of start-up activities and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As the Company historically expensed these costs as incurred, the adoption of this standard had no impact on the Company's results of operations, financial position or cash flows.

    In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is not expected to have a material impact on the Company's financial statements.

(O) COMPREHENSIVE INCOME (LOSS)

    SFAS No. 130, REPORTING COMPREHENSIVE INCOME, requires disclosure of all components of comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For the years ended December 31, 1997, 1998, 1999 and the three months ended March 31, 1999 and 2000, the Company had no items of other comprehensive income; therefore, comprehensive income (loss) for all periods presented is the same as reported net income (loss).

                                  I-MANY, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(P) RECLASSIFICATIONS

    Certain prior year account balances have been reclassified to be consistent with the current year's presentation.

(2) DETAILS OF FINANCIAL STATEMENT COMPONENTS

                                                                DECEMBER 31,         MARCH 31,
                                                           -----------------------   ----------
                                                              1998         1999         2000
                                                           ----------   ----------   ----------
Property and Equipment:
  Computer software......................................  $  268,408   $2,705,700   $6,063,512
  Computer hardware......................................   1,017,778    1,986,251    2,885,435
  Furniture and equipment................................     272,326      465,025      699,616
  Equipment under capital leases.........................     150,798      116,571      116,571
                                                           ----------   ----------   ----------
                                                            1,709,310    5,273,547    9,765,134
  Less--Accumulated depreciation and amortization........     700,757    1,233,080    1,668,111
                                                           ----------   ----------   ----------
                                                           $1,008,553   $4,040,467   $8,097,023
                                                           ==========   ==========   ==========

                                                                DECEMBER 31,         MARCH 31,
                                                           -----------------------   ----------
                                                              1998         1999         2000
                                                           ----------   ----------   ----------
Accrued Expenses:
  Accrued software development costs.....................  $       --   $1,375,000   $  455,000
  Accrued payroll and benefits...........................   1,360,946    1,301,896    1,235,362
  Accrued consulting.....................................          --      892,930    1,103,167
  Accrued commissions....................................     359,146      810,534      559,561
  Accrued professional fees..............................     158,448       90,000      360,000
  Accrued other..........................................     186,255      546,364      796,934
                                                           ----------   ----------   ----------
                                                           $2,064,795   $5,016,724   $4,510,024
                                                           ==========   ==========   ==========

                                  I-MANY, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(3) CONVERTIBLE PROMISSORY NOTES

    In May 1997, the Company issued convertible promissory notes (the 12% Notes) in a private placement in the principal amount of $150,000. The 12% Notes bore interest at a rate of 12% per annum, payable upon maturity (June 30, 1998) or upon conversion of the notes. At the option of the note holders, the 12% Notes were convertible at any time on or prior to June 30, 1998 into an aggregate of 223,200 shares of common stock. In June 1998, the note holders exercised their option to convert all principal outstanding under the 12% Notes into common stock. In conjunction with the 12% Notes, the Company also issued to the note holders warrants to purchase an aggregate of 223,187 shares of common stock at an exercise price of $0.67 per share. The Company has calculated the value of these warrants using the Black-Scholes option pricing model. As the calculated value was immaterial, the Company has recorded no value for the warrants. In January 2000, the warrant holders exercised all warrants then outstanding for total proceeds to the Company of approximately $150,000.

    In September 1997, the Company issued convertible promissory notes (the 6% Notes) in a private placement in the principal amount of $6,000,000. The 6% Notes bore interest at a rate of 6% per annum, payable upon maturity
(August 31, 1998) or upon conversion of the notes. At the option of the note holders, the 6% Notes and accrued interest were convertible into an aggregate of 2,023,550 shares of Series A preferred stock. In March 1998, the note holders exercised their option to convert all principal and accrued interest then outstanding into Series A preferred stock. In conjunction with the 6% Notes, the Company also issued to the note holders warrants to purchase an aggregate of 400,000 shares of Series B preferred stock at an exercise price of $5.00 per share and with an expiration date of December 31, 1998. At the time of issuance, the fair market value of the warrants, calculated using the Black-Scholes option pricing model, was recorded as an original issuance discount on the 6% Notes in the amount of $563,724. The discount was being amortized as additional interest expense over the term of the 6% Notes. In December 1998, the warrant holders exercised all Series B preferred stock warrants then outstanding for total proceeds to the Company of $2,000,000.

(4) REDEEMABLE CONVERTIBLE PREFERRED STOCK

    The Company has authorized 1,250,000 shares of redeemable convertible preferred stock, all of which have been designated Series C redeemable convertible preferred stock (the Series C). On December 30, 1999, the Company sold 1,244,325 shares of the Series C for aggregate proceeds of approximately $12,505,000. The rights, preferences and privileges of the Series C are as follows:

DIVIDENDS

    The holders of the Series C preferred stock are entitled to a cumulative 8% dividend, compounded daily, on the Series C preferred stock issuance price ($10.05 per share). Such dividends will be paid either in cash or in shares of the Series C preferred stock, at the option of the holder upon the occurrence of certain dilutive events, as defined.

VOTING

    The holders of the Series C preferred stock are entitled to a number of votes on all corporate matters equal to the number of shares of common stock into which the preferred stock is then convertible. The holders of the Series C preferred stock are entitled to elect one representative to the Board of Directors.

                                  I-MANY, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(4) REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
CONVERSION

    Subsequent to the effectiveness of the 2.5-for-1 stock split described in
Note 10 to the financial statements, each share of the Series C preferred stock is convertible at the option of the holder into 2.5 shares of voting common stock. The conversion ratio is subject to further adjustment upon the occurrence of certain dilutive events, as defined. Upon (i) the consent of at least 67% of all outstanding series of preferred stock; or (ii) the consummation of a qualified public offering, all outstanding shares of Series C preferred stock will be converted to common stock. For the purposes of this provision, a qualified public offering is one in which the offering price per share is greater than $12.06 and the aggregate proceeds to the corporation are greater than $25,000,000.

LIQUIDATION

    Upon the occurrence of a liquidity event, as defined, the Series C liquidation amount will be the original Series C issue price per share ($10.05) plus all accrued and unpaid dividends thereon. After liquidation payments are made to the holders of the Series A, the Series B and the Series C preferred stock, the holders of the Series C preferred stock will share with the common stockholders in the remaining assets for distribution in proportion to the number of shares of common stock into which the Series C preferred stock is then convertible, up to an amount per share equal to the Series C issue price ($10.05 per share).

REDEMPTION

    The Series C preferred stock is redeemable in an amount equal to the Series C issue price ($10.05 per share) plus all accrued and unpaid dividends thereon. Because the Series C preferred stock is redeemable at the option of the holder, the Series C is being carried at its redemption value and is classified outside of stockholders' equity (deficit) in the accompanying financial statements. The Series C redemption shall occur as follows:

    - On the fifth anniversary of the original issuance date (December 30, 2004), 33% of the outstanding Series C preferred stock shall be redeemed at the option of the holder.

    - On the sixth anniversary of the original issuance date (December 30, 2005), 50% of the then outstanding Series C preferred stock shall be redeemed at the option of the holder.

    - On the seventh anniversary of the original issuance date (December 30, 2006), all of the remaining outstanding shares of the Series C preferred stock shall be redeemed at the option of the holder.

(5) STOCKHOLDERS' EQUITY (DEFICIT)

(A) COMMON STOCK


    Upon its re-incorporation in March 1998, the Company effected a 25-for-1 stock split. In March 2000, the Company approved the amendment of its certificate of incorporation and approved a 2.5-for-1 stock split, which was effected as a stock dividend on July 11, 2000. The Board also voted to amend its authorized capital stock to include 105,000,000 shares of capital stock of which 100,000,000 shares are designated as common stock, $0.0001 par value and 5,000,000 shares are undesignated

                                  I-MANY, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(5) STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

preferred stock, $0.01 par value per share. All share and per share amounts in the accompanying financial statements and notes have been retroactively adjusted in all periods presented to reflect these stock splits. At March 31, 2000, the Company had reserved the following shares of common stock for issuance upon the conversion of preferred stock and upon the exercise of options:


    Conversion of Series A preferred stock......................   5,058,875
    Conversion of Series B preferred stock......................   1,000,000
    Conversion of Series C redeemable preferred stock...........   3,110,813
    Exercise of stock options...................................   6,508,790
                                                                  ----------
                                                                  15,678,478
                                                                  ==========

    During 1998, the Company sold at fair market value 1,238,625 shares of restricted common stock to an officer of the Company. The restricted common stock vested over four years. Upon the termination of this officer in 1999, all unvested shares became fully vested in accordance with the terms of the original restricted stock purchase agreement. During 1998, the Company sold at less than fair market value 187,500 shares of restricted common stock to a director of the Company, for which the Company recorded deferred compensation of $75,000 that is being amortized over the vesting period of the restricted stock. The restricted stock vests over four years.

    During 1999, the Company granted 187,500 options to purchase common stock at less than fair market value to a director of the Company, for which the Company recorded deferred compensation of $187,500 that is being amortized over the vesting period of the options. These options vest over four years.

(B) CONVERTIBLE PREFERRED STOCK

    The Company has authorized 2,500,000 shares of convertible preferred stock with a par value of $.01 per share, of which 2,100,000 shares have been designated Series A preferred stock (the Series A) and 400,000 shares have been designated Series B preferred stock (the Series B) (collectively, the Convertible Preferred Stock). The Convertible Preferred Stock is subject to the following rights and preferences:

DIVIDENDS

    The holders of the Series A and the Series B preferred stock shall be entitled to share in any dividends declared and paid on the common stock pro rata in accordance with the number of shares of common stock into which the Convertible Preferred Stock is then convertible.

VOTING

    The holders of Convertible Preferred Stock are entitled to a number of votes on all corporate matters equal to the number of shares of common stock into which the Convertible Preferred Stock is then convertible.

                                  I-MANY, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(5) STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
CONVERSION

    Subsequent to the effectiveness of the 2.5-for-1 stock split described in
Note 10 to the financial statements, each share of Convertible Preferred Stock is convertible at the option of the holder into 2.5 shares of voting common stock. The conversion ratio is subject to further adjustment upon the occurrence of certain dilutive events, as defined. Upon (i) the consent of at least 67% of the outstanding Convertible Preferred Stock or (ii) the consummation of a qualified public offering, all outstanding shares of Convertible Preferred Stock will be converted to common stock at the applicable conversion ratio, as defined. For the purposes of this provision, a qualified public offering is one in which the offering price per share is greater than $12.06 and the aggregate proceeds to the corporation are greater than $25,000,000.

LIQUIDATION

    Upon the occurrence of a liquidity event, as defined, the Series A and the Series C preferred stock have preference in liquidation over the Series B preferred stock and the Series B preferred stock has preference in liquidation over common stock. The Convertible Preferred Stock liquidation amounts are subject to adjustment, as defined, to prevent dilution.

    In the event that the liquidation amount per share is less than $11.86 (four times the Series A purchase price of $2.90 per share), then the Series A liquidation amount will be the sum of (i) $2.90 per share; (ii) a pro rata share of the remaining proceeds calculated based on the number of common shares into which the Series A is then convertible; and (iii) all declared but unpaid dividends thereon. In the event that the liquidation amount per share is greater than $11.86, then the Series A liquidation amount will be the sum of (i) a pro rata share of the proceeds available for distribution calculated based on the number of common shares into which the Series A is then convertible; and
(ii) all declared but unpaid dividends thereon.

    The Series B liquidation amount is equal to $5.00 per share plus all declared but unpaid dividends thereon.

REDEMPTION

    The Series A and Series B preferred stock are not redeemable.

(C) STOCK OPTION PLANS

    In May 1994, the Company adopted the 1994 Stock Plan (the 1994 Plan), for which 4,375,000 shares of common stock have been reserved. Under the terms of the 1994 Plan, the Company may grant nonqualified or incentive stock options, make awards of stock or authorize stock purchases by directors, officers, employees or consultants of the Company. The exercise price for option grants shall be determined by the Board of Directors but in no event shall be less than
(i) the fair market value of the common stock, in the case of incentive stock options, or (ii) the lesser of (a) the book value per share of the Company or
(b) 10% of the fair market value of the common stock, in the case of nonqualified stock options. Option grants under the 1994 Plan generally vest over a period of five years and terminate 10 years from the date of grant.

                                  I-MANY, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(5) STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    In April 1997, the Company adopted the 1997 Stock Option/Stock Issuance Plan (the 1997 Plan), for which 6,250,000 shares of common stock have been reserved. Under the terms of the 1997 Plan, the Company may grant nonqualified or incentive stock options, make awards of stock or authorize stock purchases by directors, officers, employees or consultants of the Company. The exercise price for option grants shall be determined by the Board of Directors but in no event shall be less than (i) the fair market value of the common stock in the case of incentive stock options or (ii) the lesser of (a) the book value per share of the Company or (b) 30% of the fair market value of the common stock in the case of nonqualified stock options. Option grants under the 1997 Plan generally vest over a period of four to five years, as determined by the Board of Directors, and expire 10 years from the date of grant.

    The following table summarizes stock option activity under all of the Company's stock option plans:

                                                                                              WEIGHTED
                                                                            RANGE OF          AVERAGE
                                                         NUMBER OF          EXERCISE          EXERCISE
                                                           SHARES            PRICES            PRICE
                                                         ----------   ---------------------   --------
Balance, December 31, 1996.............................   3,511,188   $        0.002--0.016    $0.008
  Granted..............................................     998,500                   0.016     0.016
  Exercised............................................    (307,375)           0.002--0.016     0.004
  Canceled.............................................    (125,000)                  0.016     0.016
                                                         ----------   ---------------------    ------
Balance, December 31, 1997.............................   4,077,313            0.002--0.016     0.008
  Granted..............................................   1,819,563            1.200--1.516     1.248
  Exercised............................................  (1,982,938)           0.002--1.200     0.016
  Canceled.............................................    (803,750)           0.016--1.200     0.872
                                                         ----------   ---------------------    ------
Balance, December 31, 1998.............................   3,110,188            0.016--1.516     0.504
  Granted..............................................   3,153,188            1.516--3.800     2.704
  Exercised............................................    (337,435)           0.016--1.200     0.208
  Canceled.............................................    (370,078)           0.016--1.516     1.412
                                                         ----------   ---------------------    ------
Balance, December 31, 1999.............................   5,555,863            0.016--3.800     1.712
  Granted (unaudited)..................................     552,938           4.200--10.800     6.036
  Exercised (unaudited)................................  (1,488,463)           0.016--1.516     0.160
  Canceled (unaudited).................................     (12,500)           3.000--4.200     3.600
                                                         ----------   ---------------------    ------
Balance, March 31, 2000 (unaudited)....................   4,607,838   $       0.016--10.800    $2.724
                                                         ==========   =====================    ======
Exercisable, December 31, 1997.........................   3,276,498   $        0.002--0.016    $0.008
                                                         ==========   =====================    ======
Exercisable, December 31, 1998.........................   1,648,500   $        0.016--1.516    $0.048
                                                         ==========   =====================    ======
Exercisable, December 31, 1999.........................   1,698,020   $        0.016--3.800    $0.156
                                                         ==========   =====================    ======
Exercisable, March 31, 2000 (unaudited)................     561,920   $        0.016--1.516    $0.936
                                                         ==========   =====================    ======

                                  I-MANY, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(5) STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    Additional information regarding options outstanding and exercisable as of March 31, 2000 is as follows:

                                      WEIGHTED
                                       AVERAGE
                        NUMBER OF     REMAINING     NUMBER OF
      RANGE OF           OPTIONS     CONTRACTUAL     OPTIONS
  EXERCISE PRICES      OUTSTANDING      LIFE       EXERCISABLE
--------------------   -----------   -----------   -----------
$              0.016      254,620        6.31        181,545
        1.200--1.516    1,510,718        8.48        380,375
        2.800--3.000    1,833,313        9.31             --
        3.800--4.200      855,313        9.73             --
              10.800      153,874        9.93             --
                        ---------        ----        -------
                        4,607,838        8.97        561,920
                        =========        ====        =======

    The Company applies Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, in accounting for its stock compensation plans. In cases where options are granted or stock is issued at a price below fair market value, the Company calculates compensation as the difference between the fair market value, as determined by the Board of Directors, and the exercise or issuance price. The Company recognizes compensation expense over the vesting term of the related option or common share. Had compensation expense for stock options been determined based on the fair values at the grant dates for awards under the plans consistent with the method of accounting prescribed by SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company's net income (loss) would have been decreased (increased) to the pro forma amounts indicated below.

                                                                                THREE MONTHS
                                          YEAR ENDED DECEMBER 31,              ENDED MARCH 31,
                                    -----------------------------------   -------------------------
                                      1997        1998         1999          1999          2000
                                    --------   ----------   -----------   -----------   -----------
Net income (loss)--
  As reported.....................  $323,626   $1,911,787   $(5,219,944)  $   (58,192)  $(5,702,166)
  Pro forma.......................   322,949    1,909,712    (5,377,609)      (97,608)   (5,763,708)
Basic net income (loss) per
  share--
  As reported.....................  $   0.03   $     0.19   $     (0.46)  $     (0.01)  $     (0.47)
  Pro forma.......................      0.03         0.19         (0.47)        (0.01)        (0.48)
Diluted net income (loss) per
  share--
  As reported.....................  $   0.03   $     0.11   $     (0.46)  $     (0.01)  $     (0.47)
  Pro forma.......................      0.03         0.11         (0.47)        (0.01)        (0.48)

                                  I-MANY, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(5) STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    The Company's calculations for the grants under its stock option plans were made using the Black-Scholes option pricing model with the following assumptions:

                                                                                       THREE MONTHS
                                                      YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                                   ------------------------------   -------------------
                                                     1997       1998       1999       1999       2000
                                                   --------   --------   --------   --------   --------
Risk-free interest rates.........................    6%         6%         6%         6%         6%
Dividend yield...................................    --         --         --         --         --
Volatility.......................................    --         --         --         --         --
Expected term....................................  7 years    7 years    7 years    7 years    7 years
Weighted average fair value of options granted
  during the period..............................  $0.02      $1.07      $2.32      $1.30      $5.18

(D) WARRANTS

    In May 1997, the Company issued warrants to purchase 223,187 shares of common stock at an exercise price of $0.67 per share to investors in connection with a private placement of the Company's convertible promissory notes (see
Note 3). The Company had 223,187 warrants outstanding at December 31, 1998 and 1999. In January 2000, the warrant holders exercised all warrants then outstanding for total proceeds to the Company of approximately $150,000.

    In September 1997, the Company issued 400,000 warrants to purchase Series B preferred stock at an exercise price of $5.00 per share in conjunction with a private placement of the Company's convertible promissory notes (Note 3). In December 1998, the warrant holders exercised all Series B preferred stock warrants then outstanding for total proceeds to the Company of $2,000,000.

(6) INCOME TAXES

    At its inception, the Company elected to be treated as a Subchapter S corporation for income tax purposes. Since income taxes related to the income of Subchapter S corporations are the responsibility of the individual stockholders, no provision for income taxes was recorded in the accompanying financial statements for the year ended December 31, 1997 or for the period from January 1, 1998 through April 2, 1998. On April 2, 1998, the Company re-incorporated as a Subchapter C corporation and the Company's Subchapter S corporation status was terminated. On that date, the accumulated losses incurred during the period in which the Company was a Subchapter S corporation were reclassified to additional paid-in capital. As such, the Company's results of operations were taxed as a Subchapter C corporation for the period from April 3 through December 31, 1998, for which period a benefit for income taxes was recorded in the accompanying financial statements related to recording a deferred tax asset for certain future tax deductions for which it was deemed at the time more likely than not that the assets would be realized, due to actual and expected taxable income. Due to a change in the Company's profitability in 1999, the deferred tax asset was deemed not to be recoverable and, therefore, was expensed in the 1999 tax provision.

    For the year ended December 31, 1997 and the period from January 1, 1998 through April 2, 1998, a pro forma income tax adjustment is required to adjust the Company's net income as if the Company were a Subchapter C corporation for all periods presented. However, the Company generated sufficient

                                  I-MANY, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(6) INCOME TAXES (CONTINUED)
losses from operations in the years ended December 31, 1995 and 1996 to offset such taxable income. Therefore, no pro forma income tax adjustment has been presented.

    The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109, a deferred tax asset or liability is recorded for all temporary differences between book and tax reporting of assets and liabilities. A deferred tax valuation allowance is required if it is more likely than not that all or a portion of any deferred tax assets will not be realized. During the year ended December 31, 1999, the Company generated a net operating loss (NOL) carryforward of approximately $6,302,000 that is available to offset future taxable income through 2019. Due to the uncertainty surrounding the Company's ability to realize this NOL and the Company's other deferred tax assets, a full valuation allowance has been placed against the otherwise recognizable net deferred tax asset.

    The components of the (benefit from) provision for income taxes for the years ended December 31, 1997, 1998 and 1999 are as follows:

                                                                1997       1998        1999
                                                              --------   ---------   --------
Current--
  Federal...................................................   $   --    $  66,818   $(94,406)
  State.....................................................       --       19,437    (31,469)
                                                               ------    ---------   --------
                                                                   --       86,255   (125,875)
                                                               ------    ---------   --------
Deferred--
  Federal...................................................       --     (315,249)   305,213
  State.....................................................       --      (91,701)   101,737
                                                               ------    ---------   --------
                                                                   --     (406,950)   406,950
                                                               ------    ---------   --------
    Total (benefit) provision...............................   $   --    $(320,695)  $281,075
                                                               ======    =========   ========

    The approximate income tax effect of each type of temporary difference and carryforwards is as follows:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1998        1999
                                                              --------   ----------
Net operating loss carryforwards............................  $     --   $2,538,000
Cash to accrual adjustment..................................   406,950      305,000
Nondeductible reserves and accruals.........................        --      337,000
Capitalized website development costs.......................        --     (799,000)
Less--Valuation allowance...................................        --   (2,381,000)
                                                              --------   ----------
    Net deferred tax asset..................................  $406,950   $       --
                                                              ========   ==========

                                  I-MANY, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(6) INCOME TAXES (CONTINUED)
    A reconciliation of the federal statutory rate to the effective rate for the years ended December 31, 1997, 1998 and 1999 is as follows:

                                                                1997           1998           1999
                                                              --------       --------       --------
Federal statutory rate......................................      --%           34.0%        (34.0)%
State taxes, net of federal benefit.........................      --             6.3          (8.0)
Increase in valuation allowance.............................      --              --          48.2
Income allocable to Subchapter S corporation................      --           (10.6)           --
Conversion from Subchapter S to Subchapter C corporation....      --           (48.4)           --
Other.......................................................      --            (1.4)         (0.5)
                                                                ----          ------         -----
    Effective rate..........................................      --%          (20.1)%         5.7%
                                                                ====          ======         =====

(7) COMMITMENTS AND CONTINGENCIES

(A) LEASES

    The Company leases its facilities under operating lease agreements and certain of its equipment under noncancelable capital and operating lease agreements through 2004. Future minimum lease commitments under all noncancelable leases at December 31, 1999 are approximately as follows:

                                                              OPERATING    CAPITAL
                                                                LEASES      LEASES
                                                              ----------   --------
Year ended December 31,
2000........................................................  $  495,000   $28,602
2001........................................................     235,000    15,054
2002........................................................     226,000     5,938
2003........................................................     159,000        --
2004........................................................      17,000        --
                                                              ----------   -------
  Total minimum lease payments..............................  $1,132,000    49,594
                                                              ==========
Less--Amount representing interest..........................                 8,183
                                                                           -------
  Present value of minimum lease payments...................                41,411
Less--Current portion of capital lease obligations..........                23,073
                                                                           -------
  Capital lease obligations, net of current portion.........               $18,338
                                                                           =======

    Total rent expense was approximately $219,000, $278,000 and $409,000 for the years ended December 31, 1997, 1998 and 1999, respectively, and approximately $129,000, and $152,000 for the quarters ended March 31, 1999 and 2000, respectively.

(B) CONTINGENCIES

    From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues for contingent liabilities when it is probable or

                                  I-MANY, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(7) COMMITMENTS AND CONTINGENCIES (CONTINUED) likely that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect to the financial position or results of operations of the Company.

(8) SEGMENT DISCLOSURE

    The Company measures operating results as a single reportable segment, which provides multiple products and services that allow manufacturers, purchasers and intermediaries to manage their complex contracts for the purchase and sale of goods. To date, all of the Company's revenues have been derived from customers located within the United States and all of the Company's assets and operations are located within the United States.

(9) VALUATION AND QUALIFYING ACCOUNTS

    A summary of the valuation and qualifying accounts of the Company related to the allowance for doubtful accounts for the years ended December 31, 1998 and 1999 and the three months ended March 31, 2000 is as follows:

Allowance for doubtful accounts at December 31, 1997........  $      --
  Additions.................................................    205,000
  Write-offs................................................   (105,000)
                                                              ---------
Allowance for doubtful accounts at December 31, 1998........    100,000
  Additions.................................................    362,250
  Write-offs................................................   (212,250)
                                                              ---------
Allowance for doubtful accounts at December 31, 1999........    250,000
  Additions.................................................         --
  Write-offs................................................         --
                                                              ---------
Allowance for doubtful accounts at March 31, 2000
  (unaudited)...............................................  $ 250,000
                                                              =========

(10) SUBSEQUENT EVENTS

(A) STRATEGIC RELATIONSHIP AGREEMENT

    In May 2000, the Company entered into a Strategic Relationship Agreement (the Agreement) with The Procter & Gamble Company (P&G), pursuant to which P&G has designated the Company for a period of at least three years as their exclusive provider of purchase contract management software for their commercial products group. In addition, P&G has agreed to provide the Company with certain strategic marketing and business development services over the term of the Agreement. P&G also entered into an agreement to license certain software and technology from the Company.

    As consideration for entering into the Agreement, the Company will pay P&G a royalty of up to 10% of the revenue derived from the commercial products market, as defined. In addition, the Company granted to P&G a fully exercisable warrant to purchase 875,000 shares of common stock. The warrant is exercisable for a period of two years and the exercise price of the warrant is equal to either
(a) the price per share to the public in the IPO, or, (b) if the IPO does not close prior to August 1,

                                  I-MANY, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(10) SUBSEQUENT EVENTS (CONTINUED)
2000, then the fair market value per share of common stock of the Company on August 1, 2000. In addition, the Company agreed to grant P&G warrants to purchase up to an additional 125,000 shares of common stock, exercisable at the then current fair market value per share, upon the achievement of milestones set forth in the Agreement, as defined.


    Using the Black-Scholes option pricing model and based upon an exercise price equal to the assumed IPO price of $10.00 per share and a volatility factor of 85%, the Company has calculated the fair value of the fully exercisable warrant to purchase 875,000 shares of common stock as approximately $4,200,000. In accordance with Emerging Issues Task Force Issue No. 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES, this amount will be recorded by the Company in the second quarter of 2000 as, first, a reduction of the revenue derived from the license agreement with P&G, and, second, a component of sales and marketing expense. The Company will calculate and record the fair value of the warrants to purchase up to an additional 125,000 shares of common stock as P&G provides the services set forth in the Agreement.



(B) STOCK INCENTIVE PLANS


    In March 2000, the Board of Directors voted to approve the 2000 Stock Incentive Plan, the 2000 Employee Stock Purchase Plan and the 2000 Non-Employee Director Stock Option Plan. The 2000 Stock Incentive Plan provides for the grant of up to 2,500,000 shares of common stock in the form of incentive stock options, non-statutory stock options, restricted stock awards and other stock-based awards. All of the Company's officers, employees, directors, consultants and advisors are eligible to receive awards under the 2000 Stock Incentive Plan. The 2000 Employee Stock Purchase Plan authorizes the issuance of up to a total of 1,250,000 shares of common stock to participating employees at 85% of the closing price of the common stock on the first day or last day of each offering period, whichever is lower. The 2000 Non-Employee Director Stock Option Plan provides for the grant of up to 562,500 shares of common stock in the form of non-statutory stock options to directors who are not employees. Each non-employee director will initially be granted an option to purchase 62,500 shares of common stock; in addition, each non-employee director will receive an option to purchase 25,000 shares of common stock on the date of each annual meeting of stockholders.


(C) LINE-OF-CREDIT AGREEMENT


    In April 2000, the Company entered into a revolving line-of-credit agreement with a bank whereby the Company may borrow up to $3,000,000, limited to 80% of eligible accounts receivable, as defined in the agreement. Borrowings under the line-of-credit agreement bear interest at the bank's prime rate (9.0% at March 31, 2000) plus 2.0% per annum and are secured by substantially all assets of the Company. The line-of-credit agreement terminates on April 25, 2001.

    As consideration for entering into the line-of-credit agreement, the Company issued to the bank a warrant to purchase 100,000 shares of the Company's common stock. The warrant is exercisable for a period of two years following the earlier to occur of (a) the closing of the Company's initial public offering or
(b) August 1, 2000. The exercise price of the warrant is equal to either
(a) $9.00 per share in the event that the warrant becomes exercisable as a result of the initial public offering, or (b) the fair market value per share of the Company's common stock on August 1, 2000.

                           [Inside Back Cover Art]

The inside back cover is a graphic: the I-many logo sits at the center of the graphic, with the market participants--manufacturers, distributors, buyers and intermediaries--as spokes of a wheel coming from the I-many center.

                                     [LOGO]

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

           [SEPARATE COVER FOR PRELIMINARY INTERNATIONAL PROSPECTUS]
                  SUBJECT TO COMPLETION, DATED JULY 11, 2000.

                                     [LOGO]

                                7,500,000 SHARES

                                  COMMON STOCK

    I-many, Inc. is offering 7,500,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "IMNY." We anticipate that the initial public offering price will be between $9.00 and $11.00 per share.

                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                            ------------------------

                                                              PER SHARE            TOTAL
                                                              ---------         ------------
Public Offering Price.......................................   $                $
Underwriting Discounts and Commissions......................   $                $
Proceeds to I-many..........................................   $                $

    THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    We have granted the underwriters a 30-day option to purchase up to an additional 1,125,000 shares of common stock to cover over-allotments.

                            ------------------------

ROBERTSON STEPHENS INTERNATIONAL
                         J.P. MORGAN SECURITIES LTD.
                                                                        SG COWEN

               THE DATE OF THIS PROSPECTUS IS             , 2000.

 [SEPARATE TABLE FOR PLAN OF DISTRIBUTION SECTION IN PRELIMINARY INTERNATIONAL
                                  PROSPECTUS]

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
FleetBoston Robertson Stephens Inc..........................
J.P. Morgan Securities Inc..................................
SG Cowen Securities Corporation.............................

INTERNATIONAL UNDERWRITER
FleetBoston Robertson Stephens International Limited........
J.P. Morgan Securities Ltd..................................
SG Cowen Securities Corporation.............................
                                                              ---------
  Total.....................................................  7,500,000
                                                              =========

    [SEPARATE TABLE FOR PLAN OF DISTRIBUTION SECTION IN FINAL INTERNATIONAL
                                  PROSPECTUS]

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
FleetBoston Robertson Stephens Inc. and FleetBoston
  Robertson Stephens International Limited..................
J.P. Morgan Securities Inc. and J.P. Morgan Securities
  Ltd. .....................................................
SG Cowen Securities Corporation.............................
                                                              ---------
  Total.....................................................  7,500,000
                                                              =========

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the common stock offered hereby are as follows:

SEC registration fee........................................  $   22,770
NASD filing fee.............................................       9,125
Nasdaq National Market listing fee..........................      95,000
Printing and engraving expenses.............................     200,000
Legal fees and expenses.....................................     400,000
Accounting fees and expenses................................     400,000
Blue Sky fees and expenses (including legal fees)...........      10,000
Transfer agent and registrar fees and expenses..............      10,000
Miscellaneous...............................................       3,105
                                                              ----------
Total.......................................................  $1,150,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article SEVENTH of the Registrant's Amended and Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

    Article EIGHTH of the Registrant's Amended and Restated Certificate of Incorporation sets forth procedures for the indemnification of the officers and directors of the Registrant. Article EIGHTH further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

    Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    Under Section 7 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Set forth in chronological order is information regarding unregistered securities issued and options granted by the Registrant during the three years prior to the date of this Registration Statement.

    1. On January 10, 2000, Goulder Investments Ltd. exercised warrants to purchase 74,375 common shares at $0.67 per share. On January 4, 2000, Bayview Ventures exercised warrants to purchase 148,812 common shares at $0.67 per share. These securities were offered and sold in reliance upon exemptions from the Securities Act registration requirements set forth in Rule 506 under the Securities Act, and in the alternative, under Section 4(2) of the Securities Act.

    On May 3, 1999 and July 27, 1999, we granted Leigh A. Powell options to purchase an aggregate of 812,500 common shares with an exercise price of $3.00 per share. On September 23, 1999, we granted Mr. Powell an option to purchase 28,875 common shares at an exercise price of $3.00 per share. On May 3, 1999 and September 23, 1999, we granted Philip M. St. Germain options for 87,500 and 21,875 common shares, respectively, with an exercise price of $3.00 per share. On December 1, 1999, we also granted Mr. St. Germain an option for 125,000 common shares with an exercise price of $3.80 per share. These securities were offered and sold in reliance upon the exemption provided under Section 4(2) of the Securities Act.

    On December 30, 1999, we issued and sold 1,244,325 shares of Series C preferred shares to certain accredited investors for aggregate consideration of $12,505,466. These securities were offered and sold in reliance upon exemptions from the Securities Act registration requirements set forth in Rule 506 under the Securities Act, and in the alternative, under Section 4(2) of the Securities Act.

    On April 29, 1998, we granted Leigh A. Powell and Philip M. St. Germain options to purchase 187,500 and 156,250 common shares, respectively, each with an exercise price of $1.20 per share. These securities were offered and sold in reliance upon the exemption provided under Section 4(2) of the Securities Act.

    On December 28, 1998, Insight Capital Partners II, L.P. exercised warrants to purchase 200,000 Series B preferred shares at $5.00 per share. On
December 30, 1998, WI Software Investors LLC exercised warrants to purchase 200,000 Series B preferred shares at $5.00 per share. These securities were offered and sold in reliance upon exemptions from the Securities Act registration requirements set forth in Rule 506 under the Securities Act, and in the alternative, under Section 4(2) of the Securities Act.

    On September 19, 1997, we issued and sold $6.0 million of senior notes due August 31, 1998 and an option to purchase 2,023,550 Series A preferred shares and warrants to purchase 400,000 Series B preferred shares to certain accredited investors for aggregate consideration of $6.0 million. On April 15, 1998, we issued and sold 2,023,550 shares of Series A preferred shares and warrants to purchase 400,000 shares of Series B preferred shares to certain accredited investors for aggregate consideration of $6.0 million, pursuant to the exercise of the aforementioned option and warrants. These securities were offered and sold in reliance upon exemptions from the Securities Act registration requirements set forth in Rule 506 under the Securities Act, and in the alternative, under Section 4(2) of the Securities Act.

    On May 27, 1997, we issued and sold $150,000 of 12% convertible notes due June 30, 1998 and warrants to purchase 223,187 shares (on a split-adjusted basis) of common stock to certain accredited investors for aggregate consideration of $150,000. On June 30, 1998, these notes were converted into an aggregate of 223,187 shares of common stock and the warrants were exercised. These securities were offered and sold in reliance upon exemptions from the Securities Act registration requirements set forth in Rule 506 under the Securities Act, and in the alternative, under Section 4(2) of the Securities Act.

    2. The Registrant from time to time has granted stock options to employees, directors and consultants. The following table sets forth certain information regarding such grants:

                                                                        RANGE OF
                                                       NUMBER OF        EXERCISE
                                                        SHARES           PRICES
                                                       ---------   -------------------
January 1, 1997 to December 31, 1997.................    998,500   $              0.02
January 1, 1998 to December 31, 1998.................  1,819,563   $         1.20-1.52
January 1, 1999 to December 31, 1999.................  3,153,188   $         1.52-3.80
January 1, 2000 to May 31, 2000......................    634,063   $        4.20-10.80

    The stock options issued in the foregoing transactions were made in reliance upon an exemption from registration under Rule 701 of the Securities Act. No underwriters were involved in the foregoing sales of securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits:


EXHIBIT NO.                                       EXHIBIT
-----------             ------------------------------------------------------------
 1+                     Form of Underwriting Agreement

 3.1+                   Certificate of Incorporation of the Registrant, as amended

 3.2+                   Form of Amended and Restated Certificate of Incorporation

 3.3+                   Bylaws

 3.4+                   Form of Amended and Restated Bylaws

 4.1+                   Specimen certificate for shares of common stock

 4.2+ Description of capital stock (contained in the Certificate of Incorporation filed as Exhibit 3.1)

 5+                     Opinion of Hale and Dorr LLP

 10.1+                  1994 Stock Plan

 10.2+                  1997 Stock Option/Stock Issuance Plan

 10.3+                  2000 Stock Incentive Plan

 10.4+                  2000 Non-Employee Director Stock Option Plan

 10.5+                  Amended and Restated Registration Rights Agreement, dated
                        December 30, 1999 by and among Registrant and the stockholders named therein

 10.5.1+                Amendment No. 1 to Amended and Restated Registration Rights
                        Agreement, dated December 30, 1999 by and among Registrant and the stockholders named therein

 10.5.2+                Amendment No. 2 to Amended and Restated Registration Rights
                        Agreement, dated December 30, 1999 by and among Registrant and the stockholders named therein

 10.6+                  Amended and Restated Stockholders' Agreement, dated December
                        30, 1999, by and among Registrant and the stockholders named therein

 10.7+                  Form of sublease agreement, dated February 11, 2000, between
                        Registrant and PXRE Corporation regarding premises at 399
                        Thornall Street, Edison, New Jersey

EXHIBIT NO.                                       EXHIBIT
-----------             ------------------------------------------------------------
 10.8+                  Lease agreement, dated September 30, 1998, between
                        Registrant and Metro Four Associates Limited Partnership
                        regarding premises at 379 Thornall Street, Suite 406,
                        Edison, New Jersey

 10.9+                  Lease agreement, dated September 25, 1997, between
                        Registrant and Hega Realty Trust regarding premises at 537
                        Congress Street, Portland, Maine

 10.10+                 Lease agreement, dated May 24, 1996, between Registrant and
                        Hega Realty regarding premises at 537 Congress Street,
                        Suites 500, 501 and 504, Portland, Maine

 10.11+                 First Amendment, dated February 8, 1999, to lease agreement, dated May 24, 1996, for premises at 537 Congress Street,
                        Suites 500, 501 and 504, Portland, Maine

 10.12+ Second Amendment, dated May 27, 1999, to lease agreement, dated May 24, 1996, for premises at 537 Congress Street,
                        Suites 500, 501 and 504, Portland, Maine

 10.13+ Third Amendment, dated March 13, 2000, to lease agreement, dated May 24, 1996, for premises at 537 Congress Street,
                        Suites 500, 501 and 504, Portland, Maine

 10.14+ Fourth Amendment, dated April 5, 2000, to lease agreement, dated May 24, 1996, for premises at 537 Congress Street,
                        Suites 500, 501 and 504, Portland, Maine

 10.15+ Employment letter, dated July 27, 1999, between Registrant and A. Leigh Powell

 10.16+                 Employment agreement, dated December 23, 1997, between
                        Registrant and Philip St. Germain

 10.17+                 Employment letter, dated December 26, 1998, between
                        Registrant and Steven I. Hirschfeld

 10.18+                 Employment letter, dated January 6, 1998, between Registrant and Thomas Mucher

 10.19+ Employment letter, dated July 23, 1999, between Registrant and Terry Nicholson

 10.20+                 Employment agreement, dated April 27, 1998, between
                        Registrant and Gerald O'Connell

 10.21+                 Form of Indemnification Agreement between the Registrant and each of its directors and officers

 10.22+                 Master Services Agreement, dated November 15, 1999, between
                        Registrant and Sapient Corporation

 10.23+                 Strategic Relationship Agreement with The Procter and Gamble
                        Company, dated May 1, 2000

 10.24+                 Warrant issued to The Procter and Gamble Company, dated
                        May 1, 2000

 10.25+                 Accounts Receivable Financing Agreement, dated as of April
                        26, 2000, between Registrant and Silicon Valley Bank

 10.26+                 Warrant issued to Silicon Valley Bank, dated April 26, 2000

 10.27+                 Assignment of Lease, dated May 5, 2000, by and between
                        Registrant and GoFish.com, Inc. regarding premises at 511
                        Congress Street, sixth floor, Portland, Maine

 23.1+                  Consent of Hale and Dorr LLP (contained in Exhibit 5)

 23.2                   Consent of Arthur Andersen LLP

 24+                    Power of Attorney of directors

EXHIBIT NO.                                       EXHIBIT
-----------             ------------------------------------------------------------
 27+                    Financial Data Schedule


------------------------

+   Previously filed.

    (b) Financial Statement Schedules.

SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

    All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 4 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN PORTLAND, MAINE ON JULY 11, 2000.


                                                       I-MANY, INC.

                                                       By:  /s/ A. LEIGH POWELL
                                                            -----------------------------------------
                                                            A. Leigh Powell
                                                            President and Chief Executive Officer

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 4 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                SIGNATURE                                   TITLE(S)                       DATE
                ---------                                   --------                       ----
/s/ A. LEIGH POWELL
---------------------------------           Chief Executive Officer, President and    July 11, 2000
A. Leigh Powell                               Director (Principal Executive Officer)

/s/ PHILIP M. ST. GERMAIN                   Chief Financial Officer, Treasurer and
---------------------------------             Director (Principal Financial and       July 11, 2000
Philip M. St. Germain                         Accounting Officer)

*/s/ WILLIAM DOYLE
---------------------------------           Chairman of the Board of Directors        July 11, 2000
William Doyle

*/s/ JEFFREY HORING
---------------------------------           Director                                  July 11, 2000
Jeffrey Horing

*/s/ JOHN C. PHELAN
---------------------------------           Director                                  July 11, 2000
John C. Phelan

*By: /s/ A. LEIGH POWELL
---------------------------------
A. Leigh Powell
Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT NO.                                       EXHIBIT
-----------             ------------------------------------------------------------
 1+                     Form of Underwriting Agreement

 3.1+                   Certificate of Incorporation of the Registrant, as amended

 3.2+                   Form of Amended and Restated Certificate of Incorporation

 3.3+                   Bylaws

 3.4+                   Form of Amended and Restated Bylaws

 4.1+                   Specimen certificate for shares of common stock

 4.2+ Description of capital stock (contained in the Certificate of Incorporation filed as Exhibit 3.1)

 5+                     Opinion of Hale and Dorr LLP

 10.1+                  1994 Stock Plan

 10.2+                  1997 Stock Option/Stock Issuance Plan

 10.3+                  2000 Stock Incentive Plan

 10.4+                  2000 Non-Employee Director Stock Option Plan

 10.5+                  Amended and Restated Registration Rights Agreement, dated
                        December 30, 1999 by and among Registrant and the stockholders named therein

 10.5.1+                Amendment No. 1 to Amended and Restated Registration Rights
                        Agreement, dated December 30, 1999 by and among Registrant and the stockholders named therein

 10.5.2+                Amendment No. 2 to Amended and Restated Registration Rights
                        Agreement, dated December 30, 1999 by and among Registrant and the stockholders named therein

 10.6+                  Amended and Restated Stockholders' Agreement, dated December
                        30, 1999, by and among Registrant and the stockholders named therein

 10.7+                  Form of sublease agreement, dated February 11, 2000, between
                        Registrant and PXRE Corporation regarding premises at 399
                        Thornall Street, Edison, New Jersey

 10.8+                  Lease agreement, dated September 30, 1998, between
                        Registrant and Metro Four Associates Limited Partnership regarding premises at 379 Thornall Street, Suite 406,
                        Edison, New Jersey

 10.9+                  Lease agreement, dated September 25, 1997, between
                        Registrant and Hega Realty Trust regarding premises at 537
                        Congress Street, Portland, Maine

 10.10+                 Lease agreement, dated May 24, 1996, between Registrant and
                        Hega Realty regarding premises at 537 Congress Street,
                        Suites 500, 501 and 504, Portland, Maine

 10.11+                 First Amendment, dated February 8, 1999, to lease agreement, dated May 24, 1996, for premises at 537 Congress Street,
                        Suites 500, 501 and 504, Portland, Maine

 10.12+ Second Amendment, dated May 27, 1999, to lease agreement, dated May 24, 1996, for premises at 537 Congress Street,
                        Suites 500, 501 and 504, Portland, Maine

 10.13+ Third Amendment, dated March 13, 2000, to lease agreement, dated May 24, 1996, for premises at 537 Congress Street,
                        Suites 500, 501 and 504, Portland, Maine

 10.14+ Fourth Amendment, dated April 5, 2000, to lease agreement dated May 24, 1996, for premises at 537 Congress Street,
                        Suites 500, 501 and 504, Portland, Maine

EXHIBIT NO.                                       EXHIBIT
-----------             ------------------------------------------------------------
 10.15+                 Employment letter, dated July 27, 1999, between Registrant and A. Leigh Powell

 10.16+                 Employment agreement, dated December 23, 1997, between
                        Registrant and Philip St. Germain

 10.17+                 Employment letter, dated December 26, 1998, between
                        Registrant and Steven I. Hirschfeld

 10.18+                 Employment letter, dated January 6, 1998, between Registrant and Thomas Mucher

 10.19+ Employment letter, dated July 23, 1999, between Registrant and Terry Nicholson

 10.20+                 Employment agreement, dated April 27, 1998, between
                        Registrant and Gerald O'Connell

 10.21+                 Form of Indemnification Agreement between the Registrant and each of its directors and officers

 10.22+                 Master Services Agreement, dated November 15, 1999 between
                        Registrant and Sapient Corporation

 10.23+                 Strategic Relationship Agreement with The Procter and Gamble
                        Company, dated May 1, 2000

 10.24+                 Warrant issued to The Procter and Gamble Company, dated
                        May 1, 2000

 10.25+                 Accounts Receivable Financing Agreement, dated as of
                        April 26, 2000, between Registrant and Silicon Valley Bank

 10.26+                 Warrant issued to Silicon Valley Bank, dated April 26, 2000

 10.27+                 Assignment of Lease, dated May 5, 2000, by and between
                        Registrant and GoFish.com, Inc. regarding premises at 511
                        Congress Street, sixth floor, Portland, Maine

 23.1+                  Consent of Hale and Dorr LLP (contained in Exhibit 5)

 23.2                   Consent of Arthur Andersen LLP

 24+                    Power of Attorney of directors

 27+                    Financial Data Schedule


------------------------

+   Previously filed.